UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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CONSOL Energy Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CONSOL Energy Inc.

CNX Center

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

Telephone (724) 485-4000

Annual Meeting of Shareholders

to be held on May 7, 2014

Dear Shareholder:

You are cordially invited to attend CONSOL Energy Inc.’s 2014 Annual Meeting of Shareholders on May 7, 2014 at 10:00 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, Wright Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231.

The enclosed Notice of Annual Meeting and Proxy Statement describe the various matters to be acted upon at the meeting. Whether or not you plan to attend the Annual Meeting, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by internet (as described in the enclosed proxy card or voting instruction card) or by completing and returning the enclosed proxy card or voting instruction card, which requires no postage if mailed in the United States.

If you need assistance, please contact CONSOL’s Investor Relations Office at (724) 485-4000. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 accompanies this Proxy Statement.

We appreciate your ownership of CONSOL Energy Inc. and hope you will be able to join us at this year’s Annual Meeting.

Sincerely,

J. Brett Harvey Chairman of the Board and Chief Executive Officer

March 28, 2014

CONSOL Energy Inc.

CNX Center

1000 CONSOL Energy Drive

Canonsburg, PA 15317

Telephone (724) 485-4000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 7, 2014

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of CONSOL Energy Inc. (“CONSOL” or the “Corporation”) will be held on May 7, 2014, at 10:00 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, Wright Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231, for the following purposes:

1.	To elect twelve directors to hold office in accordance with the Amended and Restated Bylaws of CONSOL;

2.	To ratify the anticipated selection of Ernst & Young LLP, an independent registered public accounting firm, as the independent auditor of CONSOL for the fiscal year ending December 31, 2014;

3.	To approve the compensation paid to our named executives in 2013, as reported in this Proxy Statement;

4.	If properly presented, to consider and vote upon a shareholder proposal regarding political contributions;

5.	If properly presented, to consider and vote upon a shareholder proposal regarding a climate change report; and

6.	If properly presented, to consider and vote upon a shareholder proposal regarding an independent board chairman.

By resolution of the Board of Directors, we have fixed the close of business on March 12, 2014 as the record date for determining the shareholders of CONSOL entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Whether or not you plan to attend the Annual Meeting, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by internet (as described in the enclosed proxy card or voting instruction card) or by completing and returning the enclosed proxy card or voting instruction card, which requires no postage if mailed in the United States. Your prompt response will be helpful and your cooperation is appreciated. If you attend the Annual Meeting, you may withdraw your proxy and vote in person, if you so choose.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS’ MEETING TO BE HELD ON MAY 7, 2014: The Proxy Statement, form of proxy, Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and related materials are available at www.edocumentview.com/CNX or contact the Investor Relations Department at the address and phone number above.

Sincerely,

Stephanie L. Gill Vice President, Deputy General Counsel and Corporate Secretary

March 28, 2014

PROXY SUMMARY - 2014

This Proxy Summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. Please read the entire Proxy Statement carefully before voting.

Annual Meeting of the Shareholders

Time and Date:	Wednesday, May 7, 2014, at 10:00 a.m. Eastern Time

Place:	Hyatt Regency Pittsburgh International Airport, Wright Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231

Record Date:	March 12, 2014

Voting:	Shareholders of CONSOL Energy Inc. (“CONSOL” or the “Corporation”) as of the record date are entitled to vote. Each share of CONSOL common stock is entitled to one vote for each director nominee and one vote for each of the other proposals on which to be voted.

Annual Report

CONSOL’s Annual Report to Shareholders is being mailed together with this Proxy Statement on or about March 24, 2014 to shareholders of record, as of March 12, 2014, of CONSOL common stock.

Proposals for Meeting

1.	Elect Twelve Directors

The following table provides summary information about each director nominee as of March 12, 2014. Each director nominee is elected annually by a majority of votes cast.

		Director Since			Committee Memberships
Name	Age		Occupation	Independent	AC	CC	HSE	FC	NCG
J. Brett Harvey	63	1998	CONSOL Chairman and Chief Executive Officer
Nicholas J. DeIuliis	45	-	CONSOL President
Philip W. Baxter	65	2009	Former President Stan Johnson Company; Lead Independent Director of CONSOL and Stan Johnson Company	X	X	X			X
James E. Altmeyer, Sr.	75	2003	Former President/Chief Executive Officer and Chairman of Altmeyer Funeral Homes, Inc.	X			C	X
Alvin R Carpenter	72	2013	Former Vice Chairman of CSX Corporation; Director of Stein Mart, Inc. and of Regency Centers Corporation	X		C		X
William E. Davis	71	2004	Former Chairman and Chief Executive Officer of Niagara Mohawk Power Corporation	X			X		C
Raj K. Gupta	71	2004	Former Vice President of Strategic Planning of Phillips Petroleum Company and Former Chairman of Quetzal Energy Inc.	X	C		X
David C. Hardesty, Jr.	68	2005	President Emeritus and Professor of Law at West Virginia University				X	X
Maureen E. Lally-Green	64	2013	Former Judge on the Superior Court of Pennsylvania; Associate General Secretary and Director of the Office for Church Relations for the Diocese of Pittsburgh; Director of Federated Mutual Fund Complex	X			X		X
John T. Mills	66	2006	Former Chief Financial Officer of Marathon Oil Corporation	X	X	X
William P. Powell	58	2004	Managing Partner of 535 Partners LLC	X				X	X
Joseph T. Williams	76	2004	Former Chairman and Chief Executive Officer of DevX Energy, Inc.	X		X		C

AC	Audit Committee
CC	Compensation Committee
HSE	Health, Safety and Environmental Committee
FC	Finance Committee
NCG	Nominating and Corporate Governance Committee
C	Committee Chair

2.	Ratify the Anticipated Selection of Ernst & Young LLP (Auditors)

As a matter of good corporate governance, we are asking shareholders to ratify the anticipated selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

3.	Approve Named Executive Compensation

We provide our shareholders with an annual advisory vote to approve the compensation paid to our named executive officers (“named executives” or “NEOs”). The following 2013-2014 business and compensation highlights demonstrate the direct linkage between our pay practices with respect to our named executives and our short- and long-term corporate financial and stock performance.

4.	Consider Shareholder Proposal Regarding Political Contributions

As described later, a shareholder has submitted a proposal regarding disclosure of political contributions made by CONSOL and CONSOL’s related policies and procedures. For the reasons set forth in “Proposal No. 4 – Shareholder Proposal Regarding Political Contributions,” the Board of Directors (the “Board”) recommends that you vote AGAINST this proposal.

5.	Consider Shareholder Proposal Regarding a Climate Change Report

As described later, a shareholder has submitted a proposal requesting the issuance of a climate change report by CONSOL. For the reasons set forth in “Proposal No. 5 – Shareholder Proposal Regarding a Climate Change Report,” the Board recommends that you vote AGAINST this proposal.

6.	Consider Shareholder Proposal Regarding an Independent Board Chairman

As described later, a shareholder has submitted a proposal requesting that CONSOL adopt a policy that the Chairman of the Board be an independent director. For the reasons set forth in “Proposal No. 6 – Shareholder Proposal Regarding an Independent Board Chair,” the Board recommends that you vote AGAINST this proposal.

The Board recommends that you vote FOR the election of each of the director nominees listed in Proposal 1, FOR Proposals 2 and 3, and AGAINST Proposals 4, 5 and 6.

2013 - 2014 Business, Compensation and Corporate Governance Highlights

Business Highlights

•

Demonstrated Strong Stock Price Performance: Our stock price increased 18.5% in 2013. CONSOL ranked in the 69th percentile relative to its current Total Shareholder Return (“TSR”) Peer Group described on page 42.

•

Maintained Strong Financial Performance in Very Challenging Markets for Coal and Natural Gas in 2013: In very challenging markets, CONSOL delivered strong results in 2013: (i) net income of $660 million in 2013; (ii) cash flow from operations of $659 million in 2013; and (iii) strong liquidity at year-end of $2.1 billion, including $327 million in cash. We also continue to reinvest in our business in a measured way while keeping our liquidity strong. To this end, fourth quarter capital investments in continued operations were $483 million, of which $300 million were in natural gas-related projects.

•

Completed Sale of Five Coal Mines for $3.5 Billion in Value: CONSOL reduced its exposure to the coal markets by selling its five West Virginia coal mines, representing 26.7 million tons of production in 2013, to Murray Energy Corporation. By selling these low growth assets, we de-levered the balance sheet by $3 billion and generated $850 million of cash which we are using to grow our gas business.

•

Acquired 100,000 Marcellus Shale Acres: As a result of the transactions with Dominion Transmission, Inc. (“DTI”), the Allegheny County Airport Authority and a Monroe County, Ohio landowner group, CONSOL acquired 100,000 acres (on terms which we believe to be at or below market rates) that exactly align with our growth strategy. With these transactions, CONSOL has further positioned itself as an asset-rich company. CONSOL is focused on growing shareholder value as well as achieving our anticipated 30% annual gas production growth through 2016. We are making substantial investments in growing our natural gas business, and we achieved record quarterly production of 48.5 billion cubic feet equivalent (“Bcfe”) in the fourth quarter of 2013, with overall natural gas production up 16% quarter-over-quarter.

•

Increased Total Gas Proved Reserves by 44%: Total gas proved reserves, as of December 31, 2013, were a record 5.73 trillion cubic feet equivalent (“Tcfe”), which represents a 44% increase from the 3.99 Tcfe at year-end 2012. In 2013, CONSOL added 1.63 Tcfe (net to CONSOL) of proved reserves through extensions and discoveries. Drilling and completion costs incurred during 2013 directly attributable to extensions and discoveries were $679.7 million. When divided by the extensions and discoveries of 1.63 Tcfe, this yields a drill bit finding and development cost of $0.42 per thousand cubic feet equivalent (“Mcfe”). This is the fifth consecutive year that CONSOL achieved sub-$0.50 per Mcfe drill bit finding and development costs, which we believe to be among the lowest in the nation.

•

Utilized Short Stage Lengths (“SSL”) and Reduced Cluster Spacing (“RCS”) Completion Techniques to Achieve Production of 24-hour production rates as high as 18.4 MMcf/d: During 2013, CONSOL had 52 operating Marcellus Shale wells turned in line with an average completed lateral length of 5,483 feet. The utilization of enhanced completion techniques of SSL and RCS resulted in initial 24-hour production rates as high as 18.4 million cubic feet per day (“MMcf/d”). Four of these wells averaged over 10 MMcf/d for 30 days. Wells completed in this manner have shown initial production rates improving by as much as 40%.

•

Successfully Transitioned Management Team: CONSOL successfully managed the retirement of three named executive officers (Chief Financial Officer, Executive Vice President – Corporate Affairs and Executive Vice President – Energy Sales) in 2013 by smoothly transitioning company management to their designated successors in accordance with Board-approved plans. Then in early 2014, CONSOL hired a seasoned executive to serve as its new Chief Operating Officer for its Exploration and Production Division. And after the Annual Meeting, as part of the succession plan, Mr. Harvey will assume the role of Executive Chairman and Mr. DeIuliis will assume the new role of Chief Executive Officer, in addition to his existing role as President.

•

Strong Safety Performance in 2013: Our Gas Division employees had no lost time or medical accidents during 2013 and surpassed working over 7 million exposure hours since 1994 without a lost time accident. Our Coal Division maintains an incident rate more than two times better than the industry average. These results are important for our shareholders because a safe workplace reduces our costs and increases the reliability of our operations and production. CONSOL also improved its safety compliance and reduced Mine Safety and Health Administration (MSHA) orders and citations.

Compensation Highlights

•

Reduced Chief Executive Officer’s Compensation Significantly: As reported in the Summary Compensation Table for 2013, our Chief Executive Officer’s (sometimes referred to as CEO herein) total compensation decreased by approximately $2.5 million when compared to 2012. Further, in response to shareholder communications regarding CEO compensation, our CEO agreed to decrease his total direct compensation for 2014 by $3 million from 2013. When Mr. Harvey assumes the role of Executive Chairman immediately after the Annual Meeting, his annual base salary will be reduced by 25% to $750,000. Mr. DeIuliis declined an increase to his 2014 compensation in connection with his promotion to Chief Executive Officer after the Annual Meeting.

•

Redesigned the 2014 Short Term Incentive Compensation Program (“STIC”): We changed the 2014 STIC largely in response to certain shareholder comments that our program was too subjective and insufficiently based on our financial results. The changes included: (i) the elimination of the individual performance component of annual bonus for NEOs, which some stakeholders had believed to be too subjective (was 1/3 weighting); (ii) an increased emphasis on production, operating cost, and reserve replacement; (iii) the addition of a profitability modifier (EBITDA results could impact awards +/- 30%); and (iv) a reduction of the threshold bonus potential from 70% of target to 50% of target.

•

Redesigned the Long Term Incentive Compensation (“LTIC”): We changed the LTIC in response to certain shareholder comments that long-term incentive awards should be tied to stock price and financial results of the CONSOL. The changes include: (i) the 2013 CONSOL Stock Unit awards were modified to eliminate any award opportunity if CONSOL’s ending stock price has not surpassed the beginning stock price; and (ii) 2014 performance share unit awards will be earned based on performance relative to two equally-weighted goals of (x) Average Return on Capital Employed (“ROCE”) and (y) relative TSR as compared to the S&P 500.

•

Implemented a Clawback Policy: CONSOL adopted a clawback policy that generally provides that the Compensation Committee has the discretion to seek recovery of performance-based cash and equity incentive compensation paid to an executive officer in connection with an accounting restatement due to misconduct of that officer.

•

Maintained a Prohibition on Tax Gross–Ups: As previously disclosed, we eliminated all tax–gross ups for our named executives (except those provided for in change in control agreements that were entered into prior to April 2009). For example, Messrs. Khani’s and Grech’s change in control agreements, entered into more recently, do not contain tax gross-ups.

•

Employed Best Governance Practices in Executive Compensation Program: We have adopted “no hedging” and “no pledging” policies in our insider trading policy, which generally prohibit our directors, officers, and employees from engaging in hedging and pledging transactions involving shares of CONSOL common stock.

•	Continued to Keep Executive 2013 Pay Significantly At–Risk:

Corporate Governance Highlights

•

Risk Mitigation: The incentive compensation payable to our named executives is based on a variety of performance factors, including safety, compliance, production, costs, our stock price performance and return on capital, which is designed to incentivize activities that lead to sustained growth and mitigate inappropriate risk.

•

Issuing Third Corporate Responsibility Report: We issued annual Corporate Responsibility Reports in 2012 and 2013, both of which report on our performance indicators of corporate governance, safety, compliance (both safety and environmental) and stakeholder engagement. Our third Corporate Responsibility Report will be published this Spring 2014.

CONSOL Energy Inc.

CNX Center

1000 CONSOL Energy Drive

Canonsburg, PA 15317

INFORMATION ABOUT THE ANNUAL MEETING

March 28, 2014

The enclosed proxy is being solicited by the Board to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 7, 2014, at 10:00 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, Wright Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231.

The specific proposals to be considered and voted upon at the Annual Meeting are summarized in the Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this Proxy Statement.

Voting

The persons named as proxies on the accompanying proxy card have informed CONSOL of their intention, if no contrary instructions are given, to vote the shares represented by such proxies as follows:

•	in favor of the election of those persons nominated in this Proxy Statement to serve as directors of CONSOL;

•

in favor of the ratification of the anticipated selection of Ernst & Young LLP, an independent registered public accounting firm, as the independent auditor of CONSOL for the fiscal year ending December 31, 2014;

•	in favor of, on an advisory basis, the compensation paid to our named executives in 2013;

•	if properly presented, against the shareholder proposal regarding political contributions;

•	if properly presented, against the shareholder proposal regarding a climate change report;

•	if properly presented, against the shareholder proposal regarding an independent Board chairman; and

•	in accordance with their judgment on any other matters which may properly come before the Annual Meeting.

The Board does not know of any other business to be brought before the Annual Meeting other than as indicated in the Notice of Annual Meeting of Shareholders.

Record Date and Vote Required for Approval

The record date with respect to this solicitation is March 12, 2014. All holders of record of CONSOL common stock as of the close of business on March 12, 2014 (the “Record Date”) are entitled to vote at the Annual Meeting and any adjournment or postponement thereof. As of March 12, 2014, the Corporation had 229,771,376 shares of common stock outstanding. Each share of common stock is entitled to one vote. Shareholders do not have cumulative voting rights. The holders of a majority of the outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors, represented in person or by proxy, will constitute a quorum at the Annual Meeting.

•

Director Elections: The election of directors at the Annual Meeting will be by ballot and a majority of the votes cast at the Annual Meeting is required for each director nominee to be elected. Under our

Amended and Restated Bylaws, this means that the number of votes cast “for” a director’s election must exceed 50% of the total number of votes cast with respect to that director’s election. Votes cast include direction to withhold authority.

•

Independent Auditor, Executive Compensation and Shareholder Proposals: The vote to ratify the anticipated selection of Ernst & Young LLP as the independent auditor of the Corporation for the fiscal year ending December 31, 2014, the advisory vote to approve the compensation paid to our named executives in 2013 as reported in this Proxy Statement, the shareholder proposals regarding political contributions, a climate change report and an independent Board chairman policy each will be determined by the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote on the matter.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may be treated as “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and such instructions are not given. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, such as the election of directors (Proposal No. 1), the advisory vote to approve the compensation paid to our named executives in 2013 (Proposal No. 3), the shareholder proposal regarding political contributions (Proposal No. 4), the shareholder proposal regarding a climate change report (Proposal No. 5), and the shareholder proposal regarding an independent Board chairman policy (Proposal No. 6), although they may vote their clients’ shares on “routine matters,” such as the ratification of the anticipated selection of Ernst & Young LLP, an independent registered public accounting firm, to serve as the independent auditor of the Corporation for the fiscal year ending December 31, 2014 (Proposal No. 2). In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Abstentions have the same effect as votes against the matter except, in the case of Proposal 1 (election of directors), where abstentions would not have an effect on the outcome. Proxies received but marked as abstentions and broker non-votes will be counted for quorum purposes.

The voting instruction form also serves as the voting instructions for the trustees who hold shares of record for participants in the CONSOL Energy Inc. Investment Plan for Salaried Employees. If voting instructions representing shares in this plan are not received, those shares will not be voted.

Director Resignation Policy

Our Amended and Restated Bylaws provide that if an incumbent director is not elected at a meeting for the election of directors and no successor has been elected at such meeting, the director must tender his or her resignation promptly to the Board. The Nominating and Corporate Governance Committee of the Board will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose its decision and the underlying rationale in a press release, a filing with the Securities and Exchange Commission (the “SEC”) or other broadly disseminated means of communication within 90 days from the date of the certification of the election results.

Revocation of Proxy

If you are the owner of record as of the close of business on the Record Date, you can revoke your proxy at any time before its exercise by:

•

sending a written notice to CONSOL at CNX Center, 1000 CONSOL Energy Drive, Canonsburg, PA 15317, attention: Corporate Secretary, bearing a date later than the date of the proxy that is received prior to the Annual Meeting, and stating that you revoke your proxy;

•	submitting your voting instructions again by telephone or over the internet;

•	signing another valid proxy card bearing a later date than the proxy initially received and mailing it so that it is received by the Corporation prior to the Annual Meeting; or

•	attending the Annual Meeting and voting in person.

If you hold your shares through a bank, broker or other nominee, you must follow the instructions found on the voting instruction card, or contact your bank, broker or other nominee in order to revoke your previously delivered proxy.

If a proxy is properly executed and is not revoked by the shareholder, the shares it represents will be voted at the Annual Meeting in accordance with the instructions provided by the shareholder. If a proxy card is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board. Attendance at the Annual Meeting without a request to revoke a proxy will not by itself effectively revoke a previously executed and delivered proxy.

Proxy Solicitation

All costs relating to the solicitation of proxies will be borne by CONSOL. Georgeson Inc. has been retained by CONSOL to aid in the solicitation of proxies at an estimated cost of $8,500 plus reimbursement of out-of-pocket expenses. Proxies may also be solicited by officers, directors and employees personally, by mail, or by telephone, facsimile transmission or other electronic means. Upon request, CONSOL will pay brokers and other persons holding shares of common stock in their names or in the names of their nominees for their reasonable expenses in sending soliciting material to, and seeking instructions from, their principals.

Secrecy in Voting

As a matter of policy, proxies, ballots and voting tabulations that identify individual shareholders are held confidential by CONSOL. Such documents are available for examination only by the inspectors of election and certain employees who assist in the tabulation of votes. The vote of any individual shareholder will not be disclosed except as may be necessary to meet legal requirements.

Attendance at the Meeting

Subject to space availability, all shareholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Because seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m. Shareholders who attend may be asked to present valid picture identification, such as a driver’s license or passport, and may be issued a ticket for admission to the meeting. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. Please also note that if you hold your shares in “street name” (that is, through a bank, broker or other nominee), a copy of a brokerage statement reflecting your stock ownership as of the Record Date must be provided during check-in at the registration desk at the Annual Meeting. If you require directions to the Annual Meeting, please contact CONSOL’s Investor Relations Office at (724) 485-4000.

CONSOL will provide to any shareholder, without charge and upon the written request of the shareholder, a copy (without exhibits, unless otherwise requested) of CONSOL’s Annual Report on Form 10-K for the year ended December 31, 2013 (the “2013 Annual Report”) as filed with the SEC. Any such request should be directed to CONSOL Energy Inc., Investor Relations Department, 1000 CONSOL Energy Drive, Canonsburg, PA 15317.

BOARD OF DIRECTORS AND COMPENSATION INFORMATION

BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

The business and affairs of CONSOL are managed under the direction of our Board. We do not have a policy regarding directors’ attendance at our annual meetings of shareholders; however, all directors are encouraged to attend. All of then-currently serving members of our Board attended the 2013 annual meeting.

Board Leadership Structure

By having a Chairman who is also an executive officer, we have been able to centralize Board leadership and provide more effective communication to the other members of the Board regarding corporate developments, especially when CONSOL engages in major transactions, such as the 2013 sale of $3.5 billion in asset value to Murray Energy Corporation (the “Murray Transaction”) and the 2010 $3.5 billion acquisition of the Appalachian Energy and Production assets from Dominion Resources, Inc. (the “Dominion Acquisition”). We also believe that Mr. Harvey’s role as both Chairman of the Board and an executive officer has promoted decisive leadership, ensured clear accountability and enhanced the Corporation’s ability to communicate its message and strategy clearly and consistently to shareholders, employees, customers and suppliers. Mr. Harvey has been the Chief Executive Officer and a director of CONSOL since January 1998. He also served as President of the Corporation from January 1998 until his resignation from that position on February 23, 2011. With more than 30 years of natural resources industry experience, Mr. Harvey is especially qualified to understand the risks and leadership challenges facing a diversified energy company like CONSOL. Mr. Harvey also brings substantial corporate governance expertise to the CONSOL Board, which he has acquired through his years of service on multiple public company boards.

The Board also has determined that it is appropriate and necessary to have a Lead Independent Director, defined as an independent director who has served for at least one year with the Corporation. CONSOL’s corporate governance guidelines state that the Lead Independent Director has the following duties and authority:

•	To act as a liaison between the Chairman and the independent directors;

•	To preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•

To review and approve with the Chairman the schedule of meetings, meeting agendas and types of information to be provided for each Board meeting and to review with the Chairman whether there are particular risks which the Board should focus upon at such meetings;

•	To direct the Chief Executive Officer or Corporate Secretary to call a special meeting of the independent directors;

•	To consult directly with major stockholders, when requested and appropriate to do so; and

•	To perform such other duties as may from time to time be delegated to the Lead Independent Director by the Board.

The director appointed as Lead Independent Director will be appointed on an annual basis by at least a majority of the remaining directors. With Mr. Baxter’s service as a long-standing member of the CONSOL Board and as former chairman of the board of directors of CNX Gas, the Board determined that he was ideally suited for the position of Lead Independent Director. The Board appointed Mr. Baxter to this position in June 2010 and re-appointed him each year thereafter.

Our Board is composed of more than a majority of independent directors. In addition, as indicated below, each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, described below in “Committees of the Board of Directors,” is composed entirely of independent directors, including the chairperson of each respective committee. We believe that the number of independent directors that comprise our Board, along with the independent oversight of the Board by our Lead Independent Director, benefits the Corporation and our shareholders.

Board’s Role in Risk Management

Our management team is responsible for the management and assessment of risk at the Corporation and communicating those risks to our Board. Through regular presentations to the Board and the appropriate committees (as determined by the subject matter of the particular risk), management identifies and discusses the risks affecting the Corporation and our business. In 2013, our management team performed a comprehensive risk analysis that included a review of the material risks that could affect the Corporation and communicated the results of the analysis to the full Board.

Under our Corporate Governance Guidelines, the Board is charged with assessing major risks facing the Corporation and reviewing options for their mitigation with the assistance of the various committees. Even when a risk has been delegated to a particular committee, the Board as a whole continues to monitor such risk through its receipt and review of reports provided by the respective committee chairpersons at each regularly-scheduled Board meeting.

The Audit Committee assists the Board in its general oversight of, among other things, the Corporation’s policies, guidelines and related practices regarding risk assessment and risk management, including the risk of fraud. As part of this endeavor, the Audit Committee reviews and assesses the Corporation’s major financial, legal, regulatory, environmental and similar risk exposures and the steps that management has taken to monitor and control such exposures. The Audit Committee also reviews and assesses the quality and integrity of our public reporting, compliance with legal and regulatory requirements, the performance and independence of our independent auditors, the performance of our internal audit department, the effectiveness of disclosure controls and procedures, and the adequacy and effectiveness of our risk management policies and related practices.

Our Finance Committee is charged with monitoring and evaluating risks affecting the Corporation. Consistent with its charter, our Finance Committee reviews the Corporation’s financial plans, strategic plans, debt and investments, as well as the Corporation’s compliance with debt covenants.

Our Health, Safety and Environmental Committee addresses various risks associated with health, safety and the environment and reviews (i) any material compliance issues with health, safety and environmental laws, (ii) any material pending or threatened administrative, regulatory or judicial proceedings regarding health, safety or environmental matters, and (iii) management’s response to the foregoing legal matters.

Our Nominating and Corporate Governance Committee addresses risks associated with our management structure by reviewing, among other matters, the qualifications and backgrounds of our directors on an annual basis to ensure that our Board is composed of individuals who are capable of providing appropriate oversight and insight to our executive management team in light of the Corporation’s business.

Finally, our Compensation Committee reviews and comments on our succession planning and assesses whether our compensation policies and practices incentivize excessive risk-taking. See “Compensation Policies and Practices As They Relate To CONSOL’s Risk Management” on page 50 for a discussion of the Compensation Committee’s findings and conclusions with respect to the Corporation’s compensation policies and practices.

Committees of the Board of Directors

Our Board has five standing committees: Audit, Compensation, Nominating and Corporate Governance, Finance and Health, Safety and Environmental. Actions taken by our committees are reported to the full Board. In January 2014, the Board determined that all members of each of the Audit, Compensation and Nominating and Corporate Governance Committees are independent under the current listing standards of the New York Stock Exchange (“NYSE”) and other applicable regulatory requirements. See “Determination of Director Independence” on page 29 for additional information regarding the Board’s independence determinations with respect to its members.

Audit Committee

Our Audit Committee, which currently consists of three directors, provides assistance to our Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, financial reporting, internal control and compliance functions of the Corporation and its subsidiaries. Our Audit Committee employs an independent registered public accounting firm to audit the financial statements of CONSOL and its subsidiaries and perform other assigned duties. Further, our Audit Committee provides general oversight with respect to the accounting principles employed in financial reporting and the adequacy of CONSOL’s internal controls. In discharging its responsibilities, our Audit Committee may rely on the reports, findings and representations of the Corporation’s auditors, legal counsel, and responsible officers. Our Board has determined that all members of the Audit Committee are financially literate within the meaning of SEC rules and under the current listing standards of the NYSE. Our Board has also determined that Messrs. Gupta, Mills and Baxter each qualify as an “audit committee financial expert.” A copy of the audit committee’s report for the 2013 fiscal year is set forth in this Proxy Statement.

Compensation Committee

Our Compensation Committee, which currently consists of four directors, establishes executive compensation policies consistent with the Corporation’s objectives and shareholder interests. Our Compensation Committee also reviews the performance of our executive officers and establishes, adjusts and awards compensation, including incentive-based compensation, as more fully discussed below. In addition, our Compensation Committee generally is responsible for:

•	establishing and periodically reviewing our executive compensation philosophy and the adequacy of compensation plans and programs for our directors, executive officers and certain other employees;

•

overseeing our compensation plans, including the establishment of performance goals under the Corporation’s incentive compensation arrangements and the review of performance against those goals in determining incentive award payouts;

•	reviewing and monitoring our management development and succession plans and activities;

•	overseeing our executive employment contracts, special executive retirement benefits, executive severance, executive change in control arrangements and/or similar plans;

•	reviewing and recommending to our Board the compensation of our non-employee directors for their service as directors on our Board; and

•	overseeing the outside compensation consultant engaged by the Compensation Committee.

Our Compensation Committee’s charter generally permits it to delegate its authority, duties and responsibilities or functions to one or more members of the Compensation Committee or to the Corporation’s officers, except where otherwise prohibited by law or applicable listing standards. The terms of our Equity Incentive Plan (the “Plan”) also permit our Compensation Committee to delegate its power and authority under the Plan to our officers. In January 2013, the Compensation Committee authorized our Chief Executive Officer to grant up to 1,250,000 shares of our common stock (in the form of equity incentive awards) to our non-executive employees in compliance with the terms and conditions of such delegation, the Plan and applicable laws and regulations.

Our Compensation Committee periodically reviews the compensation paid to our non-employee directors and the principles upon which their compensation is determined. The Compensation Committee also periodically reports to the Board on how our non-employee director compensation practices compare with those of other similarly situated public corporations and, if the Compensation Committee deems it appropriate, recommends changes to our director compensation practices to our Board for approval.

Outside compensation consulting firms retained by our Compensation Committee and management also provide assistance to the Compensation Committee in making its compensation-related decisions. Our Compensation Committee directly engaged Deloitte Consulting LLP (“Deloitte”) through October 2013. In October 2013, the Compensation Committee retained Towers Watson to assist it with its evaluation of our compensation programs for executive officers and directors. The scope of each consultant’s work for the Compensation Committee included, among other matters:

•	the development and review of a relevant peer group of companies;

•	the benchmarking of components of our compensation programs with those of our peer group;

•	assisting our Compensation Committee with the development of performance goals underlying the short- and long-term incentive programs; and

•	assessing the overall competitiveness of our executive compensation program.

For additional information regarding the Compensation Committee’s processes and procedures for reviewing and determining executive officer compensation, see “Compensation Discussion and Analysis” on page 31.

Deloitte provided advice and/or recommendations to the Compensation Committee regarding amounts and forms of executive compensation for 2013. In connection with these services, the Corporation incurred $324,589 in aggregate fees in 2013. Deloitte Tax LLP, an affiliate of Deloitte, also provided, at management’s request, tax services to the Corporation which in 2013 totaled $145,812 in aggregate fees. The tax services were reviewed and approved by the Audit Committee and the Compensation Committee was made aware of the Corporation’s retention of Deloitte Tax LLP. To prevent the perception of a potential conflict of interest involving Deloitte and its affiliate, (i) the individuals from Deloitte Tax LLP who provided the tax services to the Corporation were not the same individuals who provided the consulting services to the Compensation Committee, (ii) the Deloitte consultants who provided services to the Compensation Committee assured the Committee that no portion of their compensation would be based on the amount or level of tax services provided by Deloitte Tax LLP to the Corporation, (iii) the Deloitte consultants who provided services to the Compensation Committee did not own any stock in the Corporation or otherwise provide any other services to the Corporation, other than consulting services to the Compensation Committee, and (iv) the Deloitte compensation consultants had no business or personal relationships with members of the Compensation Committee or the Corporation’s executive officers.

Before retaining Towers Watson, the Compensation Committee considered the factors set forth in the NYSE rules regarding the independence of advisors from management and other relevant factors. After such review, the Committee determined that the retention of the Towers Watson consulting team did not pose a conflict of interest. Towers Watson did not provide any services to the Corporation in 2013, other than to the Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee, which currently consists of three directors, monitors our corporate governance system, assesses Board membership needs, makes recommendations to the Board regarding potential director candidates for election at annual meetings of shareholders or in the event of any director vacancy, and performs any other functions or duties deemed appropriate by the Board. Each of the director nominees were recommended by our Nominating and Corporate Governance Committee to our Board for nomination for election at the Annual Meeting.

In making director recommendations, the Nominating and Corporate Governance Committee will consider for nomination candidates whose names are submitted by shareholders. In 2013, Mr. Carpenter and Ms. Lally-Green were recommended for election to our Board by one of our shareholders and by an executive officer, respectively. After the Board and management conducted interviews with them, considered their qualifications to serve on the Board, and completed thorough conflicts and background checks, the Nominating and Corporate Governance Committee recommended their election to the Board. The Board elected Mr. Carpenter and Ms. Lally-Green to the Board in June 2013.

Shareholders wishing to nominate directors should submit the names of candidates to the Corporate Secretary, CONSOL Energy Inc., 1000 CONSOL Energy Drive, Canonsburg, PA 15317. See “Additional Matters” on page 96 for more information on submitting director nominations. In assessing the Board’s membership needs, the Nominating and Corporate Governance Committee generally seeks to maintain a Board that is comprised of individuals who are competent in the following areas:

•	general industry knowledge;

•	accounting and finance;

•	ability to make sound business decisions;

•	management;

•	leadership;

•	knowledge of international markets;

•	business strategy;

•	crisis management;

•	corporate governance; and

•	risk management.

Directors must have or have had experience in positions with a high degree of responsibility and leadership experience in companies or institutions with which they are or have been affiliated. Directors are selected based upon contributions that they can make to CONSOL. The Nominating and Corporate Governance Committee’s process for identifying and evaluating director nominees is as follows:

•	determine what types of backgrounds, skills, and attributes of Board members are needed to help strengthen and balance the Board, taking into account the competencies described above;

•	at appropriate times, actively seek individuals qualified to become new members of the Board; and

•	evaluate and recommend to our Board the slate of director nominees to be elected by the shareholders at CONSOL’s next annual meeting of shareholders.

CONSOL does not maintain a separate policy regarding the diversity of its Board members. However, consistent with its charter, the Nominating and Corporate Governance Committee, and ultimately the Board, seeks director nominees with diverse personal and professional backgrounds, experience and perspectives that, when combined, provide a diverse portfolio of experience and knowledge that will well serve the Corporation’s governance and strategic needs.

Finance Committee

Our Finance Committee, which currently consists of five directors, monitors and provides advice and counsel to our Board and management regarding our asset mix, potential mergers and acquisitions, capital structure and policies, financial position and policies, financing activities, compliance with debt covenants, dividend policies and material investments and contracts.

Health, Safety and Environmental Committee

Our Health, Safety and Environmental Committee, which currently consists of five directors, provides oversight of the Corporation’s policies and management systems with respect to health, safety and environmental matters. Our Health, Safety and Environmental Committee generally is responsible for:

•	overseeing management’s monitoring and enforcement of the Corporation’s policies to protect the health and safety of employees, contractors, customers, the public and the environment;

•

reviewing with management the quality of the Corporation’s procedures for identifying, assessing, monitoring and managing the principal risks facing our business associated with health, safety and environmental protection and reporting the Committee’s findings to the Board, as deemed necessary or appropriate;

•

reviewing the Corporation’s strategy, including objectives and policies, relative to the protection of the safety and health of employees, contractors, customers and the public, and environmental protection;

•

reviewing (i) any material compliance issues with health, safety and environmental laws, (ii) any material pending or threatened administrative, regulatory or judicial proceedings regarding health, safety or environmental matters, and (iii) management’s response to the foregoing matters; and

•

reviewing any significant health, safety and environmental public policy and legislative, political and social issues and trends that may materially affect the business operations, financial performance or public image of the Corporation or the industry, and management’s response to such matters.

Corporate Governance Web Page and Available Documents

We maintain a corporate governance page on our website at www.consolenergy.com. The following documents are currently included on the corporate governance page of our website:

•	Amended and Restated Bylaws;

•	CONSOL Corporate Governance Guidelines;

•	CONSOL Code of Director Business Conduct and Ethics;

•	CONSOL Code of Employee Business Conduct and Ethics, which covers all employees of CONSOL, including executive employees;

•	Charters of the Audit, Nominating and Corporate Governance, Compensation, Finance and Health, Safety and Environmental Committees;

•	Related Party Policy; and

•	Corporate Responsibility Report.

We also will provide a printed copy of any of these documents free of charge upon request to shareholders who contact the Investor Relations department in writing at CONSOL Energy Inc., 1000 CONSOL Energy Drive, Canonsburg, Pennsylvania 15317.

Membership and Meetings of the Board of Directors and its Committees

In 2013, each director attended:

•	all meetings held by our Board (during the period for which he or she was a director); and

•	all meetings held by all Board committees on which he or she served (during the period for which he or she served).

Current committee membership and the number of meetings held during 2013 are shown in the following table:

	Board of Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Finance Committee	Health, Safety and Environmental Committee
J. Brett Harvey	Chair	-	-	-	-	-
Philip W. Baxter	Lead Indep. Dir.	Member	Member	Member	-	-
James E. Altmeyer, Sr.	Member	-	-	-	Member	Chair
Alvin R. Carpenter	Member	-	Chair	-	Member	-
William E. Davis	Member	-	-	Chair	-	Member
Raj K. Gupta	Member	Chair	-	-	-	Member
David C. Hardesty, Jr.	Member	-	-	-	Member	Member
Maureen E. Lally-Green	Member	-	-	Member	-	Member
John T. Mills	Member	Member	Member	-	-	-
William P. Powell	Member	-	-	Member	Member	-
Joseph T. Williams	Member	-	Member	-	Chair	-
No. of 2013 Meetings	11(1)	10	5	8	5	5

(1)	Of the 11 Board meetings, 5 were “Regularly Scheduled Meetings” and 6 were “Special Meetings.”

During 2013, the non-management directors held 9 executive sessions of the Board. The presiding director for the executive sessions was Mr. Baxter, our Lead Independent Director.

Communication with the Board of Directors

Shareholders and other interested persons who wish to communicate with the Board may do so by writing to the Board at Corporate Secretary, CONSOL Energy Inc., 1000 CONSOL Energy Drive, Canonsburg, PA 15317, or by sending an e-mail to directors@consolenergy.com. The Corporate Secretary will relay all such communications to the Board in their entirety or to individual directors (as appropriate) at the next regularly scheduled Board meeting (or earlier as necessary) except for spam, junk mail, mass mailings, solicitations, resumes, job inquiries or other matters unrelated to the Corporation. Communications that are intended specifically for the Chairman or the independent directors should be sent to the street address or e-mail address noted above, to the attention of the Chairman or the independent directors, as intended. Information concerning how to communicate with the Board is also included on CONSOL’s website at www.consolenergy.com.

DIRECTOR COMPENSATION TABLE - 2013

The following table sets forth the compensation of our directors for the 2013 fiscal year:

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)		Option Awards(3)	All Other Compensation(6)	Total
James E. Altmeyer, Sr.	$105,000	$130,000		-	-	$235,000
Philip W. Baxter	$127,500	$130,000		-	-	$257,500
Alvin R. Carpenter	$57,930	$119,167		-	-	$177,097
William E. Davis	$105,000	$130,000	(4)	-	-	$235,000
Raj K. Gupta	$112,500	$130,000		-	-	$242,500
David C. Hardesty, Jr.	$95,000	$130,000	(4)	-	-	$225,000
Maureen E. Lally-Green	$55,230	$119,167	(4)	-	-	$174,397
John T. Mills	$102,500	$130,000	(4)	-	-	$232,500
William P. Powell	$102,300	$130,000	(4)	-	-	$232,300
Joseph T. Williams	$105,000	$130,000		-	-	$235,000
Patricia A. Hammick(5)	$47,500	-		-	-	$47,500

(1)	Mr. Harvey is a member of the Board of Directors of CONSOL. As Chairman and Chief Executive Officer, Mr. Harvey’s compensation is reported in the Summary Compensation Table and other sections of this Proxy Statement. He does not receive any additional compensation in connection with his service on our Board.

(2)	The values set forth in this column are based on the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation-Stock Compensation” (“FASB ASC Topic 718”) (disregarding any estimate of forfeitures related to service-based vesting conditions). The grant date fair value is computed based upon the closing price of CONSOL’s stock on the date of grant. A discussion of the relevant assumptions made in the valuation of these awards is provided in Note 19 of the 2013 Annual Report. The values reflect the awards’ fair market value at the date of grant, and do not correspond to the actual value that will be recognized by the directors.

As of December 31, 2013, the number of restricted stock units held by our current non-employee directors was: (i) 3,679 for Messrs. Altmeyer, Gupta, Williams, Baxter, Davis, Hardesty, Mills, and Powell and (ii) 3,584 for Mr. Carpenter and Ms. Lally-Green. In addition, as of December 31, 2013: (i) Messrs. Hardesty and Powell each had 16,754 deferred restricted stock units; (ii) Mr. Williams had 3,414 deferred restricted stock units; (iii) Mr. Gupta had 2,295 deferred restricted stock units; (iv) Mr. Mills had 13,859 deferred restricted stock units; (v) Mr. Davis had 12,317 deferred restricted stock units; and (vi) Mr. Gupta had 2,444 deferred stock units outstanding.

(3)	No options were granted to directors in 2013. As of December 31, 2013, the number of options held by our current and former non-employee directors was: (i) 12,962 for Mr. Davis; (ii) 15,962 for Mr. Powell; (iii) 2,692 for Mr. Hardesty; (iv) 2,962 for each of Mr. Williams, Mr. Gupta and Ms. Hammick; (v) 8,592 for Mr. Mills and (vi) 3,643 for Mr. Altmeyer.

(4)	Each of Messrs. Davis, Hardesty, Mills, and Powell elected to defer until termination of service, 100% of his restricted stock unit award granted on May 8, 2013 (or 3,633 restricted stock units). Ms. Lally-Green elected to defer until termination of service, 92% of her restricted stock unit award granted on June 6, 2013. Upon termination of service, all of the shares underlying these restricted stock unit awards will be delivered in a one-time distribution.

(5)	Ms. Hammick ceased to be a member of the Board on May 8, 2013.

(6)	The non-employee directors are permitted to use a de minimis number of tickets purchased by CONSOL to attend sporting or other events when such tickets are not otherwise being used for business purposes.

UNDERSTANDING OUR DIRECTOR COMPENSATION TABLE

We generally use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our Board. Each of our non-employee directors is entitled to receive annual fees for their service, any portion of which may be deferred at such director’s election. In lieu of all or any portion of the annual retainer otherwise payable to our non-employee directors, our Board may grant deferred stock units, which carry dividend equivalent rights. We also reimburse directors for customary travel and related expenses for their attendance at Board or committee meetings. A description of the fees and awards paid to our non-employee directors are described in greater detail below.

CONSOL Non-Employee Director Annual Fees and Awards

Our non-employee director compensation program is set forth in the following table:

Element of Annual Compensation	Dollar Value of Board Compensation (January 1, 2013 - December 31, 2013)	Dollar Value of Board Compensation (January 1, 2014 - December 31, 2014)
Board Retainer	$95,000	$120,000
Committee Chair Retainer (excluding Audit Committee and Compensation Committee Chair Retainer)	$10,000	$10,000
Audit Committee Chair Retainer	$17,500	$30,000
Compensation Committee Chair Retainer	$10,000	$20,000
Audit Committee Member Retainer (excluding Audit Committee Chair Retainer)	$7,500	$7,500
Lead Independent Director Retainer	$25,000	$30,000
Annual Equity Award (restricted stock units)	$130,000	$150,000

The compensation structure adopted by our Board was the result of a competitive assessment of board compensation provided to the Compensation Committee by its compensation consultants in September 2010 and December 2013.

CONSOL Non-Employee Director Stock Options

Prior to October 2006, our non-employee directors received nonqualified stock options to acquire shares of the Corporation’s common stock. All of these options have fully vested. Subject to the provisions of the particular nonqualified stock option agreement and the Plan, the holders of these options may exercise all or any part of their options at any time prior to the tenth anniversary of the grant date, which is the expiration date. If a director is terminated for cause, all options held by such director, if any, will be forfeited as of the termination date.

CONSOL Non-Employee Director Restricted Stock Units

Each restricted stock unit represents the right to receive one share of common stock following the vesting date of that unit. Non-employee director restricted stock unit awards vest in full one year from the grant date. A director is not entitled to shareholder rights, including voting rights and/or dividend rights with respect to the shares underlying a restricted stock unit award, until such shares become vested and are issued to the director. Should a regular cash dividend be declared on our common stock at a time before the shares subject to a restricted stock unit award become vested and are issued, then the number of shares subject to the award will be automatically increased by a certain number of shares determined in accordance with a pre-established formula. The additional shares resulting from this calculation will be subject to the same terms and conditions as the unissued shares of common stock to which they relate under the award.

The non-employee director restricted stock unit award agreements provide that in the event of death or disability or upon the completion of a “change in control” (as defined in our Plan), all shares subject to such award will vest automatically and be delivered to the director immediately, or as soon as administratively practical thereafter (but in no event later than the 15th day of the third month following that date). If a director is terminated for “cause” (as defined in our Plan) or ceases to provide services to the Corporation for any reason other than death, disability or in connection with a change in control, such director’s award will be cancelled with respect to any unvested shares, and the number of restricted stock units will be reduced accordingly. The director will then cease to have any rights or entitlements to receive any shares of common stock under those cancelled units.

As a condition to a director’s right to receive shares subject to a restricted stock unit award, the director must agree to abide by the terms and conditions of the proprietary information covenant included in the award agreement and must return any materials belonging to the Corporation upon termination of service on the Board. See “Equity Incentive Plan Definitions” on page 80 for definitions under our Plan.

CONSOL Non-Employee Directors Deferred Fee Plan (adopted 2004)

The CONSOL Directors Deferred Fee Plan was adopted on July 20, 2004 to allow non-employee directors of the Corporation to defer payment of all or any portion of their annual cash Board retainer and director meeting fees. Participation in the plan is at the election of the particular director. Upon the Corporation’s receipt of a deferral agreement from a director, an account is established by the Corporation on behalf of such director and is credited with all fees selected by the participating director. Prior to February 21, 2006, the account of each participant in the Directors Deferred Fee Plan was credited, on a quarterly basis, with interest based on the interest rate in effect on the last day of the applicable quarter. On February 21, 2006, our Board approved an amendment to the CONSOL Directors Deferred Fee Plan, which provides that a participant’s account will be adjusted by an amount equal to the amount that would have been earned (or lost) if amounts deferred under the plan had instead been invested in hypothetical investments designated by the participant based on a list of hypothetical investments provided by the plan administrator from time to time or, in the event that a participant fails to designate such hypothetical investments, the participant’s account shall earn interest as provided in the plan. Earnings are credited to the participant’s account on a quarterly basis. The amount payable to a director participant will be paid in cash as soon as administratively practicable after the earlier of: (i) the director’s termination of service as a director or (ii) the date selected by such director, which date must be at least two years after the end of the plan year for which fees are deferred. The CONSOL Directors Deferred Fee Plan is an unfunded and unsecured liability of the Corporation and benefits will be paid from our general assets. Accordingly, participants are general unsecured creditors of the Corporation with respect to any benefits to be received by them under the plan. At this time, Messrs. Gupta and Williams are the only participants in the Directors Deferred Fee Plan.

CONSOL Non-Employee Director Deferred Stock Units

Under the terms of our Plan, non-employee directors may elect to receive deferred stock units in lieu of all or any portion of their retainer fees otherwise payable to such director in cash, or to defer receipt of shares to be paid to them in the form of deferred stock units. The deferred stock units have dividend equivalent rights. Deferred stock units that have vested are paid following the earlier of: (i) the director’s separation from service or (ii) the date selected by the director on his or her payment date election form previously filed with the Corporation. Upon a change in control, unvested deferred stock units will accelerate and vest.

A director is not entitled to shareholder rights, including voting rights and actual dividends, with respect to the shares subject to an award until the director becomes the record holder of the shares following their actual issuance. Should a regular cash dividend be declared on the Corporation’s common stock at a time when the director holds deferred stock units, he or she will be entitled to dividend equivalent payments equal to the cash dividends declared on the shares. Dividend equivalents are converted into additional deferred stock units based on a pre-established formula. The additional deferred stock units resulting from this calculation will be subject to the same terms and conditions as the deferred stock units subject to the award.

If a director ceases to be a director on account of death, disability or retirement at normal retirement age for directors, all unvested deferred stock units granted to such director will automatically vest and become non-forfeitable. If the director is terminated for “cause” or ceases to provide services for any reason other than death, disability or retirement at a normal age, all unvested deferred stock units and any rights to the underlying shares will be immediately forfeited for no consideration. In addition, in the event of a termination for “cause” (as defined in our Plan) or a breach of the proprietary information covenant contained in the deferred stock unit agreement, the director will also forfeit all of his or her right, title and interest in and to any shares that have vested under his or her award. See “Equity Incentive Plan Definitions” on page 80 for definitions of cause and disability under our Plan. Deferred stock units are structured to comply with Section 409A of the Code.

CONSOL Stock Ownership Guidelines for Directors

Our Board has adopted stock ownership guidelines for our directors in order to further align their interests with those of our shareholders and to ensure that they maintain an appropriate financial stake in CONSOL. The stock ownership guidelines provide, among other things, that our directors hold CONSOL common stock (not including shares issuable upon the exercise of options) with a value equal to three times the annual Board cash retainer on or before the fifth anniversary of becoming a Board member. As of March 1, 2014, each Board member was in compliance with our stock ownership guidelines or is expected to be within the five-year period.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information with respect to the beneficial ownership of the Corporation’s common stock by:

•	beneficial owners of more than five percent of CONSOL’s common stock based upon information filed with the SEC; and

•	each director and each nominee for director, each named executive and all directors and executive officers of the Corporation as a group, as of March 12, 2014.

Amounts shown below include options that are currently exercisable or that may become exercisable within 60 days of March 12, 2014 (or by May 11, 2014) and the shares underlying deferred stock units and the shares underlying restricted stock units that will be settled before May 11, 2014. Unless otherwise indicated, the named person has the sole voting and dispositive powers with respect to the shares of CONSOL common stock set forth opposite such person’s name.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
T. Rowe Price Associates, Inc.(2) 100 E. Pratt Street Baltimore, MD 21202	26,621,790	11.59%
Southeastern Asset Management, Inc.(3) 6410 Poplar Ave., Suite 900 Memphis, TN 38119	23,086,745	10.05%
The Vanguard Group, Inc.(4) 100 Vanguard Boulevard Malvern, PA 19355	15,598,546	6.79%
Wellington Management Company, LLP(5) 280 Congress Street Boston, MA 02210	14,993,344	6.52%
Capital World Investors(6) 333 South Hope Street Los Angeles, CA 90071	14,935,000	6.50%
Franklin Mutual Advisers, LLC(7) 101 John F. Kennedy Parkway Short Hills, NJ 07078-2789	14,480,370	6.30%
BlackRock, Inc.(8) 40 East 52nd Street New York, NY 10022	14,357,651	6.25%
J. Brett Harvey(9)(10)	2,101,144	*
Nicholas J. DeIuliis(9)(11)	576,640	*
William J. Lyons(9)	372,330	*
Stephen W. Johnson(9)	192,847	*
Robert F. Pusateri(9)	159,447	*
P. Jerome Richey(9)	169,021	*
William E. Davis(9)	53,250	*
Raj K. Gupta(9)(12)	44,223	*
John T. Mills(9)	40,884	*
James E. Altmeyer, Sr.(9)(13)	40,004	*
William P. Powell(9)	37,501	*
Joseph T. Williams(9)	36,882	*
Alvin R. Carpenter(14)	31,000	*

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
James C. Grech(9)	30,900	*
Philip W. Baxter	26,875	*
David C. Hardesty, Jr.(9)	25,220	*
David M. Khani(9)	12,111	*
Maureen E. Lally-Green(14)	-	*
All directors and current executive officers as a group	3,659,554	1.59%

*	Indicates less than one percent (1%) ownership.

(1)	As of March 12, 2014, there were 229,771,376 shares of CONSOL common stock outstanding.

(2)	Based on a Schedule 13G/A filed by T. Rowe Price Associates, Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, on February 12, 2014. T. Rowe Price Associates, Inc. is deemed to be the beneficial owner of and have sole dispositive power with respect to 26,261,790 shares and sole voting power with respect to 7,564,972 shares. T. Rowe Price Associates, Inc. has advised the Corporation that (i) these securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. serves as an investment adviser with power to direct investments and/or sole power to vote the securities and (ii) for the purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc., expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	Based on a Schedule 13G/A filed by Southeastern Asset Management, Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, on March 7, 2014. Southeastern Asset Management, Inc. is deemed to be the beneficial owner of and has sole voting power with respect to 9,307,706 shares, shared or no voting power with respect to 13,779,039 shares, sole dispositive power with respect to 11,394,745 shares and shared voting and dispositive power with respect 11,692,000 shares. The Schedule 13G/A indicates that Longleaf Partners Fund, an investment company registered under Section 8 of the Investment Company Act, shares voting and dispositive power with Southeastern Asset Management, Inc. with respect to these 11,692,000 shares.

(4)	Based on a Schedule 13G/A filed by The Vanguard Group, Inc., an investment company registered under Section 203 of the Investment Advisers Act of 1940, on February 12, 2014. The Vanguard Group, Inc. is deemed to be the beneficial owner of and has sole voting power with respect to 375,639 shares, sole dispositive power with respect to 15,251,997 shares and shared dispositive power with respect to 346,549 shares.

(5)	Based on a Schedule 13G/A filed by Wellington Management Company, LLP, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, on February 14, 2014. Wellington Management Company, LLP is deemed to be the beneficial owner of and has shared dispositive power with respect 14,993,344 shares and shared voting power with respect to 6,047,632 shares.

(6)	Based on a Schedule 13G/A filed by Capital World Investors, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, with the SEC on February 14, 2014. Capital World Investors is deemed to be the beneficial owner of and has shares voting power with respect to 6,047,632 shares and sole dispositive power and sole voting power with respect to 14,993,344 shares.

(7)	Based on a Schedule 13G/A filed by Franklin Mutual Advisers, LLC, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, with the SEC on January 31, 2014. Franklin Mutual Advisers, LLC is deemed to be the beneficial owner of and has sole voting and dispositive power with respect to all 14,480,370 shares.

(8)	Based on a Schedule 13G/A filed by BlackRock, Inc. on February 10, 2014, BlackRock, Inc., as a parent holding company for a number of investment management subsidiaries, is deemed to have sole voting power with respect to 12,327,403 shares and be the beneficial owner of and have dispositive power with respect to all 14,357,651 shares. The following subsidiaries of BlackRock, Inc. are investment advisors which hold shares of our common stock: BlackRock Japan Co. Ltd, BlackRock Advisors, LLC, BlackRock Advisors (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock Life Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Fund Managers Ltd, BlackRock Asset Management Ireland Limited, BlackRock International Limited, BlackRock Investment Management (UK) Limited, BlackRock Fund Management Ireland Limited and BlackRock (Singapore) Limited.

(9)	Includes shares issuable pursuant to options that are currently exercisable (or may become exercisable on or before May 11, 2014) as follows: Mr. Harvey, 1,225,169; Mr. Lyons, 309,775; Mr. DeIuliis, 305,136; Mr. Johnson, 119,018; Mr. Khani, 4,990; Mr. Grech, 20,642; Mr. Richey, 137,687; Mr. Pusateri, 126,087; Mr. Williams, 2,962; Mr. Altmeyer, 3,643; Mr. Davis, 4,962; Mr. Powell, 7,962; Mr. Gupta, 2,962; Mr. Mills, 8,592; and Mr. Hardesty, 2,692.

(10)	Includes 253,457 shares of common stock held in Grantor Retained Annuity Trusts. Also includes 2,000 shares of common stock held in Mr. Harvey’s wife’s Amended and Restated Revocable Trust, dated December 17, 2007, for which Mr. and Mrs. Harvey serve as trustees, and 28,443 shares of common stock held in trusts for his children, for which the co-trustees include Mrs. Harvey and the children of Mr. and Mrs. Harvey for their respective trusts.

(11)	Includes 20,000 shares of common stock held in Grantor Retained Annuity Trusts.

(12)	Includes 2,446 deferred stock units held by Mr. Gupta.

(13)	Includes 1,600 shares of common stock held in a trust established for the benefit of Mr. Altmeyer’s spouse. Mr. Altmeyer disclaims beneficial ownership of such shares, and the inclusion of such shares shall not be an admission that the reporting person is the beneficial owner for purposes of Section 16 under the Exchange Act. Also includes 21,683 shares of common stock held in a trust established for the benefit of Mr. Altmeyer.

(14)	For Mr. Carpenter and Ms. Lally Green, both of whom joined the Board in June 2013 and currently have 3,589 restricted stock units, but they will not vest until June 2014. Accordingly, these awards were not referenced in the table.

Brokerage account agreements may grant security interests in securities held at the broker to secure payment and performance obligations of the brokerage account holder in the ordinary course. Shares shown in the table for the directors and executive officers may be subject to this type of security interest.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Corporation’s directors, executive officers and persons who beneficially own more than ten percent of a class of the Corporation’s registered equity securities to file with the SEC and deliver to the Corporation initial reports of ownership and reports of changes in ownership of such registered equity securities. To our knowledge, based solely upon a review of Section 16 filings with the SEC, written representations that no other reports were required, and on CONSOL’s records, we believe that during 2013, the Corporation’s executive officers, directors and greater than ten percent shareholders complied with all applicable Section 16(a) filing requirements, except that Mr. DeIuliis had one late report regarding the purchase of 35 shares on May 24, 2013 pursuant to an inadvertent reinvestment of a cash dividend by the administrator of his grantor retained annuity trust. The purchase was reported on a Form 4 filed on August 6, 2013.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

The twelve nominees for election as directors for 2014 are identified below. Each director who is elected will hold office until the next annual meeting and until the director’s successor is elected and qualified. All nominees are current members of the Board. If any nominee should for any reason become unable to serve, all shares represented by valid proxies will be voted for the election of such other person as the Board may designate following a recommendation by the Nominating and Corporate Governance Committee. Alternatively, the Board may reduce the number of directors to eliminate the vacancy.

Biographies of Nominees

The following biographies include information concerning the nominees for director, including their recent employment, positions with CONSOL, other directorships, Board committee memberships and ages as of March 12, 2014.

J. BRETT HARVEY

Age: 63 Director Since: 1998 Occupation: Chairman of the Board and Chief Executive Officer

Background: J. Brett Harvey has been our Chief Executive Officer since January 1998 and served as our President from January 1998 through February 2011. He has also been a director of CONSOL since January 1998 and on June 29, 2010 was appointed Chairman of the Board and, effective upon the conclusion of the Annual Meeting, will serve as our Executive Chairman and cease to serve as our Chief Executive Officer. Mr. Harvey is a member of the

Coal Industry Advisory Board of the International Energy Agency, National Mining Association board member and is a member of the Leadership Council of the American Coalition for Clean Coal Electricity. He is a member of the board of directors of Barrick Gold Corporation, the world’s largest gold producer (“Barrick”), where he serves on the compensation committee. He was elected lead director of Barrick in December 2013. Mr. Harvey is also a member of the board of directors of Allegheny Technologies Incorporated (“ATI”), a specialty metals producer, and serves on its nominating and corporate governance committee and personnel and compensation committee. He is a member of the board of the Allegheny Conference on Community Development, the National Executive Board of the Boy Scouts of America and a director and past chairman of the Laurel Highlands Council of the Boy Scouts.

Qualifications: As Chief Executive Officer of the Corporation, Mr. Harvey is the most senior executive of the Corporation and as such provides our Board with the greatest insight into the Corporation’s business and the challenges and material risks it faces. Mr. Harvey has more than 34 years of natural resources industry experience and is especially qualified to understand the risks and leadership challenges facing a diversified energy company. Mr. Harvey also brings substantial corporate governance expertise to our Board, which he acquired through his years of service on multiple public company boards, including Barrick and ATI.

NICHOLAS J. DEIULIIS

Age: 45 Director Since: Nominated for Election by the Board Occupation: President

Background: Nicholas J. DeIuliis has been our President since February 23, 2011 and, effective upon the conclusion of the Annual Meeting, the Board has appointed him to also serve as our Chief Executive Officer. Mr. DeIuliis was Executive Vice President and Chief Operating Officer of CONSOL Energy from January 16, 2009 until February 23, 2011. Mr. DeIuliis previously served as the President, Chief Executive Officer and a director of CNX Gas from June 30, 2005, the date of its formation, through January 16, 2009. Prior to that time, he held the following positions at CONSOL: Senior Vice President – Strategic Planning (November 1, 2004 to August 2005); Vice President – Strategic Planning (April 1, 2002 until November 1, 2004); Director – Corporate Strategy (October 1, 2001 to April 1, 2002); Manager – Strategic Planning (January 1, 2001 to October 1, 2001); and Supervisor – Process Engineering (April 1, 1999 to January 1, 2001). Mr. DeIuliis serves as a director of Fairmont Supply Company, a wholly-owned subsidiary of CONSOL. Mr. DeIuliis is also a member of the board of directors of the U.S. Chamber of Commerce, the University of Pittsburgh Cancer Institute and the Center for Sustainable Shale Development. He is a registered engineer in the Commonwealth of Pennsylvania and a member of the Pennsylvania Bar. He is also a member of the Industrial & Professional Advisory Council College of Engineering at The Pennsylvania State University, the Catholic Foundation Advisory Board, and the Pittsburgh Penguins Foundation.

Qualifications: As our current President, Mr. DeIuliis has a unique and in-depth understanding of our business with over 20 years of experience with CONSOL. He provides our Board with direct operational insight through his leadership in the development and execution of our strategic priorities, and his understanding of our business, challenges and the material risks facing the Corporation.

PHILIP W. BAXTER

Age: 65 Director Since: 1999 – 2005; and since 2009 Occupation: Lead Independent Director; Lead Independent Director – Former President Stan Johnson Company	CONSOL Committees: • Audit • Compensation • Nominating and Corporate Governance

Background: Philip W. Baxter rejoined the CONSOL Board in January 2009. He is currently the Lead Independent Director and serves as a member of the Audit, Compensation and Nominating and Corporate Governance Committees. Mr. Baxter previously served as a director of CONSOL (as well as Chairman of its Audit Committee and a member of its Finance Committee) from August 1999 until August 2005. Mr. Baxter also served as a director of CNX Gas from June 30, 2005 until May 28, 2010 and was the chairman of its board of directors from June 2005 until January 2009. With respect to the CNX Gas Board, he served as a member of the audit committee and the finance committee. Since January 1, 2013, Mr. Baxter has been the lead independent director of Stan Johnson Company, a nationally recognized leader in commercial real estate brokerage specializing in single-tenant properties. Previously, Mr. Baxter served as the President of Stan Johnson Company from September 2002 until his retirement on December 31, 2012. He is also a member of the board of directors of Yorktown Financial Holdings, headquartered in Tulsa, Oklahoma, where he serves on its audit committee. Mr. Baxter served as Chief Financial Officer and Executive Vice President of the Tulsa-based energy conglomerate, Mapco Inc., until March 1998, when it merged with The Williams Company. During his 18-year career at Mapco, Mr. Baxter held a number of officer level positions including Chief Information Officer and Senior Vice President of Strategic Planning. Prior to his career at Mapco, he held a number of financial positions with Williams Energy Company, a subsidiary of The Williams Company.

Qualifications: Mr. Baxter brings over 40 years of business experience to our Board, including over 30 years of energy industry experience, accumulated principally in the areas of finance, strategic planning, mergers and acquisitions, technology, government affairs and human resources. Having served in various supervisory executive-level positions over the course of his career, Mr. Baxter has developed significant management and leadership skills and is well accustomed to interfacing with rating agencies, investors, analysts, auditors, outside advisors and governmental officials. He has also served as a member of our Board and the board of CNX Gas for 16 years, collectively, and has served on each of the Audit, Compensation, Finance and Nominating and Corporate Governance Committees of CONSOL.

JAMES E. ALTMEYER, SR.

Age: 75 Director Since: 2003 Occupation: Former President/Chief Executive Officer and Chairman – Altmeyer Funeral Homes, Inc.	CONSOL Committees: • Health, Safety and Environmental (Chair) • Finance

Background: James E. Altmeyer, Sr. has served on the CONSOL Board since November 2003. He was a director of CNX Gas from June 30, 2005 until April 28, 2009, during which time he was chairman of the compensation committee and served on the audit committee. He currently serves as Chairman of the Health, Safety and Environmental Committee and as a member of the Finance Committee of CONSOL. Mr. Altmeyer served as President and Chief Executive Officer of Altmeyer Funeral Homes, Inc. of West Virginia, Ohio, Virginia and North Carolina from 1972 until 2007, at which time he became chairman of Altmeyer Funeral Homes, Inc. He has also been President of Altmeyer Realty, a real estate holding company, and of Martin-Steadfast Insurance Company since 1972. Mr. Altmeyer served on the board of directors of WesBanco, Inc., a multi-state bank holding company from 1987 until April 2010, when he retired from the board. During that time he served on the board’s audit committee. Mr. Altmeyer is also a member of the executive committee of the Wheeling Hospital board of directors and vice chairman of the Chambers Foundation.

Qualifications: Mr. Altmeyer brings over 35 years of business experience to our Board and more than 20 years of board experience. In addition to his service on our Board and his previous service on the board of directors of CNX Gas, Mr. Altmeyer served as a director on the board of directors of WesBanco, Inc. for over 20 years and that of Wheeling Hospital for 30 years and as such offers significant corporate governance and financial expertise to our Board. Having graduated from the United States Military Academy at West Point in 1961 and serving on active duty until October 1972, Mr. Altmeyer brings significant leadership to our Board. Among his numerous combat (Vietnam) awards are a Silver Star and three Bronze Stars.

ALVIN R. CARPENTER

Age: 72 Director Since: 2013 Occupation: Former Vice Chairman – CSX Corporation; Director of Stein Mart, Inc. and of Regency Centers Corporation	CONSOL Committees: • Compensation (Chair) • Finance

Background: Alvin R. Carpenter joined the CONSOL Board in June 2013. Mr. Carpenter currently serves as Chairman of the Compensation Committee and a member of the Finance Committee. He retired from CSX Corporation (“CSX”), a railroad company, in February 2001, where he had served as vice chairman from July 1999 until his retirement. From 1962 until February 2001, he held various positions with CSX, including President and Chief Executive Officer of CSX Transportation, Inc. from 1992 to 1999 and Executive Vice President-Sales and Marketing of CSX Transportation, Inc. from 1989 to 1992. Mr. Carpenter currently serves as a director of Stein Mart, Inc., a retail company, since 1996, where he currently serves as chairman of its compensation committee and as a member of the corporate governance committee; and as a director of Regency Centers Corporation, an owner and developer of dominant, grocery-anchored retail centers, since 1993, where he serves as chairman of its nominating and corporate governance committee and as a member of its audit and compensation committees. He served as a director of Lender Processing Services, Inc. from 2009 until it was sold to Fidelity National Financial, Inc. on January 2, 2014, where he had served as its lead director, chairman of the corporate governance and nominating committee and as a member of the compensation committee. Additionally, he previously served on the boards of PSS World Medical, Inc., Barnett Bank, Inc., Nations Bank, American Heritage Life Insurance Company, Blue Cross & Blue Shield of Florida, One Valley Bancorp of West Virginia and Florida Rock Industries, Inc. He also chaired Governor Jeb Bush’s Commission on Workers’ Compensation Reform and served on Governor Bush’s Advisory Council on Base Realignment and Closure.

Qualifications: Mr. Carpenter brings over 50 years of business experience to our Board, including 40 years of experience in the railroad industry where he has served in a wide variety of operating, planning and sales and marketing positions. In addition to the business expertise he developed while employed in the railroad industry, Mr. Carpenter has developed significant expertise in the areas of corporate governance, compensation and audit matters through his service on various public company boards.

WILLIAM E. DAVIS

Age: 71 Director Since: 2004 Occupation: Former Chairman and Chief Executive Officer – Niagara Mohawk Power Corporation	CONSOL Committees: • Nominating and Corporate Governance (Chair) • Health, Safety and Environmental

Background: William E. Davis joined the CONSOL Board in January 2004. He currently serves as Chairman of the Nominating and Corporate Governance Committee and as a member of the Health, Safety and Environmental Committee. From November 2007 until December 2010, Mr. Davis was a director of AbitibiBowater Inc., which produces a broad range of forest products marketed around the world, and served on its governance, finance and audit committees. Mr. Davis was a director of Abitibi Consolidated Inc., which produced newsprint and commercial printing paper, from April 2003 to November 2007, and served on its audit and nominating and governance committees. Mr. Davis was also the chairman of the board of directors and Chief Executive Officer of Niagara Mohawk Power Corporation, an electricity and natural gas utility located in upstate New York, from May 1993 to February 2002. Following the sale of Niagara Mohawk in February 2002, and until his retirement in April 2003, Mr. Davis served as chairman of National Grid USA and as an executive director of National Grid (UK), owner and operator of the electricity transmission network in England and Wales. He served as Chairman and Chief Executive Officer of the Metropolitan Development Foundation of Central New York until December 4, 2008.

Qualifications: Having served as Chairman and Chief Executive Officer of Niagara Mohawk Power Corporation, a major investor owned gas and electric utility, for nine years, and as chairman of National Grid USA and executive director of National Grid (UK), Mr. Davis provides our Board with substantial insight into the energy industry.

Mr. Davis also contributes significant knowledge with respect to corporate governance matters acquired through his years of multiple board service and a unique corporate governance insight having graduated from the National Association of Corporate Directors certification course.

RAJ K. GUPTA

Age: 71 Director Since: 2004 Occupation: Former Vice President of Strategic Planning of Phillips Petroleum Company and Former Chairman of Quetzal Energy Inc.	CONSOL Committees: • Audit (Chair) • Health, Safety and Environmental

Background: Raj K. Gupta has served on the CONSOL Board since February 2004. He currently serves as Chairman of the Audit Committee and as a member of the Health, Safety and Environmental Committee. He also served as a director of CNX Gas from June 30, 2005 until May 28, 2010, where he served as (i) chairman of the finance committee until January 16, 2009 and (ii) a member of the audit committee throughout his term. From July 2007 to April 2009, Mr. Gupta also served as chairman of the board of directors of Quetzal Energy Inc., a Canadian-based international oil and gas company operating in Guatemala, Central America. From 1965 until his retirement in 2000, Mr. Gupta held various management positions with Phillips Petroleum Company, an international integrated oil and gas company now part of ConocoPhillips, including Vice President of Strategic Planning, managing business development, strategic growth and globalization efforts in South America, China, the Middle East and the former Soviet Union. From 2000 to December 2004, Mr. Gupta served on the board of directors of Yukos Oil Company, Moscow, Russia, chaired its compensation committee and was a member of its audit and finance committees. From 2000 to 2009, Mr. Gupta was a member of the Advisory Council of the Industrial, Manufacturing and Systems Engineering Department at Kansas State University. He also serves on the board of Preng & Associates in Houston.

Qualifications: Mr. Gupta brings 44 years of business experience in the integrated oil and gas industry, including upstream and downstream businesses in the areas of strategic planning, finance, operations and technology. Through his years of collective service on the boards of CONSOL, Quetzal Energy Inc. and Yukos Oil Company, Mr. Gupta has acquired a wealth of knowledge regarding the natural resources industry and the challenges and risks it faces, which he shares with our Board. In addition, his financial experience, and in particular his experience overseeing and assessing the performance of companies and independent public accounting firms, including (i) the corporate financial reporting process and (ii) the preparation and integrity of financial information and statements, makes him an invaluable asset to our Corporation and our Audit Committee in particular. Having served as a member of the Board for the past ten years and having served as a member of the CNX Gas board for almost five years, Mr. Gupta is very familiar with our business and the challenges and material risks it faces.

DAVID C. HARDESTY, JR.

Age: 68 Director Since: 2005 Occupation: President Emeritus and Professor of Law West Virginia University	CONSOL Committees: • Finance • Health, Safety and Environmental

Background: David C. Hardesty, Jr. joined the CONSOL Board in October 2005. He currently serves as a member of the Finance and Health, Safety and Environmental Committees. Mr. Hardesty is President Emeritus and Professor of Law at West Virginia University (WVU). He was President of WVU from 1995 to 2007. While serving as President, he was also a member of the National Security Higher Education Advisory Board. In addition, Mr. Hardesty served as the permanent chair of WVU’s affiliated research corporation, teaching hospital and the hospital’s parent health care system of hospitals. He is a member of numerous professional and civic organizations. Prior to his career in academia, Mr. Hardesty was a partner in the law firm of Bowles Rice LLP in Charleston, West Virginia, where he practiced in the areas of state and local taxation, corporate banking and administrative law. He is currently of counsel at this law firm. Mr. Hardesty was a State Tax Commissioner during Senator John D. Rockefeller IV’s first term as Governor of West Virginia (1977-1980). He also served as chairman of the National 4-H Council, a director and officer in the Big East Conference, a member of the Bowl Championship Series Presidential Oversight Committee and was a founding director of the Blanchettee Rockefeller Neurosciences Institute.

Qualifications: Mr. Hardesty brings more than 16 years of senior level executive experience to our Board. Mr. Hardesty also offers a unique and invaluable perspective into corporate governance matters, having practiced as an attorney in the areas of corporate law, banking and administrative law and state and local taxation. Mr. Hardesty has developed significant leadership skills over the course of his career, having been president of a major higher education institution, an agency head in state government, a law professor, and chair of a large health care system. He has also been a member of numerous civic and charitable boards and commissions, including the National Security Higher Education Advisory Board.

MAUREEN E. LALLY-GREEN

Age: 64

Director Since:  2013

Occupation:  Former Judge – Superior Court of
   Pennsylvania; Associate General Secretary
   and Director of the Office for Church
   Relations for the Diocese of Pittsburgh;
   Director of Federated Mutual Fund Complex

CONSOL Committees: • Nominating and Corporate Governance • Health, Safety and Environmental

Background: Maureen E. Lally-Green joined the CONSOL Board in June 2013. Ms. Lally-Green currently serves as a member of the Nominating and Corporate Governance Committee and the Health, Safety and Environmental Committee. She is the director of the Office for Church Relations for the Diocese of Pittsburgh, a position she has held since August 2009. Ms. Lally-Green has served on the board of Federated Mutual Fund Complex (the “Fund”) since August, 2009, and was appointed to serve on its audit committee in May 2013. With respect to the Fund, she is currently a director or trustee of 41 separate investment companies of such fund complex. She has served as Associate General Secretary (since July 2012) and Director of the Office for Church Relations (since August 2009) for the Diocese of Pittsburgh and serves as both in a part-time capacity (since July 2013). In addition, Ms. Lally-Green has been a Professor of Law at Duquesne University’s School of Law in various capacities, including Adjunct Professor of Law and full-time Professor of Law, since September 1983. From June 1998 until July 2009, when she retired, she served as a Judge of the Superior Court of Pennsylvania, a state-wide appellate court. Other relevant experience includes her service as a consultant to the Supreme Court of Pennsylvania, counsel in the law department at the former Westinghouse Electric Corporation and counsel at the Divisions of Trading and Markets and Enforcement at the Commodity Futures Trading Commission. Ms. Lally-Green is a member of the Pennsylvania Bar Association, Pennsylvania Bar Institute, Allegheny County Bar Association, Allegheny Bar Foundation, District of Columbia Bar Association, International Women’s Judges Association, National Association of Women Judges, and the Women’s Bar Association of Western Pennsylvania. She also serves on the board or as a trustee of the Saint Vincent Seminary, Saint Vincent College, the Epilepsy Foundation of Western/Central Pennsylvania, UPMC-Mercy Hospital, the Cardinal Wuerl North Catholic High School and Our Campaign for the Church Alive!, Inc.

Qualifications: Ms. Lally-Green brings over 40 years of legal experience to our Board that includes a diversity of experience while serving as a Judge on the Superior Court of Pennsylvania, her service with a major corporation and the federal government, her activities in the state-wide and local legal communities, and her experience with, among other things, corporate governance due to her service on a number of boards of non-profit entities and the for-profit Fund.

JOHN T. MILLS

Age: 66 Director Since: 2006 Occupation: Former Chief Financial Officer – Marathon Oil Corporation	CONSOL Committees: • Audit • Compensation

Background: John T. Mills joined the CONSOL Board in March 2006. Mr. Mills currently serves as a member of the Audit Committee and the Compensation Committee. He serves on the board of directors of Cal Dive International Inc., a marine contractor providing manned diving, derrick, pipelay and pipe burial services to the offshore oil and natural gas industry, and serves as lead independent director, chairman of the audit committee, and a member of the compensation and corporate governance and nominating committees. From January 2008 through

June 2010, Mr. Mills was a member of the board of directors and audit, conflicts and risk management committees of Regency GP, LLC, the general partner of Regency GP, LP, the general partner of Regency Energy Partners LP, a natural gas gathering, processing and transportation master limited partnership. Mr. Mills joined the board of directors of Horizon Offshore, Inc., a marine construction company, in June 2002 and served as the chairman of the board of directors from September 2004 until December 11, 2007, when Horizon Offshore, Inc. was acquired by Cal Dive International, Inc. Mr. Mills was the Chief Financial Officer of Marathon Oil Corporation, an integrated energy company, from January 2002 until his retirement in December 2003. In 2011, Mr. Mills attended the Harvard Business School program “Making Corporate Boards More Effective.”

Qualifications: As a licensed attorney with 39 years of business experience, including 16 years as an officer of Marathon Oil Corporation and U.S. Steel Corporation, Mr. Mills brings significant knowledge and experience to our Board. In particular, Mr. Mills brings an in depth understanding of the evaluation of organic growth capital projects and acquisition and disposition opportunities, and the importance of maintaining a competitive capital structure and liquidity. In addition, having previously served as Senior Vice President, Finance and Administration, and later the Chief Financial Officer of Marathon Oil Corporation, Mr. Mills has developed a wealth of financial knowledge with respect to the oversight of (i) the preparation of consolidated financial statements, (ii) internal audit functions, and (iii) public accountants, skills which are critical to our Corporation and particularly our Audit Committee.

WILLIAM P. POWELL

Age: 58 Director Since: 2004 Occupation: Managing Partner – 535 Partners LLC	CONSOL Committees: • Finance • Nominating and Corporate Governance

Background: William P. Powell has served on the CONSOL Board since January 2004. He currently serves as a member of the Finance and Nominating and Corporate Governance Committees. Since 1993, Mr. Powell has also been a director of Cytec Industries, a global specialty chemicals and materials company, where he chairs the governance committee and has served on the audit committee. Until May 2007, Mr. Powell was a Managing Director of William Street Advisors, a New York City-based merchant banking boutique. Mr. Powell resigned from William Street Advisors to establish a family office, 535 Partners LLC, where he serves as Managing Partner. Prior to his time at William Street Advisors, he served as a Managing Director of UBS Warburg LLC and its predecessor Dillon, Read & Co. Inc. since 1991.

Qualifications: With an MBA degree and over 30 years of financial, management and investment experience, Mr. Powell brings a wealth of knowledge to our Board. Having served on multiple public company boards for over 20 years, Mr. Powell also has significant expertise in corporate governance matters.

JOSEPH T. WILLIAMS

Age: 76 Director Since: 2004 Occupation: Former Chairman and Chief Executive Officer of DevX Energy, Inc.	CONSOL Committees: • Finance (Chairman) • Compensation

Background: Joseph T. Williams has served on the CONSOL Board since January 2004. He currently serves as Chairman of the Finance Committee and is a member of the Compensation Committee. From July 2006 until January 2009, he was also a director of CNX Gas and served on the nominating and corporate governance and finance committees. Mr. Williams is a retired oil and natural gas industry executive who has held positions as Chairman or Chief Executive Officer or both for NASDAQ, American Stock Exchange and NYSE listed companies. He is currently a member of the Society of Petroleum Engineers.

Qualifications: Mr. Williams brings to our Board 53 years of operational, engineering and corporate business experience related primarily to oil and natural gas exploration and production. After serving 18 years in domestic and international operations with Chevron Corporation, Mr. Williams served as: President, Administration Division of Mitchell Energy and Development Corp.; Chairman and Chief Executive Officer of Lear Petroleum Corporation; President and Chief Executive Officer of Dalen Resources, Inc. (a subsidiary of PG&E Enterprises); Vice Chairman of Enserch Exploration, Inc.; President and Chief Executive Officer of MCN Investment Corporation; and Chairman and Chief Executive Officer of DevX Energy, Inc. Having served in these positions, Mr. Williams provides our Board with a broad understanding of the energy industry generally and the challenges and material risks inherent in CONSOL’s businesses.

Related Party Policy and Procedures

Our Audit Committee adopted a written Related Party Policy and Procedures for the review and approval or ratification of related party transactions with directors, nominees for director and executive officers and certain family members (“related persons”). A copy of the policy is available on our website at www.consolenergy.com.

Under the policy, prior to entering into a potential related person transaction (which is generally a transaction in excess of $120,000 involving the Corporation and a related person), the related person must notify our chief financial officer and general counsel of the material facts regarding the transaction. If our chief financial officer and general counsel determine that the proposed transaction is in fact a related person transaction, the details of the transaction are presented to our Audit Committee (or if it is not practicable or desirable to wait until the next Audit Committee meeting, to the chairman of the Audit Committee) for approval. The Audit Committee or Chairman, as applicable, will consider all relevant facts and circumstances including the terms of the transaction and terms that would be available to unrelated parties, the benefits to us and, if the transaction involves an independent director, any impact the transaction would have on such director’s independence. The Audit Committee or Chairman, as applicable, will also inform our Nominating and Corporate Governance Committee of any related person transactions involving directors or nominees. Since the SEC’s related party regulation also applies to directors’ and executive officers’ family members, as well as entities in which they may be deemed to have an indirect material interest, it is possible that related person transactions could occur without a director or executive officer being aware of them and bringing them to us for approval. When we become aware of a related person transaction that has not been previously approved, the policy provides that the details of the transaction will be presented to our Audit Committee or Chairman, as applicable, for ratification or other action. The policy also provides that our Audit Committee will review, on an annual basis, ongoing related person transactions having a remaining term of more than six months or that are in excess of $120,000. We also require that officers and directors complete director and officer questionnaires annually and that they adhere to written codes of business conduct and ethics regarding various topics, including conflicts of interest, the receipt of gifts, service in outside organizations, political activity and corporate opportunities. Officers and directors must certify compliance with these codes in writing each year.

Mr. Altmeyer, a member of the Board, has a brother who is a member of Phillips, Gardill, Kaiser & Altmeyer, PLLC. The Corporation engages this law firm predominantly for workmen’s compensation, litigation and land-related legal services, and paid it approximately $523,370 in 2013, which amount represented less than 1% of the total amount paid by the Corporation to all law firms retained in 2013. CONSOL engaged Phillips, Gardill, Kaiser & Altmeyer, PLLC many years prior to Mr. Altmeyer becoming a member of the Board.

Mr. Hardesty, a member of the Board, has a daughter who is a partner at Bowles Rice LLP. The Corporation engages this law firm predominantly for land-related matters (including title work), and paid it approximately $4,120,178 in 2013, which amount represented less than 5% of the total amount paid by the Corporation to all law firms retained in 2013. CONSOL engaged Bowles Rice LLP many years prior to Mr. Hardesty becoming a member of the Board. Further, Mr. Hardesty’s brother, Benjamin Hardesty, through his consulting firm, entered into a consulting agreement with CONSOL in 2011, pursuant to which CONSOL agreed to pay him a market-based brokerage fee for acquisition transactions which he introduced to CONSOL. In 2014, CONSOL acquired approximately 90,000 Marcellus Shale acres in West Virginia from DTI for which CONSOL paid Benjamin Hardesty’s firm $1.5 million pursuant to the consulting agreement as a result of his role in the transaction. Benjamin Hardesty was instrumental in the successful completion of the transaction with DTI given his business relationships and history with Dominion.

Neither Mr. Altmeyer nor Mr. Hardesty are involved in the decisions to utilize these third parties.

The Audit Committee reviewed and approved all of the above transactions.

Determination of Director Independence

Our Board is required under the NYSE rules to affirmatively determine the independence of each director each year and to disclose this determination in the Proxy Statement for each annual meeting of shareholders of CONSOL. Based on the independence standards set forth in our Corporate Governance Guidelines, which are described below, our Board, at its meeting held in January 2014, determined that each of Messrs. Altmeyer, Baxter, Carpenter, Davis, Gupta, Mills, Powell and Williams and Ms. Lally-Green, had no material relationship with CONSOL (either directly or indirectly, including as a partner, shareholder or officer of an organization that has a relationship with CONSOL) and are “independent” under our Corporate Governance Guidelines and the corporate governance rules of the NYSE codified in Section 303A of the NYSE Listed Company Manual. The Board also determined that each member of the Audit Committee meets the heightened independence standards required for audit committee members under the NYSE listing standards and the SEC rules, and considered the additional factors under the NYSE rules relating to members of the Compensation Committee before determining that each of them is independent.

The Board has established the following standards for determining director independence, which are reflected in our Corporate Governance Guidelines that are available in the Corporate Governance section of the Corporation’s website at www.consolenergy.com.

A director will not be deemed independent if:

•

(i) the director is, or has been within the previous three years, employed by CONSOL, or an immediate family member is, or has been within the previous three years, an executive officer of CONSOL; provided, that employment as an interim Chairman or CEO or other executive officer shall not disqualify a director from being considered independent following that employment;

•

(ii) the director or an immediate family member has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from CONSOL, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); provided, that compensation received by a director for former service as an interim Chairman or CEO or other executive officer need not be considered in determining independence under this paragraph (ii) and provided further, that compensation received by an immediate family member for service as an employee of CONSOL (other than an executive officer) need not be considered in determining independence under this paragraph (ii);

•

(iii)(A) the director or an immediate family member is a current partner of the firm that is CONSOL’s internal auditor or external auditor (each an “Audit Firm”); (B) the director is a current employee of an Audit Firm; (C) the director has an immediate family member who is a current employee of an Audit Firm and who personally works on CONSOL’s audit or (D) the director or an immediate family member was, within the previous three years (but is no longer), a partner or employee of an Audit Firm and personally worked on CONSOL’s audit within that time;

•

(iv) the director or an immediate family member is, or has been within the previous three years, employed as an executive officer of another company where any of CONSOL’s present executive officers at the same time serves or served on such company’s compensation (or equivalent) committee of the board of directors; or

•

(v) the director is a current employee, or an immediate family member is an executive officer, of a company that has made payments to, or received payments from, CONSOL for property or services in an amount which, in any of the previous three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues. For purposes of the foregoing, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year; and

•

(vi) for members of the audit committee only: other than in the capacity as a member of the audit committee, the Board or any other committee of the Board, the director (A) does not accept, directly or indirectly, any consulting, advisory or other compensatory fee from CONSOL; provided that compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with CONSOL (provided that such compensation is not contingent in any way on continued service) or (B) is not an affiliated person of CONSOL.

Any related person transaction required to be disclosed under SEC Regulation S-K, Item 404, shall be considered in determining the independence of a director or nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ABOVE-NAMED NOMINEES FOR THE BOARD OF DIRECTORS.

EXECUTIVE COMPENSATION INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

This Compensation Discussion and Analysis section (the “CD&A”) is designed to provide our shareholders with an explanation of CONSOL’s executive compensation philosophy and objectives, our 2013 executive compensation program and the compensation paid by the Corporation to the following “named executives” in 2013:

•	J. Brett Harvey, Chairman and Chief Executive Officer*

•	Nicholas J. DeIuliis, President*

•	David M. Khani, Executive Vice President and Chief Financial Officer (“Chief Financial Officer”)

•	Stephen W. Johnson, Executive Vice President and Chief Legal and Corporate Affairs Officer (“Chief Legal Officer”)

•	James C. Grech, Executive Vice President and Chief Commercial Officer (“Chief Commercial Officer”)

•	William J. Lyons, Former Executive Vice President and Chief Financial Officer (“Former Chief Financial Officer”)+

•	P. Jerome Richey, Former Executive Vice President – Corporate Projects (“Former EVP – Corporate Projects”)+

•	Robert F. Pusateri, Former Executive Vice President – Energy Sales and Transportation Services (“Former EVP – Energy Sales”)+

* Immediately after the Annual Meeting, as part of the succession plan, Mr. Harvey will assume the role of Executive Chairman and Mr. DeIuliis will assume the role of Chief Executive Officer, in addition to his existing role of President.

+ Each of Messrs. Lyons, Richey and Pusateri retired from employment with CONSOL in the first quarter of 2013. Each of Messrs. Lyons and Pusateri entered into a consulting agreement with the Corporation described under “— Consulting Agreements with Messrs. Pusateri and Lyons,” and Mr. Richey entered into a retirement agreement with the Corporation described under “— Retirement Letter with Mr. Richey.”

The contents of this CD&A are organized into the following five sections: (Section 1) Executive Summary; (Section 2) Pay for Performance Approach; (Section 3) Compensation Setting Process; (Section 4) Compensation Decisions for 2013; and (Section 5) Other Compensation Policies and Information.

SECTION 1 - EXECUTIVE SUMMARY

Our executive compensation program is designed to attract, motivate and retain key executives who will promote the short- and long-term growth of the Corporation and create sustained shareholder value. To this end, we take a pay-for-performance approach to our executive compensation program that ties the majority of the compensation payable to our named executives to CONSOL’s performance and promotes equity ownership among the named executives to greater align their interests with those of our shareholders.

Managerial decisions over time drive a company’s financial performance. CONSOL’s financial and non-financial performance has been consistently solid over the years – despite the volatile economy and volatile commodity prices. This conclusion is underscored by our 2013-2014 Business, Compensation and Corporate Governance Highlights described on pages 3-4.

SECTION 2 - PAY FOR PERFORMANCE APPROACH

Chief Executive Officer’s Reported Compensation for 2013

Our Chief Executive Officer’s and other executives’ 2013 long-term incentive opportunity was entirely in the form of CONSOL Stock Units that will be earned, if at all, if the Corporation’s:

(i)	average closing stock price at the end of a three year performance period equals or exceeds 100% of CONSOL’s average closing price at the commencement of such period; and

(ii)	adjusted return on capital employed (“ROCE”) for the three year performance period equals or exceeds 80% of the cumulative, budgeted ROCE for such period.

If (i) and (ii) are achieved, the number of shares earned will be determined based on the following formula (with payout capped at 150% of target):

Stock Units	x	Ending Stock Price
(at target)		Beginning Stock Price

At management’s recommendation, the Compensation Committee did not approve an increase to the Chief Executive Officer’s base salary or annual target incentive opportunity in 2013.

Strong Link Between Pay and Performance – Emphasis on At-Risk Compensation for Chief Executive Officer

We have always emphasized putting a substantial portion of our named executives’ compensation at-risk, particularly with respect to our Chief Executive Officer. Our Chief Executive Officer is compensated differently than our other named executives in light of a combination of factors, including his long tenure in his position with the Corporation, his unique skills and the breadth of his responsibilities to CONSOL and its shareholders. With more than 30 years of natural resources industry experience, together with his leadership responsibilities as a board member at other public companies, our Chief Executive Officer is especially qualified to understand the opportunities, risks and leadership challenges facing a diversified energy company, particularly given the complexity of our business with underground coal mines and the exploration and production of natural gas.

Changes effected in recent years have increased the portion of our Chief Executive Officer’s pay that is at risk. Relative to the chief executive officers of CONSOL’s current peer group as defined below, our Chief Executive Officer has a significantly higher proportion of at-risk compensation:

	Chief Executive Officer	Peer Group
Fixed Compensation (Base Salary)	8%	37%
At-Risk Compensation (Annual Incentive Bonus + CONSOL Stock Units)	92%	63%

Target vs. Actual Compensation – Chief Executive Officer

Because so much of our Chief Executive Officer’s compensation is at-risk compensation, there is a strong alignment between his compensation and the interests of shareholders, as demonstrated by the following chart. His compensation is highly correlated with stock price performance – if value is not delivered to our shareholders in terms of stock price, our Chief Executive Officer’s compensation will be adversely affected, as discussed below.

Target to Actual Total Direct Compensation - Chief Executive Officer (2010-13)

($ in millions as of December 31, 2013)

As our stock price has improved, as it did by over 18% in 2013, our Chief Executive Officer’s realizable total direct compensation has adjusted favorably relative to his target total direct compensation. The below chart demonstrates the corresponding alignment between our Chief Executive Officer’s pay and the stock price appreciation experienced by our shareholders.

Target total direct compensation includes the following: (i) annual base salary as reported in the Summary Compensation Tables (“SCT”) set forth in this and prior years’ proxy statements; (ii) target annual bonus as reported in the Grants of Plan-Based Awards Tables (“PBA Tables”); and (iii) long-term incentive awards reported in the PBA Tables and valued as follows: (A) Black-Scholes value of stock options on the date of grant, (B) grant date fair value of restricted stock units, and (C) grant date fair value of the target number of performance share units and CONSOL Stock Units.

Realizable compensation for a year includes the following: (i) annual base salary as reported in the SCT; (ii) actual annual bonus awarded, as reported in the SCT; (iii) options granted during the period valued at the difference between the fair market value at period end and the exercise price (“intrinsic value”), (iv) the fair market value of restricted stock units granted during the period are, to the extent vested, as reported in the Option Exercises and Stock Vested Tables or if unvested, valued using the December 31, 2013 stock price of $38.04, (v) with respect to performance share units and/or CONSOL Stock Units that were granted during the period but have yet to vest, the December 31, 2013 stock price times the target number of shares, and (vi) with respect to performance share units that were granted and paid during the period, the amounts reported in the Option Exercises and Stock Vested Tables.

SECTION 3 - COMPENSATION SETTING PROCESS

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract, motivate and retain key executives who drive our success and industry leadership. We achieve these objectives through compensation that:

•	links a significant portion of total compensation to performance which we believe will create long-term shareholder value;

•	consists primarily of stock-based compensation, which encourages our named executives to act as owners of the Corporation;

•	is tied to both overall corporate performance, financial and operational goals, as well as individual performance (annual and long-term);

•	enhances retention in a highly competitive market by subjecting a significant portion of total compensation to multi-year vesting or performance conditions;

•	discourages unnecessary and excessive risk taking; and

•	provides a competitive total pay opportunity.

Key factors affecting the Compensation Committee’s executive compensation judgments include: (i) the nature and scope of an executive’s responsibilities; (ii) an executive officer’s performance (including contribution to the Corporation’s financial results); and (iii) the Compensation Committee’s outside compensation consultant’s report(s) on survey and/or proxy data for compensation paid to executives with similar responsibilities at other similar industry companies.

Results of 2013 Shareholder Vote on Named Executive Compensation

CONSOL has a practice of engaging in discussions with major shareholders on various topics, including executive compensation. The insight we have gained over the years through these discussions has been helpful to the Compensation Committee as it considers and adopts compensation policies relating to our named executives.

While over a majority of our shareholders who voted approved our 2012 executive compensation program at our May 2013 Annual Meeting, we viewed the vote as an opportunity to consider how best to structure our executive compensation programs and better align the interests of our executives and shareholders. At the direction of the Board of Directors, our management conducted a shareholder outreach program to evaluate the results of the 2013 say-on-pay vote and to understand the concerns of our shareholders who voted against the proposal. Based on this shareholder outreach, we understand that the primary issues expressed by those shareholders who voted against our 2012 executive compensation program related to: (i) stock price performance, (ii) lack of rigor in the stock price performance goal of the CONSOL Stock Unit awards, (iii) wishing to see our Chief Executive Officer’s total direct compensation more in line with the compensation of chief executive officers at peer companies, and (iv) wishing to see less subjectivity in the annual incentive program with more emphasis placed on achievement of financial results.

CONSOL listened to its shareholders and is committed to its pay for performance philosophy. In connection with the same, we took the following actions in an effort to respond to our shareholders’ concerns:

•	We engaged in significant, strategic transactions to implement our long-term growth plan, including the Murray Transaction, which contributed to our stock price increasing by 18.5% in 2013;

•

We amended the CONSOL Stock Unit program to provide that payout of such awards cannot occur unless the stock price at the end of the three year performance period equals or exceeds the stock price at the beginning of the performance period;

•

Our Chief Executive Officer considered the comments of our shareholders and agreed, after discussions with the Compensation Committee, to reduce his 2014 total direct compensation, at target, by $3,000,000 in 2014; further, his annual base salary will be reduced by 25% to $750,000 when Mr. Harvey assumes the role of Executive Chairman immediately after the Annual Meeting. Mr. DeIuliis declined an increase to his 2014 compensation in connection with his promotion to Chief Executive Officer after the Annual Meeting.

•

We enhanced the alignment of our annual bonus program (the Short-Term Incentive Program, or “STIC”) with our growth strategy and investors’ financial interests by (i) eliminating the individual performance component, which previously was weighted as a third of incentive compensation, and tying all annual bonus opportunity to financial and operational results for NEOs; (ii) increasing the emphasis on production, operating cost, and reserve replacement; (iii) adding a profitability modifier tied to EBITDA results; and (iv) reducing the payout for threshold performance from 70% of target to 50% of target; and

•

We also made other changes to our Long-Term Incentive Program, or “LTIC,” by making the 2014 performance share unit target award opportunity contingent on both long-term ROCE results and TSR relative to the S&P 500.

We believe that these changes are responsive to our shareholders’ comments and promote both enhanced accountability for financial results and alignment of the NEOs’ compensation with investor returns.

We will continue to actively engage in discussions with our shareholders on these matters and consider shareholder sentiments about our core principles and objectives when determining the compensation of our named executives.

Use of Peer Group and Other Benchmarking Data

One of the primary factors that the Compensation Committee considers in determining the total compensation opportunities to be provided to each of our named executives is whether such total compensation opportunity is competitive with the total compensation opportunities offered to similarly situated executives by our competitors.

Since we are unique in that we are both a coal producer and a gas producer, the Compensation Committee uses a peer group of companies which includes a mix of both coal and gas companies, against which the Compensation Committee measures our overall compensation program. The scarcity of companies similar to CONSOL makes it more difficult for the market to value our diverse holdings of coal and gas assets, which leads to a more complex business than most, if not all, of our peers. In selecting these companies, the Compensation Committee also considers CONSOL’s revenue and market capitalization relative to the peers and their business segment revenue.

The following companies were used to help establish 2013 compensation for our named executives:

Alpha Natural Resources, Inc.	Newfield Exploration Co.
Anadarko Petroleum Corporation	Noble Energy, Inc.
Apache Corporation	Peabody Energy Corp.
Arch Coal Inc.	Plains Exploration & Production Company
Chesapeake Energy Corporation	QEP Resources, Inc.
Devon Energy Corporation	Southwestern Energy Co.
EOG Resources, Inc.	WPX Energy, Inc.

The Compensation Committee targeted CONSOL’s executive compensation at the median of the peer group to be consistent with CONSOL’s revenue and market capitalization relative to our peer group. With respect to the average percentile ranking for the named executives’ total direct compensation compared to the peer group, the compensation consultant found the following in late 2013 when evaluating the 2013 compensation packages for the named executives:

CONSOL Percentile Rankings Within the Above-Referenced Peer Group

Average Total Direct Compensation for Named Executives(1)	Revenue	Market Capitalization

25th percentile	49th percentile(2)	47th percentile(3)

(1)	Total direct compensation includes base salary, annual incentive and grant date value of long-term incentives.

(2)	Based on CONSOL’s revenues of $5.0 billion in 2012.

(3)	Based on CONSOL’s market capitalization of $7.4 billion (based on data as of December 31, 2012).

In connection with the preparation of the 2013 compensation program, the compensation consultant benchmarked the proposed compensation packages for the named executives against (i) proxy data available for the peer group, and (ii) published survey data.

The Compensation Committee uses the compensation consultant’s benchmarking studies to determine the market pay practices of executives at comparable companies who are similarly situated to our executives. The Compensation Committee’s policy is to use the data prepared and presented by the compensation consultant as a reference point or guideline. Our named executives’ actual compensation may be higher or lower than the compensation paid to executives in similar positions at comparable companies based on CONSOL’s financial performance and individual performance. After considering the named executives’ history with CONSOL, the depth and breadth of their experiences, their job responsibilities, their individual performances and CONSOL’s performance in 2012, a review of benchmarking and other materials described herein, the named executives’ 2013 compensation packages were approved by the Compensation Committee and ratified by the independent members of the Board (in the case of our Chief Executive Officer).

Role of Compensation Consultant

The Compensation Committee engaged Deloitte and more recently Towers Watson to assist it with the development of our compensation program. The compensation consultants work for the Compensation Committee in coordination with management.

The Compensation Committee looks to the compensation consultants to review the elements of our compensation program and recommend any modifications thereto, including the appropriate mix of short- and long-term incentives, based on their review of the market practices of a peer group of companies and the Corporation’s compensation objectives. The consultants also provide ongoing input on the design of our incentive programs and the underlying performance metrics.

Process for Evaluating Compensation

In the first quarter of each year, the Compensation Committee meets to establish the base salaries, incentive opportunities and related performance goals of the Corporation’s compensation programs. To establish compensation for a particular named executive (other than our Chief Executive Officer), the Corporation’s human resources personnel make an initial assessment and submit it to our Chief Executive Officer for review. This assessment considers relevant industry salary practices, the complexity and level of responsibility associated with the particular named executive’s position, the position’s overall importance to the Corporation in relation to other executive positions, and the competitiveness of the named executive’s total compensation. Our Chief Executive Officer may make appropriate changes to this assessment based on his determination of such named executive’s past performance. The Compensation Committee then reviews: our Chief Executive Officer’s compensation recommendations for each named executive (other than himself); our Chief Executive Officer’s evaluation of each named executive’s performance and internal value; and the benchmarking studies and tally sheets (which includes an equity wealth accumulation analysis) as compiled by the outside compensation consultant.

From this mix of information, the Compensation Committee approves, in consultation with the Chief Executive Officer and our outside compensation consultant, the amount of each named executive’s annual base salary and target short- and long-term incentive compensation opportunities.

To establish compensation for our Chief Executive Officer, the Compensation Committee reviews: (i) the benchmarking studies and compensation alternatives compiled by the outside compensation consultant; (ii) the Chief Executive Officer’s self-evaluation of his annual performance in light of the prior year’s goals and objectives; and (iii) the Board’s evaluation of his annual performance. The Compensation Committee approves, and then recommends that the independent members of the Board ratify, the compensation of our Chief Executive Officer. Our Chief Executive Officer does not participate, and is not present for, any approvals relating to his compensation.

Executives’ Performance Considerations

CONSOL takes a team approach to achieving our strategic vision. The performance of our named executives is reviewed in light of annually determined goals and objectives, which are described below, and is considered when establishing individual compensation and the pay-out of awards issued under the annual incentive compensation plan. However, the Compensation Committee does not assign any relative weights to these goals and objectives. Rather, the Compensation Committee makes a subjective determination of their achievement based on a review of each named executive’s overall performance.

For 2013, our named executives had the following combined primary performance goals and objectives, which are consistent with our five core values of safety, compliance, continuous improvement, production and cost.

Executives’ Primary Goals and Objectives for 2013

Health and Safety	Improving and being an industry leader in health and safety by continuing CONSOL’s efforts to achieve a zero incident rate and implementing other major health and safety initiatives, including building on the “Absolute Zero” program, incorporating more science, technology and process into our safety improvement efforts and implementing detailed risk assessment processes across the Corporation.

Compliance	Continuing to improve safety and environmental compliance, including raising environmental awareness throughout the Corporation through training, communications and performance metrics, codifying policies, preventing and mitigating environmental impacts, and continuing research and development in support of environmental and operational activities.

Continuous Improvement	Continuing to improve and optimize our coal and gas operations and continually improving productivity and efficiency of such operations, including by upgrading operations with new and efficient technologies, reducing costs, developing metrics and key performance indicators, and developing a more formal audit process.

Finance	Improving and protecting the Corporation’s financial position, among other matters, by performing a comprehensive decision analysis regarding multiemployer plans, developing an integrated management system and building a strategic sales plan that maximizes margins and minimizes risk.

Energy Sales and Marketing	Continuing to seek out new coal markets, towing and terminal third party transportation opportunities, water markets, and gas and liquid supply, processing and transportation agreements with financially-stable customers and service providers. The Corporation also considers production volumes and costs per ton with respect to coal results and costs per Mcf with respect to gas results (see “2013 Short-Term Incentive Compensation” set forth below on page 40 for 2013 target information).

Growth & Business Development	Continuing to investigate opportunities to use our coal, gas and land resources to create value for our shareholders, with emphasis on investing in oil and gas as the primary growth engine and identifying opportunities to monetize non-core/non-strategic assets.

Human Resources	Continuing to recruit, educate, and develop employees to have the best talent for succession and to position the Corporation for the future.

Corporate Image & Branding	Continuing to enhance CONSOL’s corporate image and build its reputation with the government, the energy industry, the investment community, and the communities in which we operate.

Regulatory Risk Management	Actively managing potential adverse risk associated with new governmental regulations that will impact our business.

Corporate Governance	Effectuating good corporate governance by continuing to assist the Board in its oversight of CONSOL and further enhancing communication between management and the Board.

The Compensation Committee determined that our named executives exceeded their 2013 goals and objectives.

SECTION 4 - COMPENSATION DECISIONS

Elements of Executive Compensation Program

In 2013, we continued to compensate our named executives through the following elements of our executive compensation program:

Compensation Element	Form of Compensation	Performance Criteria	Purpose
1. Base Salary (page 39)	Cash	Individual performance and experience in the role are factors in determining base salaries.	To provide fixed compensation necessary to attract and retain key executives and to offset the cyclicality in our business that may impact variable pay year-to-year.
2. Short-Term Incentive (page 40)	Cash	Annual performance criteria include coal and gas production, operating cost, environmental compliance and safety goals determined by the Compensation Committee, together with individual goals.	To provide incentives to our employees to achieve performance goals and to reward our employees for the achievement of those goals.
3. Long-Term Incentive (page 42)	• Performance Share Units (PSUs) (three-year cliff vesting)

•     For PSUs granted in 2011 (but not paid until 2014), performance criteria include TSR (relative to a TSR peer group) and ROCE, with potential upward and downward adjustments based on safety performance.

To create a strong incentive for our key management members to achieve our short- and long-term performance objectives and strategic plan, and to align management’s interests with our shareholders’ interests.
• Special 2012 PSU Award to Chief Executive Officer (two-year cliff vesting)

•     Performance criteria of stock price appreciation on an absolute basis, the achievement of strategic goals and the achievement of TSR and financial goals (representing 25% of the total 2012 long-term incentive opportunity).

	• Performance-Based Options (Performance Options) (one-time award granted in 2010 with 4-year ratable vesting, if goals are achieved)	• For Performance Options, vesting is dependent upon satisfying annual gas production and operating cost goals in 2010, 2011, 2012 and 2013.
	• Restricted Stock Units (RSUs) (three-year ratable vesting; granted in years prior to 2013)	• RSUs have time-based vesting.
	• Stock Options (three-year ratable vesting granted in years prior to 2013)	• Stock Options have time-based vesting.
	• CONSOL Stock Units (CSUs) (granted to all executives in 2013 (three-year cliff vesting))	• For CSUs granted in 2013, performance criteria includes ROCE and absolute stock price performance.
All equity awards settle in stock.
4. Employment and Other Agreements and Benefits (page 47)	• Employment Agreement (Chief Executive Officer only) • Change in Control Agreements • Other Retirement Benefits	-	To attract and retain key management members and, for change in control agreements, to motivate executives to take actions that are in the best interests of CONSOL.
5. Perquisites (page 49)	• Country Club Memberships • Corporate Aircraft • Financial Planning • Vehicle Allowance	-	To provide a competitive compensation package and, in certain cases, to optimize an executive officer’s time.

As illustrated by the charts below, a significant portion of our named executives’ 2013 target total direct compensation was granted in the form of short-term and long-term incentives and is “at risk.” We believe that this compensation mix ensures a strong link between our named executives’ compensation and the Corporation’s performance and motivates our named executives to deliver strong business performance results and to create shareholder value, without encouraging or rewarding inappropriate risks.

Target Pay Mix in

2013(1)

(1)

Short-term incentive plan awards assume a target payout and for long-term incentive awards, assume grant date values of equity incentives. Named executives may receive zero or less than target for poor performance, and more than target for superior performance.

A significant amount of every named executive’s compensation is at-risk and aligned with our shareholders’ interests, consistent with the discussion above regarding the amount of pay at-risk for our Chief Executive Officer. If the Corporation’s stock price does not perform well or CONSOL does not achieve its financial and operational goals, our named executives do not realize the target value of their at-risk compensation.

2013 Base Salary

Base salaries are designed to provide a level of fixed compensation that is necessary to attract and retain key executives and to offset the cyclicality in our business that may impact variable pay year-to-year. Factors considered in establishing base salaries include external market data, the internal worth and value assigned to the named executive’s role and responsibilities at CONSOL, and the named executive’s skills and performance.

The Compensation Committee reviewed the base salaries of our named executives in January 2013. The Compensation Committee did not approve any change to the annual base salary of our Chief Executive Officer.

The annual base salaries for 2013 were as follows:

Named Executive	Salaries for 2013
Chief Executive Officer	$1,000,000
President	$725,000
Chief Financial Officer	$480,000
Chief Legal Officer	$450,000
Chief Commercial Officer	$370,000
Former Chief Financial Officer	$565,000
Former EVP – Corporate Projects	$450,000
Former EVP – Energy Sales	$480,000

2013 Short-Term Incentive Compensation

The Short-Term Incentive Compensation Plan (which we refer to as the “Short-Term Plan”) is designed to deliver annual cash awards when CONSOL and our named executives are successful in meeting or exceeding established performance targets and to pay less, or nothing at all, when CONSOL and/or our employees fall short of these targets. The Short-Term Plan provides incentive compensation (measured at target) that is comparable to compensation provided by companies with which CONSOL competes for executive talent.

The Compensation Committee calculated the actual amount of the awards by strictly adhering to the following formula:

Each of the individual results, coal results and gas results are measured independently, with scores ranging from 70-200% for each component, with a 100% score indicating target performance and a higher score (up to 200%) indicating above target performance. If the minimum score of 70% is not reached for a particular goal, a score of zero is recorded for that goal. Individual results are based on multiple factors (which are described on page 37) that the Compensation Committee considers on a holistic and qualitative, rather than quantitative, basis. All corporate goals were derived from the annual Board-approved profit objective for the year. For purposes of 2013, the Performance Factor was calculated based on the average of all three components as follows:

(1)

The “At Zero” safety rewards program is based on time periods in which sites achieved zero accidents. The time periods applicable to sites are adjusted for exposure (for example, higher exposure sites have shorter time periods measured).

(2)	NOVs mean “Notice of Violations” or “Notices of Non-Compliance.”

(3)	Production and costs have been adjusted in accordance with the Short-Term Plan, and were not material.

(4)	The individual performance factor will not be part of the 2014 Short-Term Plan.

The ultimate payouts to our named executives for 2013 performance were as follows:

Short-Term Plan Payout Information (2013 Performance)

Named Executive	Target Opportunity Percentages for 2013 (as a % of Base Salary)(1)	Target Payout	Maximum Potential Payout	Actual Payout(2)

Chief Executive Officer	175%	$1,750,000	$3,500,000	$2,386,000

President	110%	$797,500	$1,595,000	$1,074,000

Chief Financial Officer	70%	$336,000	$672,000	$425,000

Chief Legal Officer	65%	$292,500	$585,000	$380,000

Chief Commercial Officer	60%	$222,000	$444,000	$285,000

Former Chief Financial Officer	-	-	-	-

Former EVP – Corporate Projects	-	-	-	-

Former EVP – Energy Sales	-	-	-	-

(1)

The Compensation Committee determined the 2013 Target Opportunity Percentages for our named executives based on a review of competitive data and performance. The Compensation Committee approved (and, in the case of the Chief Executive Officer, the independent members of the Board ratified) the Target Opportunity Percentages and Target Payouts for each of the named executives.

(2)

In January 2014, our Chief Executive Officer reviewed and discussed with the Compensation Committee his assessment of the other named executives’ performances in 2013 relative to the target goals referenced above. Our Compensation Committee concurred with our Chief Executive Officer’s assessment of executive performance and approved performance scores for our President, Chief Financial Officer, Chief Legal Officer, and Chief Commercial Officer that were at or within the following range: 140-165%. Similarly, the Compensation Committee and the independent members of the Board reviewed and evaluated the Chief Executive Officer’s self-assessment in light of his stated goals and objectives and the Compensation Committee approved (and the independent members of our Board ratified) an individual performance score of 170%, which accounts for one-third of his total payout.

The Short-Term Plan awards granted to our executive officers are intended to comply with Section 162(m) of the Code in order to maximize tax deductions for our shareholders. Accordingly, these awards contain certain objective, annual, performance-based conditions of EBITDA, Net Income and TSR. The performance conditions were achieved as follows: EBITDA performance condition was achieved at $1,855,805,000 (as adjusted per the Plan), which exceeded the goal of $456,679,000, Net Income was achieved at $663,280,600 (as adjusted per the Plan) which exceeded the goal of $49,544,500, and CONSOL’s TSR relative to a peer group of companies (essentially our 2013 compensation peer group) for the annual period was achieved at the 69th percentile, which exceeded the goal of being at or above the 50th percentile of such peer group. As a result of attaining any one of such conditions, the awards became potentially payable at 200% of target depending on performance relative to the performance formula described above, which shows the Committee’s exercise of downward discretion to reduce the awards. Please refer to “Appendix A” on page A-1 for the GAAP reconciliation relating to EBITDA and Net Income (as adjusted).

Long-Term Incentive Compensation

Our long-term incentive compensation program is designed to create a strong incentive for our named executives to achieve our longer-term performance objectives in the strategic plan and to align management’s interests with our shareholders’ interests.

(1) 2013 Long-Term Incentive Compensation – CONSOL Stock Units

In January 2013, the Compensation Committee determined that, each named executive would receive his entire 2013 long-term incentive opportunity in the form of CONSOL Stock Units. CONSOL Stock Units vest, if earned, after the end of a three-year performance period (January 1, 2013-December 31, 2015).

The Compensation Committee approved the following 2013 CONSOL Stock Unit awards for the named executives in the dollar amounts shown below:

Named Executive	CONSOL Stock Units (Target)
Chief Executive Officer	$9,125,000
President	$3,250,000
Chief Financial Officer	$500,000
Chief Legal Officer	$848,000
Chief Commercial Officer	$330,000
Former Chief Financial Officer	$1,619,000
Former EVP – Corporate Projects	$848,000
Former EVP – Energy Sales	$825,000

The Compensation Committee believes that our CONSOL Stock Unit awards align the interests of our employees with those of our shareholders because the vesting of such awards is tied to the achievement of pre-approved three-year performance goals. The vesting of the Chief Executive Officer’s and the other named executives’ 2013-2015 CONSOL Stock Unit awards will be calculated at the end of the performance period based on the following pre-established goals.

If: (i) average closing stock price at the end of the three-year performance period equals or exceeds 100% of the Corporation’s average closing stock price at the commencement of such period; and (ii) adjusted ROCE* for the three-year performance period equals or exceeds 80% of the cumulative, budgeted ROCE for such period, then, the number of shares earned will be determined based on the following formula (with payout capped at 150% of target):

Stock Units	x	Ending Stock Price
(at target)		Beginning Stock Price

*	The Compensation Committee has determined that the ROCE target number constitutes confidential information, disclosure of which would result in competitive harm to CONSOL. When the ROCE goal was established, the Compensation Committee believed that it was set at a challenging, yet achievable target level based upon a review of CONSOL’s performance in the prior three-year period and its business goals and objectives for the performance period covering 2013-2015. ROCE is a ratio that indicates the efficiency and profitability of a company’s invested capital. It is calculated by taking the annual Net Income plus after-tax financing costs divided by the average equity plus long-term debt, with adjustments. The target goal will be disclosed in the 2016 proxy once the performance period has been completed and any earned awards are reported.

See “Performance Share Unit and CONSOL Stock Unit Awards” on page 79 and “Change in Control and Restrictive Covenant Provisions—” on pages 80-81 for a more detailed description of these awards, related restrictive covenants and the effects of employment termination.

(2) Payout of 2012-2013 Special Performance Unit Award

In the case of the Chief Executive Officer only, the Compensation Committee approved, and the independent members of the Board ratified, that 25% of his 2012 long-term incentive opportunity would be in the form of a performance share unit award that could be earned at a maximum amount of 200% of target in accordance with the following two factors:

(i)	50% based on the achievement of an absolute stock price goal over a performance period from January 1, 2012 through December 31, 2013, and

(ii)	50% based on value enhancement of strategic transactions, initiatives creating growth above CONSOL’s long-range business plan, and business succession planning which will be judged by the Compensation Committee on a purely qualitative basis and with no specific weights assigned to such goals.

With respect to the first factor, the Compensation Committee considered the achievement of the stock price goal over the two-year performance period as follows:

	Threshold	Target	Maximum
Stock Price	$45	$50	$55
Payout of Units as a % of Target Performance Share Units	50%	100%	200%

For the award to be earned, the Corporation’s stock price had to equal or exceed $45 per share at the end of the performance period based on CONSOL’s average stock price for the last ten business day period of calendar year 2013. The stock price goal was not achieved and accordingly, no amount was earned as to this portion of the award.

With respect to the second factor, the Compensation Committee analyzed the Chief Executive Officer’s achievement of the goals of (1) value enhancement of strategic transactions, (2) growth initiatives that created growth above CONSOL’s long-range business plan (“LRP”) and (3) business succession planning, including the following:

Pre-Determined Factors	Results

(1) Value Enhancement of Strategic Transactions	DTI Transaction (90,000) acres); Pittsburgh International Airport Transaction (9,000 acres); Murray Transaction ($3.5B); Expansion of Western Allegheny Coal Joint Venture; and Disposition of Other Assets (approximately $375M). Further, the sale of mines de-levered the balance sheet to allow for funding of growth.

(2) Growth Above LRP	Development of the Utica Shale; Planned Development of Monroe County, Ohio; Development of Upper Devonian Shale; Business Relationship and Agreements Formed with Xcoal; Testing and Confirmation of Reduced Cluster Spacing (RCS).

(3) Business Succession Planning	Implementation of Succession Planning throughout 2012 and 2013; Coordinated the transition associated with the retirement of three of our executives (i.e., Messrs. Johnson, Khani and Grech replacing Messrs. Richey, Lyons and Pusateri, respectively); and Hired a New Chief Operating Officer – Gas.

Based on the Chief Executive Officer’s performance as to these goals, the Compensation Committee approved, and the independent members of the Board ratified, that he had earned 195% for this half of the award.

As a result of the foregoing, the following chart shows the amount of the special performance share unit award earned by Mr. Harvey:

Target Number of Performance Share Units	Percentage of Amount Earned	Shares of Common Stock (Earned Performance Share Units)
62,492	97.5%	62,880 (includes dividend equivalent rights earned over the performance period)

This program was structured to comply with Section 162(m) of the Code to maximize tax deductions for our shareholders. Accordingly, the second factor contained objective, performance-based two-year cumulative conditions of EBITDA, Net Income and relative TSR. The performance conditions were achieved as follows: (i) the EBITDA performance condition was achieved at $3,630,078,890 (as adjusted per the program) which exceeded the goal of $1,619,173,500, and (ii) Net Income (as adjusted per the program) was achieved at $1,329,370,534, which exceeded the goal of $529,692,500. Although CONSOL’s TSR relative to the peer group was achieved at the 44th percentile (not exceeding the goal of the 50th percentile), two of the other conditions were satisfied, enabling the program to have a payout. Please refer to “Appendix A” on page A-1 for the GAAP reconciliation relating to EBITDA and Net Income (as adjusted).

(3) Payout of Performance Share Units Under the 2011-2013 Long-Term Incentive Program

In February 2011, the Compensation Committee approved (and, in the case of our Chief Executive Officer, the independent members of the Board ratified) the award of performance share units to our named executives and other key employees, which had a performance period from January 1, 2011 through December 31, 2013.

Following the performance period, the Committee determined the actual payout of the awards by strictly adhering to the following formula (each metric is equally weighted):

Step 1

Step 2

As a result of the above performance determinations, the performance share units were earned at 139.9% as follows:

Named Executive	Performance Share Units Granted in February 2011 (Target) (including Dividend Equivalents)	Shares of Common Stock Issued (Earned Performance Share Units)
Chief Executive Officer	162,903	227,902
President	28,836	40,342
Chief Financial Officer	-	-
Chief Legal Officer	5,783	8,091
Chief Commercial Officer	-	-
Former Chief Financial Officer	10,959	15,332
Former EVP – Corporate Projects	5,550	7,765
Former EVP – Energy Sales	4,083	5,713

The 2011 performance share unit awards granted to our executive officers were intended to comply with Section 162(m) of the Code to maximize tax deductions for our shareholders. Accordingly, these awards also contained objective, performance-based three-year cumulative conditions of EBITDA, Net Income and TSR. The performance conditions were achieved as follows: (i) the EBITDA performance condition was achieved at $5,453,643,004 (as adjusted per the LTIP), which exceeded the goal of $2,704,693,000; and (ii) Net Income was achieved at $1,989,396,802 (as adjusted per the LTIP), which exceeded the goal of $799,690,000. Although CONSOL’s TSR relative to the peer group was achieved at the 40th percentile (not exceeding the goal of the 50th percentile), two of the other conditions were satisfied, enabling the program to have a payout (maximum of 250% of target). The Committee then exercised its downward discretion to reduce the awards to 139.9% of target level. Please refer to “Appendix A” on page A-1 for the GAAP reconciliations relating to EBITDA, Net Income and ROCE.

Additional information regarding the 2011 LTIP is included in the CONSOL proxy statement filed on March 26, 2012.

(4) Dominion Award (Nonqualified Performance Stock Option Award)

In June 2010, the Corporation adopted a transaction incentive plan (the “Transaction Incentive Plan”) to incentivize management to achieve the gas production and operating cost goals in connection with the Dominion Acquisition, which the Corporation considers to have been a transformational event. Pursuant to the terms of the Transaction Incentive Plan, the Compensation Committee granted four-year nonqualified performance stock options (the “Performance Options”) to certain named executives and key employees of the Corporation, whom the Compensation Committee deemed instrumental in the successful integration and development of the Dominion assets. Messrs. Harvey, DeIuliis, Johnson, Lyons, Richey and Pusateri each received Performance Options. The exercise price of the options ($45.05) was set at a dollar amount 12% higher than the Corporation’s closing stock price on the date that the Performance Options were granted ($40.22), so as to ensure that the Corporation’s shareholders were rewarded before the Performance Option recipients. For a description of the additional terms of the Performance Options, see “Understanding Our Summary Compensation and Grants Of Plan-Based Awards Tables” on page 55.

The terms of the award agreements provide that, subject to the achievement of certain gas production goals and operating cost goals (the “Annual Performance Goals”), in each of the fiscal years ending December 31, 2010, 2011, 2012 and 2013, respectively (each a “Performance Period”), up to twenty-five percent (25%) of the Performance Options may vest and become exercisable with respect to each such Performance Period, on such date as the Compensation Committee certifies that the applicable Annual Performance Goals with respect to such Performance Period and other material terms of the award agreements have been satisfied. In the case of the 2010, 2011 and 2012 performance periods, certain gas production and operating cost goals were met and the corresponding portion of the Performance Options were deemed earned, as previously disclosed by the Corporation in its proxy statements filed on each of March 28, 2011, March 26, 2012, and March 29, 2013, respectively.

Because certain performance goals were satisfied for purposes of 2010, 2011 and 2012, 62.5% of each of the Performance Option awards became exercisable (25% in February 2011, 25% in February 2012, and 12.5% in January 2013). The following table represents the Performance Options that were originally granted, and the portion that vested for purposes of the 2013 Performance Period:

Name	Shares Underlying Performance Option Awards Granted on June 15, 2010	Percentage of Performance Option Awards that Vested (January 1, 2013 through December 31, 2013)(1)	Number of Performance Option Shares that Vested For 2013
Chief Executive Officer	243,273	37.5%	91,228
President	152,046	37.5%	57,019
Chief Financial Officer	-	-	-
Chief Legal Officer	60,819	37.5%	22,809
Chief Commercial Officer	-	-	-
Former Chief Financial Officer	97,309	37.5%	36,492
Former EVP – Corporate Projects	60,819	37.5%	22,809
Former EVP – Energy Sales	60,819	37.5%	22,809

(1)

The gas operating cost goal was attained at $2.96/Mcf, which exceeded the target goal of $3.37/Mcf. The gross (not net) gas production goal was attained at 218.4 Bcf, which exceeded the target of 181 Bcf. On a cumulative basis, the cost and production goals were attained and thus the unvested portion of the options as to the 2012 production goal and the 2013 cost and production goals vested per the Board-approved production plan as previously adjusted by the Board.

Although 100% of the Performance Options have vested, because the exercise price of the Performance Options is greater than our current stock price, no value is currently realizable on the Performance Options.

SECTION 5 - OTHER COMPENSATION POLICIES AND INFORMATION

Retirement Benefit Plans

CONSOL also maintains retirement benefit plans, including a supplemental executive retirement plan, which are intended to attract and retain key talent. These retirement plans are more fully described in “Understanding Our Pension Benefits Table” on page 62.

Employment Agreement

We originally entered into an employment agreement with our Chief Executive Officer in 1997. The Compensation Committee believed that this agreement was necessary for purposes of maintaining consistency with market and past practice and retaining our Chief Executive Officer. In consideration for the benefits provided in the employment agreement with our Chief Executive Officer, the employment agreement contains a two-year post-termination noncompetition covenant and a confidentiality covenant, which protect CONSOL against the risk of our Chief Executive Officer, who has significant experience with, and knowledge of, CONSOL, leaving and joining a competitor. On March 21, 2014, we amended this Agreement for his new position as Executive Chairman which will go into effect after the Annual Meeting. For a description of the additional terms of the agreement, see “Understanding our Summary Compensation and Grants of Plan-Based Awards Tables” on page 55 and “Understanding Our Change in Control and Employment Termination Tables” on page 72.

Consulting Agreements with Messrs. Pusateri and Lyons

On March 1, 2013, we entered into a retirement and consulting agreement (each a “Consulting Agreement”) with each of Messrs. Pusateri and Lyons (collectively, the “Consultants”). Messrs. Pusateri and Lyons each agreed to provide consulting services that were within their respective areas of expertise and commensurate with their respective former positions with CONSOL to help ensure the transition to the next generation of leaders within

CONSOL. In return, CONSOL agreed to make monthly payments to Messrs. Pusateri and Lyons in an amount equal to $40,395 and $47,478, respectively. These amounts are disclosed under the “All Other Compensation” column in the Summary Compensation Table. Each Consulting Agreement ended on December 31, 2013.

Retirement Letter with Mr. Richey

On March 1, 2013, Mr. Richey retired from his position with CONSOL. CONSOL entered into a retirement letter with Mr. Richey in which CONSOL agreed to pay Mr. Richey $772,000 and agreed that Mr. Richey’s outstanding equity awards would continue to vest in accordance with their terms. Pursuant to the retirement letter, Mr. Richey agreed to release any claims he had against CONSOL, including any claims under his letter agreement, dated February 11, 2005, which was terminated in connection with his retirement. The amount paid to Mr. Richey in connection with his retirement is disclosed under the “All Other Compensation” column in the Summary Compensation Table.

Change in Control Agreements

We have change in control agreements with each of our named executives who are currently employed by us (which we refer to as “CIC Agreements”). Under the CIC Agreements, each named executive will receive severance benefits if such person’s employment is terminated or constructively terminated after, or in connection with, a change in control (as defined in the respective CIC Agreements) if such named executive enters into a general release of claims reasonably satisfactory to us (i.e., a double trigger agreement). Under these circumstances, these named executives would be entitled to receive a lump sum cash payment equal to a multiple of base pay plus a multiple of incentive pay (as defined in their respective CIC Agreements) as follows:

Named Executive	Multiple of Base Salary and Incentive Pay
Chief Executive Officer	3.0
President	2.5
Chief Financial Officer	2.0
Chief Legal Officer	2.0
Chief Commercial Officer	2.0

Additionally, benefits would be continued for two to three years (as set forth in the CIC Agreement) and equity grants would accelerate and vest in connection with a change in control. The Compensation Committee believes that providing change in control benefits in each of the CIC Agreements and equity award agreements will motivate executives to take actions that are in the best interests of CONSOL and its shareholders and reduce the distraction regarding the impact of such a transaction on the personal situation of an executive. To protect our business interests, the CIC Agreements and equity award agreements also contain confidentiality obligations, a one-year non-competition covenant and a two-year non-solicitation covenant. Additional terms of these agreements are more fully described in “Understanding Our Change in Control and Employment Termination Tables” on page 72.

In connection with the Compensation Committee’s objective to provide compensation opportunities that will attract and retain superior executive personnel who will make significant contributions to CONSOL, our CIC Agreements that were entered into prior to 2009 provide for tax gross-ups in the event of a change in control (Messrs. Khani’s and Grech’s agreements, entered into more recently, do not contain tax gross-ups). If it is determined that any payment or distribution by CONSOL or CNX Gas (in the case of our President) to or for the disqualified person’s benefit would constitute an “excess parachute payment,” CONSOL or CNX Gas (in the case of our President) will pay to the disqualified person a gross-up payment, subject to certain limitations, such that the net amount retained by the disqualified person after deduction of any excise tax imposed under Section 4999, and any tax imposed upon the gross-up payment, will be equal to the excise tax on such payments or distributions. In connection with incorporating gross-up provisions in the CIC agreements entered into prior to 2009, the Compensation Committee determined that such gross-up payments were consistent with general market practice at that time such that each executive would receive the intended level of severance benefits unencumbered by the 20% excise tax. It is CONSOL’s policy not to provide tax gross-ups in future CIC Agreements (as is the case with the more recent agreements with Messrs. Khani and Grech).

Stock Ownership Guidelines for Executives

The stock ownership guidelines provide that all employees designated as officers for purposes of the policy should own shares of the Corporation’s stock, the value of which is a multiple of that employee’s base salary. The guidelines provide each officer with a five-year period from their appointment as an officer to achieve the applicable ownership level. Shares issuable upon the exercise of stock options or settlement of performance share units held by an individual are not counted for purposes of determining whether an individual has satisfied the ownership guideline requirement which is as follows:

Named Executive	Multiple of Base Salary	Actual Ownership Multiple of Base Salary(1)
Chief Executive Officer	5.5	9.1
President	3.5	6.5
Chief Financial Officer	2.5	1.9
Chief Legal Officer	2.5	4.2
Chief Commercial Officer	2.5	2.0

(1)	Based on the Corporation’s closing stock price per share on February 28, 2014, $40.10.

Our stock ownership guidelines were implemented by the Compensation Committee in order to further align our named executives’ interests with those of our shareholders and to comply with best practices. CONSOL reviews compliance with the stock ownership guidelines annually. As of March 1, 2014, all of our named executives had satisfied their stock ownership guidelines or are expected to within the five-year period.

No Hedging/Pledging Policy

Our Insider Trading Policy prohibits directors, officers and employees from engaging in any of the following activities with respect to securities of CONSOL (except as otherwise may be approved in writing by the General Counsel): (i) purchases of CONSOL stock on margin; (ii) short sales; (iii) buying or selling options (other than those granted by CONSOL), including buying or selling puts or calls or other hedging transactions with CONSOL securities; or (iv) pledging CONSOL stock (provided, however, that brokerage account agreements may grant security interests in securities held at the broker to secure payment and performance obligations of the brokerage account holder in the ordinary course).

Stock Retention Guidelines

In December 2012, the Committee implemented stock retention guidelines for CONSOL Stock Unit awards granted after December 31, 2012 to provide that 50% of the shares relating to such awards must generally be held until the earlier of (i) ten years from the time of award share settlement or (ii) normal retirement.

Perquisites

We provide our named executives and other senior officers with perquisites that we believe are reasonable, competitive and consistent with CONSOL’s compensation program. Our principal perquisite programs include the personal use of the corporate aircraft in accordance with the terms and conditions of the Aircraft Policy (described below), country club memberships, financial planning assistance, de minimis personal usage of company purchased event tickets and a vehicle allowance. These programs are more fully described in the footnotes to the Summary Compensation Table and “Understanding Our Summary Compensation and Grants of Plan-Based Awards Tables” on page 55. In early 2009, management and our Board collectively decided to eliminate tax gross-ups on CONSOL-provided perquisite programs for our named executives.

Tax, Accounting, and Regulatory Considerations

We consider the effect of tax, accounting and other regulatory requirements in designing and implementing our compensation programs, and while these factors may impact plan designs, ultimately decisions reflect the pay strategy of the Corporation and program intent.

With some exceptions, Section 162(m) of the Code limits CONSOL’s deduction for compensation in excess of $1 million paid to certain covered employees (generally our Chief Executive Officer and the three next highest-paid executive officers). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. Awards made under our Short-Term Plan, stock option awards, performance share unit and CONSOL Stock Unit awards are intended to comply with Section 162(m) of the Code as to certain officers granted such awards.

Although the Compensation Committee strives to provide the named executives with compensation packages that will preserve deductibility of significant components of those packages to the extent reasonably practicable or consistent with our compensation objectives, the Committee believes that shareholder interests are best served by not restricting the Committee’s flexibility in structuring, determining and ultimately approving payment with respect to these compensation programs (even if the programs or such decisions may result in certain non-deductible compensation).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with CONSOL’s management and, based upon such review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement. The Compensation Committee’s charter is available on our website at www.consolenergy.com.

Members of the Compensation Committee:

              Alvin R. Carpenter, Chairman

              Philip W. Baxter

              John T. Mills

              Joseph T. Williams

The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of CONSOL under the Securities Act of 1933 or the Exchange Act, except to the extent that the Corporation specifically incorporates the Report by reference therein.

COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO CONSOL’S RISK MANAGEMENT

Our compensation program is designed to motivate and reward our employees and executive officers for their performance during the fiscal year and over the long-term and for taking appropriate business risks.

In January 2014, the Compensation Committee reviewed an assessment of the risks, if any, to CONSOL associated with our compensation policies and practices. The Compensation Committee, with management, reviewed and discussed the design features, characteristics, performance metrics and approval mechanisms for all of our various compensation components, to determine whether any of our compensation policies or programs could create risks that would be reasonably likely to have a material adverse effect on the Corporation. The assessment was also reviewed by our Internal Auditors and Human Resources Department. Based on this review, management, the Compensation Committee and the full Board identified the following risk mitigating components, which, in their opinion, would be likely to reduce incentives for excessive risk-taking and mitigate any incentives to maximize short-term results at the expense of long-term value:

•	Balanced Pay Mix: The target compensation mix of our executive officers is heavily weighted towards long-term incentive compensation.

•

Mix of Performance Metrics: We do not rely on a single performance metric to determine payouts for performance-based awards. Instead, performance targets are tied to a variety of metrics, including Safety, EBITDA, ROCE, Net Income, our stock price and TSR. Performance-based awards are also based, in part, on the achievement of strategic and operational objectives in addition to the foregoing metrics.

•

Calculation and Verification of Performance: Controls are in place to ensure accuracy of calculations as to actual performance against metrics. In cases where management determines performance scores, the Compensation Committee (and the independent members of the Board with respect to Mr. Harvey) generally reviews and makes judgments regarding these determinations.

•

Cap on Incentive Payouts: Our incentive programs use financial measures with sliding scales, with amounts, if potentially earned, interpolated between threshold, target and maximum. Payouts are capped at a percentage of the target award to protect against excessive payouts.

•	Performance Period and Vesting Schedules: The performance period and vesting schedules for long-term incentives overlap and, therefore, reduce the motivation to maximize performance in any one period.

•

Stock Ownership and Retention Guidelines: As it relates to our executives, these policies require our named executives to own equity in the Corporation and retain shares of the Corporation acquired through equity grants for the long-term.

Based on its review of the Corporation’s internal controls and the risk mitigating components of the Corporation’s compensation programs identified in the management team’s risk assessment, together with the assistance of its outside compensation consultant, it was determined that the Corporation’s compensation policies and practices do not encourage our executives or our other non-executive employees to take excessive risks that are reasonably likely to have a material adverse effect on the Corporation.

SUMMARY COMPENSATION TABLE – 2013, 2012 AND 2011

The following table discloses the compensation for Mr. Harvey, the principal executive officer of CONSOL, David M. Khani, the principal financial officer of CONSOL, the other three most highly compensated executive officers of CONSOL serving at fiscal year-end 2013, Mr. DeIuliis, the President, Mr. Johnson, the Chief Legal Officer, and Mr. Grech, the Chief Commercial Officer, and three former officers – Mr. Lyons, the former Chief Financial Officer, Mr. Richey, the former Executive Vice President - Corporate Projects, and Mr. Pusateri, the former Executive Vice President - Energy Sales.

Name and Principal Position (a)	Year (b)	Salary (c)	Bonus (d)		Stock Awards(1) (e)		Option Awards(2) (f)	Non-Equity Incentive Compensation(3) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) (h)	All Other Compensation(5) (i)		Total (j)
J. Brett Harvey(6)	2013	$1,000,000	-		$9,809,214	(7)	$-	$2,386,000	$1,771,205	$204,073	(8)	$15,170,492
Chairman and CEO	2012	$1,018,077	-		$10,308,263		$-	$2,823,392	$3,374,425	$177,286		$17,701,443
	2011	$1,100,000	-		$8,924,607		$1,597,207	$2,754,884	$2,725,902	$98,937		$17,201,537

David M. Khani EVP and CFO	2013	$472,308	$240,000	(23)	$537,490	(9)	$-	$425,000	$45,277	$40,440	(10)	$1,760,515

Nicholas J. DeIuliis	2013	$721,635	$362,500	(23)	$3,493,687	(11)	$-	$1,074,000	$-	$71,450	(12)	$5,723,272
President	2012	$690,000	-		$2,472,223		$791,070	$1,225,000	$1,419,596	$66,010		$6,663,899
	2011	$681,923	-		$2,255,086		$718,742	$1,267,247	$1,054,075	$77,450		$6,054,523
Stephen W. Johnson Chief Legal Officer	2013	$443,269	$275,000	(23)	$911,584	(13)	$-	$380,000	$21,856	$40,440	(14)	$2,072,149

James C. Grech CCO	2013	$360,865	$185,000	(23)	$354,756	(15)	$-	$285,000	$-	$99,582	(16)	$1,285,203

William J. Lyons	2013	$169,861	-		$1,740,392	(17)	$-	$-	$418,989	$505,038	(18)	$2,834,280
Former EVP	2012	$565,000	$395,500		$1,172,212		$577,501	$225,000	$1,553,724	$46,052		$4,534,989
and CFO	2011	$561,057	-		$1,113,816		$546,422	$627,379	$913,543	$44,296		$3,806,513

P. Jerome Richey	2013	$93,462	-		$911,584	(19)	$-	$-	$133,002	$798,724	(20)	$1,936,772
Former EVP -	2012	$450,000	-		$613,970		$302,476	$415,000	$510,898	$39,515		$2,331,859
Corporate Projects	2011	$446,058	-		$564,346		$276,860	$423,799	$462,345	$39,915		$2,213,323

Robert F. Pusateri	2013	$144,307	-		$886,856	(21)	$-	$-	$791,686	$433,632	(22)	$2,256,481
Former EVP -	2012	$480,000	-		$597,319		$294,278	$440,000	$921,346	$56,977		$2,789,920
Energy Sales	2011	$443,327	-		$478,061		$273,734	$480,852	$874,959	$58,400		$2,609,333

(1)	The values set forth in this column reflect awards of restricted stock units and performance share units (including CONSOL Stock Units), and are based on the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718 (disregarding the impact of estimated forfeitures related to service-based vesting conditions). For restricted stock units and performance share units, the grant date fair value is computed based upon the closing price of CONSOL’s stock on the date of grant, except that for performance share units, there is an adjustment based on estimated probability that the performance conditions required for vesting will be achieved and an adjustment for the valuation of the market condition which is in accordance with FASB ASC Topic 718. A discussion of the relevant assumptions made in the valuation of these awards is provided in Note 19 of the 2013 Annual Report. The values do not correspond to the actual value that will be recognized by the named executives at the time such units vest.

(2)	The values set forth in this column reflect stock option awards and are based on the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718 (disregarding the impact of estimated forfeitures related to service-based vesting conditions). A discussion of the relevant assumptions made in the valuation of these awards is stated in the financial statements included in CONSOL’s applicable Annual Reports on Form 10-K (Note 18 in the 2012 Annual Report on Form 10-K (the “2012 Annual Report”) for the 2012 awards and Note 18 in the 2011 Annual Report on Form 10-K (the “2011 Annual Report”) for the 2011 awards). The values do not correspond to the actual value that will be recognized by the named executives at the time that the options become vested and exercisable.

(3)	Includes cash incentives earned in the applicable year under the CONSOL Short-Term Plan. The relevant performance measures underlying the cash awards were satisfied in the applicable annual performance period.

(4)	Amounts reflect the actuarial increase in the present value of the named executive’s benefits under the CONSOL Employee Retirement Plan, the CONSOL Retirement Restoration Plan, the CONSOL Supplemental Retirement Plan and the Defined Contribution Restoration Plan (the “New Restoration Plan”). These amounts were determined using the interest rate and mortality assumptions set forth in the financial statements of CONSOL’s applicable Annual Reports on Form 10-K (Note 16 in the 2013 Annual Report for the 2013 amount, Note 15 in the 2012 Annual Report for the 2012 amount and Note 15 in the 2011 Annual Report for the 2011 amount). For Messrs. DeIuliis and Grech, zero is shown for 2013 because the actual change in pension value was a decrease in the amounts of $620,497 and $67,094, respectively.

(5)	On April 6, 2009, CONSOL filed a Form 8-K stating that it would no longer provide tax gross-ups to its officers, as defined under Section 16 of the Exchange Act, in connection with company-maintained perquisite programs. In 2013, none of the named executives used tickets purchased by the Corporation to attend sporting events or other events in excess of the four ticket de minimis level; except for Mr. DeIuliis who had $1,492 in personal usage of tickets.

(6)	Mr. Harvey did not receive any compensation from CONSOL in connection with his service as Chairman of the Board.

(7)	Represents the target amount of Mr. Harvey’s LTIC award for 2013. The maximum amount is $13,687,500. This value does not correspond to the actual value that will be recognized by Mr. Harvey.

(8)	Mr. Harvey’s personal benefits for 2013 include: an annual vehicle allowance, country club membership, luncheon and city club dues, and financial planning. The total in column (i) also includes $15,500 in matching contributions made by CONSOL under its 401(k) plan and $136,414 for personal air travel on the Corporation’s airplane. The aggregate incremental cost of Mr. Harvey’s personal use of the corporate aircraft is determined on a per flight basis and includes the cost of fuel used, the cost of onboard catering, landing fees, trip related hangar and parking costs, crew expenses (including hotel lodging and meals) and other variable costs specifically incurred. On occasion, Mr. Harvey had one or more guests accompany him on the airplane. Mr. Harvey has also used administrative and other staff for personal matters, for which there has been no additional incremental cost to the Corporation.

(9)	Represents the target amount of Mr. Khani’s LTIC award for 2013. The maximum amount is $750,000. This value does not correspond to the actual value that will be recognized by Mr. Khani.

(10)	Mr. Khani’s personal benefits for 2013 include: an annual vehicle allowance and financial planning. The total in column (i) also includes $15,500 in matching contributions made by CONSOL under its 401(k) plan.

(11)	Represents the target amount of Mr. DeIuliis’ LTIC award for 2013. The maximum amount is $4,875,000. This value does not correspond to the actual value that will be recognized by Mr. DeIuliis.

(12)	Mr. DeIuliis’ additional personal benefits for 2013 include: an annual vehicle allowance, annual physical exam, country club membership, luncheon and city club dues, and financial planning. On occasion, Mr. DeIuliis had one or more guests accompany him on the airplane. The total in column (i) also includes $15,500 in matching contributions made by CONSOL under its 401(k) plan.

(13)	Represents the target amount of Mr. Johnson’s LTIC award for 2013. The maximum amount is $1,272,000. This value does not correspond to the actual value that will be recognized by Mr. Johnson.

(14)	Mr. Johnson’s personal benefits for 2013 include: an annual vehicle allowance and financial planning. The total in column (i) also includes $15,500 in matching contributions made by CONSOL under its 401(k) plan.

(15)	Represents the target amount of Mr. Grech’s LTIC award for 2013. The maximum amount is $495,000. This value does not correspond to the actual value that will be recognized by Mr. Grech.

(16)	Mr. Grech’s personal benefits for 2013 include: an annual vehicle allowance, annual physical exam, country club membership and $50,000 transfer fee, luncheon and city club dues and financial planning. On occasion, Mr. Grech had one or more guests accompany him on the airplane. The total in column (i) also includes $15,500 in matching contributions made by CONSOL under its 401(k) plan.

(17)	Represents the target amount of Mr. Lyons’ LTIC award for 2013. The maximum amount is $2,428,500. This value does not correspond to the actual value that will be recognized by Mr. Lyons.

(18)	Mr. Lyons’ personal benefits for 2013 include: an annual vehicle allowance, annual physical exam, country club membership, and financial planning. Included is $474,783 that Mr. Lyons was paid pursuant to a Consulting Agreement that he had entered into with CONSOL and $6,389 in matching contributions made by CONSOL under its 401(k) plan. The values attributable to the portion of the equity grants that vested due to Mr. Lyons’ retirement are not included in the table because: (i) the restricted stock units and the 2011 Performance Share Unit Award were already accrued due to Mr. Lyons’ normal retirement age of at least 62 (noting that the amounts that vested were $606,290 and $572,650, respectively), and (ii) the 2012 Performance Share Unit Award and the 2013 CONSOL Stock Unit Award are indeterminable at this time given that the awards are still subject to the future attainment of performance goals. The aggregate grant date fair value of these equity awards are disclosed in the Stock Awards column of this table.

(19)	Represents the target amount of Mr. Richey’s LTIC award for 2013. The maximum amount is $1,272,000. This value does not correspond to the actual value that will be recognized by Mr. Richey.

(20)	Mr. Richey’s personal benefits for 2013 include: an annual vehicle allowance and financial planning. On occasion, Mr. Richey had one or more guests accompany him on the airplane. Included is $772,000 that Mr. Richey was paid pursuant to a retirement letter that he had entered into with CONSOL and $5,088 in matching contributions made by CONSOL under its 401(k) plan. The values attributable to the portion of the equity grants that vested due to Mr. Richey’s retirement are not included in the table because: (i) the restricted stock units and the 2011 Performance Share Unit Award were already accrued due to Mr. Richey’s normal retirement age of at least 62 (noting that the amounts that vested were $315,532 and $290,023, respectively), and (ii) the 2012 Performance Share Unit Award and the 2013 CONSOL Stock Unit Award are indeterminable at this time given that the awards are still subject to the future attainment of performance goals. The aggregate grant date fair value of these equity awards are disclosed in the Stock Awards column of this table.

(21)	Represents the target amount of Mr. Pusateri’s LTIC award for 2013. The maximum payout would be $1,237,500. This value does not correspond to the actual value that will be recognized by Mr. Pusateri.

(22)	Mr. Pusateri’s personal benefits for 2013 include: an annual vehicle allowance, country club membership, and financial planning. On occasion, Mr. Pusateri had one or more guests accompany him on the airplane. Included is $403,950 that Mr. Pusateri was paid pursuant to the Consulting Agreement and $5,428 in matching contributions made by CONSOL under its 401(k) plan. The values attributable to the portion of the equity grants that vested due to Mr. Pusateri’s retirement are not included in the table because: (i) the restricted stock units and the 2011 Performance Share Unit Award were already accrued due to Mr. Pusateri’s normal retirement age of at least 62 (noting that the amounts that vested were $323,352 and $213,381 respectively), and (ii) the 2012 Performance Share Unit Award and the 2013 CONSOL Stock Unit Award are indeterminable at this time given that the awards are still subject to the future attainment of performance goals. The aggregate grant date fair value of these equity awards are disclosed in the Stock Awards column of this table.

(23)	Bonuses awarded in connection with the Murray Transaction.

GRANTS OF PLAN-BASED AWARDS - 2013

The following table sets forth each grant made to a named executive in the 2013 fiscal year under plans established by CONSOL.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (STIC Awards)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (CSUs)(2)			All Other Stock Awards: Number of Shares of Stock or Units (RSUs) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (Target)(3) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. Brett Harvey	-	612,500	1,750,000	3,500,000	-	-	-	-	-	-	-
	1/31/13	-	-	-	-	291,161	436,742	-	-	-	$9,809,214
David M. Khani	-	117,600	336,000	672,000	-	-	-	-	-	-	-
	1/31/13	-	-	-	-	15,954	23,931	-	-	-	$537,490
Nicholas J. DeIuliis	-	279,125	797,500	1,595,000	-	-	-	-	-	-	-
	1/31/13	-	-	-	-	103,701	155,552	-	-	-	$3,493,687
Stephen W. Johnson	-	102,375	292,500	585,000	-	-	-	-	-	-	-
	1/31/13	-	-	-	-	27,058	40,587	-	-	-	$911,584
James C. Grech	-	77,700	222,000	444,000	-	-	-	-	-	-	-
	1/31/13	-	-	-	-	10,530	15,795	-	-	-	$354,756
William J. Lyons	-	-	-	-	-	-	-	-	-	-	-
	1/31/13	-	-	-	-	51,659	77,489	-	-	-	$1,740,392
P. Jerome Richey	-	-	-	-	-	-	-	-	-	-	-
	1/31/13	-	-	-	-	27,058	40,587	-	-	-	$911,584
Robert F. Pusateri	-	-	-	-	-	-	-	-	-	-	-
	1/31/13	-	-	-	-	26,324	39,486	-	-	-	$886,856

(1)	Awards were made pursuant to the Short-Term Plan under the Executive Annual Incentive Plan.

(2)	These columns report the number of CONSOL Stock Units that may be earned pursuant to the awards granted under the Plan. The amounts reflect target (100%) and maximum (150%) performance levels. No threshold amount is shown because if the ending stock price does not equal or exceed the beginning stock price (target), no amount of the award will be earned (even if the other performance condition (ROCE) is achieved).

(3)	The values set forth in this column reflect awards of CONSOL Stock Units (at target), and are based on the aggregate grant date fair value of the awards computed in accordance with FASB ASC Top 718 (disregarding the impact of estimated forfeitures related to service-based vesting conditions). A discussion of the relevant assumptions made in the valuation of these awards is provided in Note 19 of the 2013 Annual Report. The values do not correspond to the actual values that will be recognized by the named executives.

UNDERSTANDING OUR SUMMARY COMPENSATION AND GRANTS OF PLAN-BASED AWARDS TABLES

Executive Summary of CONSOL Plans and Agreements with Named Executives

In addition to their base salaries, our executive officers receive a mix of at-risk compensation, both short- and long-term, for their services. Pursuant to various plans which have been adopted by the Corporation, our executive officers are eligible to receive annual cash incentive awards based on the achievement of certain performance targets, stock options, restricted stock units, CONSOL Stock Units and/or performance share units. Executive officers are also entitled to use of the Corporation’s owned and chartered aircraft, subject to certain terms and conditions set forth below. Each of these elements of compensation and the plans under which they are awarded are discussed below in greater detail.

Employment Agreement with our Chief Executive Officer

Mr. Harvey entered into an employment agreement with CONSOL on June 3, 2005, and was amended and restated on December 2, 2008. Under the Employment Agreement, Mr. Harvey is entitled to receive an annual base salary of $1,000,000. The Employment Agreement further provides that Mr. Harvey is eligible to participate in an annual bonus plan on terms established from time to time by the Board. His annual target bonus under that plan will not be less than 100% of his then current base salary. During the term of the Employment Agreement, Mr. Harvey is also eligible to participate in any Corporation long-term incentive plan, and in all employee benefit and fringe benefit plans and arrangements made available by the Corporation to its executives and key management employees upon the terms and subject to the conditions set forth in the applicable plan or arrangement.

The Employment Agreement provides, among other matters, that if our Chief Executive Officer resigns for “good reason” (as defined in the Employment Agreement) or is terminated without “cause” (as defined in the Employment Agreement) and in each such case has delivered a signed release of claims reasonably satisfactory to the Corporation within thirty (30) days of the date of his termination and not revoked such release within the seven-day revocation period provided for in such release, he is entitled to receive, among other severance payments and benefits, an amount equal to two times his then current base salary and two times the target annual bonus amount (subject to his compliance with the confidentiality, non-competition and non-solicitation restrictions set forth in the Employment Agreement). The confidentiality provisions survive the termination of his employment with us indefinitely and the non-competition and non-solicitation provisions survive for a period of two years following termination of his employment.

Additionally, the Employment Agreement provides our Chief Executive Officer with service credit for eleven additional years of service under the CONSOL Employee Retirement Plan and our retiree medical plan, which benefits represent his years of service at PacifiCorp Energy Inc. and its affiliates; provided, however, that if this credit cannot be provided under the CONSOL Employee Retirement Plan, CONSOL will provide these benefits under a supplemental retirement plan. The amount of unreduced retirement benefits payable to Mr. Harvey (i.e., amount owed to him at normal retirement age) from PacifiCorp Energy Inc. will be deducted from benefits paid by the Corporation to Mr. Harvey under the CONSOL Retirement Restoration Plan or the CONSOL Supplemental Retirement Plan, as applicable. Credited service was negotiated and agreed to with our Chief Executive Officer in 1997, as an inducement for him to leave PacifiCorp Energy Inc. and join our Corporation as its Chief Executive Officer and was re-affirmed in his Employment Agreement.

In connection with Mr. Harvey becoming the Executive Chairman immediately after the Annual Meeting, we amended his Employment Agreement; the principal amendments are as follows: (i) a revised employment period commencing upon the conclusion of the Annual Meeting until the later to occur of May 7, 2015 or the date of the annual shareholders’ meeting in 2015, with an option for the Board and Mr. Harvey to extend the term for an additional year; (ii) reduced minimum annual base salary of $750,000; (iii) a minimum target annual bonus opportunity remaining at its current level of 175% of his base salary; and (iv) at the discretion of the Compensation Committee and the Board, participation in the long-term equity incentive compensation plan maintained by the Corporation in 2015. The amended Employment Agreement will be effective on May 7, 2014.

For more information regarding Mr. Harvey’s Employment Agreement, see “Understanding our Change in Control and Employment Termination Tables” on page 72.

Short-Term Incentive Compensation Plan

To be eligible to receive an annual award under the Short-Term Plan, a named executive must be an active, full-time employee on December 31 of the year in which the award was granted, have worked for at least three months of that same year and be an active employee on the date the annual award is paid out unless the named executive is an early, normal or incapacity retiree in which case the named executive must only be an active, full-time employee on December 31 of the year in which the award was granted. For more information on the Short-Term Plan, see “Compensation Discussion and Analysis” on page 31.

Stock Options

Our Plan permits the granting of options, both incentive stock options and non-qualified stock options, to purchase shares of CONSOL common stock. Our Compensation Committee establishes the exercise price at the time each option is granted. The Plan provides that the option exercise price for each share covered by an option, including incentive and non-qualified options, must equal or exceed the fair market value of a share of CONSOL common stock on the date the option is granted, and that the term of the option may not exceed ten years from the grant date. Accordingly, options are intended to be excepted from coverage under Section 409A of the Code.

Restricted Stock Units

Restricted stock units are also granted under our Plan. Our Compensation Committee determines the number of restricted stock units to be granted to each participant, the duration of such awards, the conditions under which the restricted stock units may be forfeited to CONSOL, and the other terms and conditions of such awards. Restricted stock units are structured to comply with Section 409A of the Code. Accordingly, distributions shall be made only upon a permissible distribution event, including upon separation from service. The timing and implementation of deferral elections must occur as prescribed by Section 409A of the Code.

Performance Share Units

The performance share unit awards, including the CONSOL Stock Unit awards, represent a contingent right to receive shares of CONSOL common stock to the extent such units are earned and become payable pursuant to the terms of the Plan and related award documents. For more information on the performance share unit awards, see “Compensation Discussion and Analysis” on page 31.

Aircraft Policy

We have a policy titled the “Use of Corporate-Owned or -Leased or Chartered Aircraft” (the “Aircraft Policy”). To best utilize the time of directors, executive officers and members of management and to address potential security concerns, we own, lease and charter aircraft for use by our directors, executives, members of management and their spouses in connection with business travel. To comply with applicable laws and prevent any abuse of this aircraft by having it used for personal reasons, we have instituted the Aircraft Policy. The policy sets forth detailed procedures by which a person may use CONSOL-owned or -leased aircraft and chartered aircraft including, without limitation, the requirement that the user complete a request form which details such person’s trip and a description of the business activities, accompanying persons and, in the case of CONSOL-owned or -leased aircraft, the prior approval of our Chief Executive Officer on trips for which he is not present. In the case of flights on which our Chief Executive Officer is present, the flight manifest is approved by our Chief Financial Officer and Chief Legal Officer. The Aircraft Policy also informs any user of CONSOL-owned or -leased or chartered aircraft that such use could result in imputed income, as a taxable employee benefit, to the director(s), executive(s) or member(s) of management under federal tax regulations relating to the non-business use of aircraft.

Time Sharing Agreement

On May 1, 2007, the Corporation entered into a Time Sharing Agreement (the “Time Sharing Agreement”) with Mr. Harvey. The Time Sharing Agreement provides that CONSOL will, from time to time, lease its Gulfstream Aerospace G-II59 aircraft (the “Aircraft”) to Mr. Harvey with a flight crew for the operation thereof, as and when required by Mr. Harvey, so long as the Aircraft is not otherwise employed on behalf of the Corporation. Mr. Harvey’s use of the aircraft will constitute a non-exclusive lease and the Time Sharing Agreement will only be applicable in instances in which the Corporation seeks partial reimbursement of Aircraft-related costs. Pursuant to the Time Sharing Agreement, Mr. Harvey has agreed that the rates to be charged for any particular flight (round-trip between Pittsburgh, Pennsylvania and Toronto, Canada) will be $1,500 per round-trip flight unless otherwise modified by the Chairman of the Compensation Committee in compliance with the Time Sharing Agreement and applicable law. The Corporation has the right to charge Mr. Harvey on a flight-by-flight basis up to an amount which equals the cost of: (i) fuel, oil, lubricants, and other additives; (ii) travel expenses of the crew; (iii) hangar and tie-down costs away from the Aircraft’s base of operation; (iv) insurance obtained for the specific flight; (v) landing fees, airport taxes, and similar assessments; (vi) customs, foreign permit, and similar fees directly related to the flight, if applicable; (vii) in-flight food and beverages; (viii) passenger ground transportation; (ix) flight planning and weather contract services; and (x) an additional charge equal to 100% of the expenses listed in (i) above.

CONSOL is also obligated to provide and maintain aircraft third party aviation legal liability insurance under the Time Sharing Agreement, naming Mr. Harvey as an additional insured and to indemnify and agree to hold Mr. Harvey harmless from and against any and all liabilities, claims, demands, suits, judgments, damages, losses, costs and expenses (including reasonable legal expenses and attorneys’ fees) arising in connection with the Aircraft. The Corporation and Mr. Harvey will both have the right to terminate the Time Sharing Agreement with immediate effect upon written notice to the other party and the Time Sharing Agreement will automatically terminate upon the cessation of Mr. Harvey’s employment with us.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END - 2013

The following table sets forth all unexercised options, and unvested restricted stock unit, performance share unit and CONSOL Stock Unit awards that have been awarded to our named executives by CONSOL and were outstanding as of December 31, 2013.

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) (Exercisable) (b)		Number of Securities Underlying Unexercised Options (#) (Unexercisable) (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested(13) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(14) (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(13) ($) (j)
J.Brett Harvey	120,936	(2)	-		-	22.750	5/03/2015	-		-	-	-
	42,354	(4)	-		-	32.785	2/24/2016	-		-	-	-
	131,318	(5)	-		-	44.100	5/02/2016	-		-	-	-
	41,163	(6)	-		-	34.850	2/20/2017	-		-	-	-
	136,352	(7)	-		-	34.850	2/20/2017	-		-	-	-
	89,885	(8)	-		-	78.650	2/19/2018	-		-	-	-
	211,566	(9)	-		-	27.900	2/17/2019	-		-	-	-
	132,373	(10)	-		-	49.910	2/19/2020	-		-	-	-
	152,045	(17)	91,228	(18)	-	45.050	6/15/2020	-		-	-	-
	50,632	(19)	25,317	(19)	-	48.610	2/23/2021	-		-	-	-
	-		-		-	-	-	227,902	(15)	8,669.392	-	-
	-		-		-	-	-	62,880	(16)	2,391,955	-	-
	-		-		-	-	-	-		-	786,951	29,935,616
David M. Khani	2,495	(21)	4,992	(21)	-	35.820	3/01/2022	-		-	-	-
	-		-		-	-	-	4,169	(12)	158,589	-	-
	-		-		-	-	-	-		-	23,449	892,000
Nicholas J. DeIuliis	48,072	(9)	-		-	27.900	2/17/2019	-		-	-	-
	35,589	(10)	-		-	50.500	2/16/2020	-		-	-	-
	95,027	(17)	57,019	(18)	-	45.050	6/15/2020	-		-	-	-
	22,784	(19)	11,393	(19)	-	48.610	2/23/2021	-		-	-	-
	17,626	(21)	35,253	(21)	-	35.820	3/01/2022	-		-	-	-
	-		-		-	-	-	18,925	(12)	719,907	-	-
	-		-		-	-	-	40,342	(15)	1,534,610	-	-
	-		-		-	-	-	-		-	210,754	8,017,082
Stephen W. Johnson	18,806	(9)	-		-	27.900	2/17/2019	-		-	-	-
	12,193	(10)	-		-	50.500	2/16/2020	-		-	-	-
	38,010	(17)	22,809	(18)	-	45.050	6/15/2020	-		-	-	-
	9,146	(19)	4,576	(19)	-	48.610	2/23/2021	-		-	-	-
	6,739	(21)	13,480	(21)	-	35.820	3/01/2022	-		-	-	-
	-		-		-	-	-	7,324	(12)	278,605	-	-
	-		-		-	-	-	8,091	(15)	307,782	-	-
	-		-		-	-	-	-		-	47,686	1,813,975

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) (Exercisable) (b)		Number of Securities Underlying Unexercised Options (#) (Unexercisable) (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested(13) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(14) (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(13) ($) (j)
James C. Grech	2,625	(1)	-		-	15.390	4/27/2014	-		-	-	-
	2,464	(2)	-		-	22.750	5/03/2015	-		-	-	-
	2,174	(5)	-		-	44.100	5/02/2016	-		-	-	-
	3,566	(7)	-		-	34.850	2/20/2017	-		-	-	-
	1,437	(8)	-		-	78.650	2/19/2018	-		-	-	-
	2,932	(9)	-		-	27.900	2/17/2019	-		-	-	-
	2,172	(10)	-		-	50.500	2/16/2020	-		-	-	-
	654	(11)	-		-	43.940	6/01/2020	-		-	-	-
	1,602	(19)	803	(19)	-	48.610	2/23/2021	-		-	-	-
	2,838	(21)	1,420	(21)	-	35.820	3/01/2022	-		-	-	-
	-		-		-	-	-	1,075	(12)	40,893	-	-
	-		-		-	-	-	-		-	10,640	404,746
William J. Lyons	22,416	(2)	-		-	22.750	5/03/2015	-		-	-	-
	32,256	(5)	-		-	44.100	5/02/2016	-		-	-	-
	28,071	(7)	-		-	34.850	2/20/2017	-		-	-	-
	13,828	(8)	-		-	78.650	2/19/2018	-		-	-	-
	29,971	(9)	-		-	27.900	2/17/2019	-		-	-	-
	21,338	(10)	-		-	50.500	2/16/2020	-		-	-	-
	60,817	(17)	36,492	(18)	-	45.050	6/15/2020	-		-	-	-
	25,983	(19)	-		-	48.610	2/23/2021	-		-	-	-
	38,603	(21)	-		-	35.820	3/01/2022	-		-	-	-
	-		-		-	-	-	-		-	-	-
	-		-		-	-	-	15,332	(15)	583,229	-	-
	-		-		-	-	-	-		-	90,874	3,456,828
P. Jerome Richey	8,204	(5)	-		-	44.100	5/02/2016	-		-	-	-
	9,519	(7)	-		-	34.850	2/20/2017	-		-	-	-
	4,609	(8)	-		-	78.650	2/19/2018	-		-	-	-
	10,144	(9)	-		-	27.900	2/17/2019	-		-	-	-
	11,008	(10)	-		-	50.500	2/16/2020	-		-	-	-
	38,010	(17)	22,809	(18)	-	45.050	6/15/2020	-		-	-	-
	13,165	(19)	-		-	48.610	2/23/2021	-		-	-	-
	20,219	(21)	-		-	35.820	3/01/2022	-		-	-	-
	-		-		-	-	-	7,765	(15)	295,381	-	-
	-		-		-	-	-	-		-	47,596	1,810,552
Robert F. Pusateri	2,346	(2)	-		-	22.750	5/03/2015	-		-	-	-
	1,778	(3)	-		-	26.005	6/09/2015	-		-	-	-
	3,658	(5)	-		-	44.100	5/02/2016	-		-	-	-
	6,003	(7)	-		-	34.850	2/20/2017	-		-	-	-
	4,321	(8)	-		-	78.650	2/19/2018	-		-	-	-
	7,715	(9)	-		-	27.900	2/17/2019	-		-	-	-
	6,447	(10)	-		-	50.500	2/16/2020	-		-	-	-
	38,010	(17)	22,809	(18)	-	45.050	6/15/2020	-		-	-	-
	9,688	(19)	-		-	48.610	2/23/2021	-		-	-	-
	3,638	(20)	-		-	45.110	11/08/2021	-		-	-	-
	19,671	(21)	-		-	35.820	3/01/2022	-		-	-	-
	-		-		-	-	-	5,713	(15)	217,323	-	-
	-		-		-	-	-	-		-	46,022	1,750,658

(1)	Options granted April 27, 2004 that vested and became exercisable in four equal annual installments (subject to rounding) beginning on the first anniversary of the grant date, except for 200 shares, which vested and became exercisable on the first anniversary of the grant date.

(2)	Options granted May 3, 2005 that vested and became exercisable in four equal annual installments (subject to rounding) beginning on the first anniversary of the grant date, except for 200 shares, which vested and became exercisable in their entirety six months after the grant date.

(3)	Options granted June 9, 2005 that vested and became exercisable in four equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(4)	Options granted February 24, 2006 that vested and became exercisable in four equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(5)	Options granted May 2, 2006 that vested and became exercisable in four equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(6)	Options granted on February 20, 2007 that vested and became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(7)	Options granted February 20, 2007 that vested and became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(8)	Options granted February 19, 2008 that vested and became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(9)	Options granted February 17, 2009 that vested and became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(10)	Options granted February 16, 2010 and February 19, 2010 that vested and became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(11)	Options granted June 1, 2010 that vested and became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(12)	Restricted stock units granted on February 23, 2011 and February 29, 2012 vest in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(13)	The market value for restricted stock units and performance share units was determined by multiplying the closing market price for CONSOL common stock on December 31, 2013 ($38.04) by the number of shares underlying the restricted stock unit and performance share unit awards.

(14)	This column shows the aggregate number of unvested performance share units and CONSOL Stock Units as of December 31, 2013. The performance period for the performance share unit awards granted in 2012 is January 1, 2012 through December 31, 2014 and for the CONSOL Stock Unit awards granted in 2013 is January 1, 2013 through December 31, 2015. The performance share unit amounts presented for the 2012 performance share unit awards are based on achieving performance goals at the maximum level for 2012, and at the target level for the 2013 CONSOL Stock Unit awards.

(15)	The performance period for these performance share unit awards was January 1, 2011 through December 31, 2013. These awards vested on January 31, 2014. The share amounts are based on actual pay-outs based on performance results for the period.

(16)	The performance period for this performance share unit award was January 1, 2012 through December 31, 2013. The award vested on January 31, 2014. The share amount is based on actual pay-outs based on performance results for the period.

(17)	Represents 62.5% of the shares underlying the Performance Options that were granted on June 15, 2010, which shares were determined to be vested on February 10, 2011 by the Compensation Committee (and on February 23, 2011 for Mr. Harvey) for the performance period ending December 31, 2010, on February 16, 2012 by the Compensation Committee (and on February 28, 2012 for Mr. Harvey) for the performance period ending December 31, 2011, and on January 28, 2013 by the Compensation Committee for the period ending December 31, 2012.

(18)	Represents 37.5% of the shares underlying the Performance Options that were granted on June 15, 2010, which shares were determined to be vested on January 28, 2014 by the Compensation Committee for the performance period ending December 31, 2013.

(19)	Options granted February 23, 2011 vest and become exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(20)	Options granted November 8, 2011 vest and become exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(21)	Options granted February 29, 2012 vest and become exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

OPTION EXERCISES AND STOCK VESTED TABLE - 2013

The following table sets forth information concerning each exercise of CONSOL stock options and the vesting of restricted stock units and performance share units of CONSOL during the 2013 fiscal year.

Name	Option Awards		Stock Awards(1)(2)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J.Brett Harvey	-	-	108,294	$3,415,098
David M. Khani	-	-	3,155	$107,023
Nicholas J. DeIuliis	-	-	37,333	$1,180,529
Stephen W. Johnson	-	-	13,337	$421,325
James C. Grech	-	-	1,490	$47,808
William J. Lyons	-	-	37,873	$1,209,463
P. Jerome Richey	4,445	$66,631	19,583	$625,407
Robert F. Pusateri	-	-	16,063	$513,269

(1)	Values include vesting of performance share unit awards granted in 2010 and restricted stock unit awards granted in each of 2010, 2011 and 2012.

(2)	With respect to Messrs. Lyons, Richey and Pusateri, their values include the items in footnote (1) above, and the acceleration of the vesting of restricted stock units.

PENSION BENEFITS TABLE - 2013

The following table provides information with respect to each plan that provides for specified retirement payments or benefits, or payments or benefits that will be provided primarily following retirement, including tax-qualified defined benefit plans and non-qualified defined benefit plans (which we refer to as the Supplemental Retirement Plan and the New Restoration Plan), but excluding defined contribution plans.

Name	CONSOL Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
J.Brett Harvey	Employee Retirement Plan	16		$463,009	-
	Retirement Restoration Plan	20	(2)	$5,872,204	-
	Supplemental Retirement Plan	20	(2)	$15,273,082	-
David M. Khani	Employee Retirement Plan	2		$16,745	-
	Supplemental Retirement Plan	0.25		$12,595	-
	New Restoration Plan	2		$78,909	-
Nicholas J. DeIuliis	Employee Retirement Plan	23		$351,987	-
	Retirement Restoration Plan	16		-	-
	Supplemental Retirement Plan	20		$3,699,996	-
Stephen W. Johnson	Employee Retirement Plan	6		$55,877	-
	Supplemental Retirement Plan	8		$1,003,063	-
James C. Grech	Employee Retirement Plan	12		$172,824	-
	Retirement Restoration Plan	5		$34,290	-
	Supplemental Retirement Plan	10		$425,359	-
	New Restoration Plan	2		$45,276	-

Name	CONSOL Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
William J. Lyons	Employee Retirement Plan	37	$336,935	$1,403,642
	Retirement Restoration Plan	31	$0	$3,435,840
	Supplemental Retirement Plan	20	$3,216,403	$195,179
P. Jerome Richey	Employee Retirement Plan	7	$101,987	$5,247
	Retirement Restoration Plan	1	$0	$7,846
	Supplemental Retirement Plan	8	$1,845,461	$111,552
Robert F. Pusateri	Employee Retirement Plan	37	$376,234	$1,435,997
	Retirement Restoration Plan	31	$0	$1,287,772
	Supplemental Retirement Plan	20	$2,553,897	$152,425

(1)	The accumulated benefits included in this column were computed through December 31, 2013 using the assumptions stated in the financial statements included in the 2013 Annual Report (Note 16).

(2)	The Employment Agreement provides service credit for eleven additional years of service for purposes of our supplemental retirement plans (up to a maximum of twenty years under the CONSOL Supplemental Retirement Plan), which represent his years of service at PacifiCorp Energy Inc. and its affiliates. Of the amounts shown above, $3,263,214 and $1,266,969 represent the benefit resulting from service credit provided to Mr. Harvey for his service at PacifiCorp Energy Inc. under the CONSOL Restoration Plan and CONSOL Supplemental Retirement Plan, respectively. The amount of unreduced retirement benefits payable to Mr. Harvey (i.e., the amount owed to him at normal retirement age) from PacifiCorp Energy Inc. and its affiliates will be deducted from benefits paid by CONSOL to Mr. Harvey under the CONSOL Retirement Restoration Plan and the CONSOL Supplemental Retirement Plan. Amounts shown have been reduced by amounts payable to Mr. Harvey by PacifiCorp Energy Inc. and its affiliates.

UNDERSTANDING OUR PENSION BENEFITS TABLE

This section provides information regarding the Corporation’s retirement programs, which include the following:

•	Employee Retirement Plan;

•	Retirement Restoration Plan;

•	Supplemental Retirement Plan; and

•	New Restoration Plan

Employee Retirement Plan (the “Pension Plan”)

The Pension Plan is a defined benefit plan that pays retirement benefits based on years of service and compensation. It is a qualified plan, meaning that it is subject to a variety of IRS rules. These rules contain various requirements on coverage, funding, vesting and the amount of compensation that can be taken into account in calculating benefits. The Pension Plan has a fairly broad application across the employee population and forms a part of the general retirement benefit program available to employees.

Eligibility

The Pension Plan covers employees of the Corporation and affiliated participating companies that are classified as regular, full-time employees or that complete 1,000 hours of service during a specified twelve-month period. The Pension Plan does not include other categories of individuals, such as leased employees, independent contractors and employees covered by a collective bargaining agreement that does not provide for participation in the Pension Plan.

Incapacity Retirement

Employees who have attained age 40 with at least ten years of service who are deemed disabled and consequently receive a Social Security disability award (proving the disability occurred while employed by the Corporation or a participating affiliated company) are eligible for an incapacity retirement resulting in an unreduced benefit, payable in the form of an annuity, commencing the month following termination. Messrs. Harvey, DeIuliis and Grech have satisfied the age and service conditions necessary to be eligible for incapacity retirement under the Pension Plan as of December 31, 2013, if they had incurred a qualifying disability on that date.

Separation Retirement

Employees who terminate employment with five or more years of service prior to attaining age 50, or who have attained age 50 but have fewer than ten years of service upon termination, qualify for separation retirement. Payment of the accrued vested benefit is payable at an amount reduced for payments commencing prior to age 65, or the full benefit may be paid at age 65. As of December 31, 2013, Messrs. DeIuliis and Johnson were eligible for separation retirement under the Pension Plan; however, Mr. DeIuliis would not be entitled to payment until he attained age 50. Mr. Richey commenced separation retirement under the Pension Plan upon his retirement from the Corporation on February 28, 2013.

Early Retirement

Employees who have completed ten or more years of service and are age 50 or older upon termination are eligible for early retirement. Under early retirement, an employee may elect to defer payment to age 65 or elect to begin receiving payment the first of any month up to age 65, subject to a reduction for age. Payments commencing prior to age 65 are reduced based on various early reduction schedules depending upon age at the payment commencement date and years of service at the time of termination. As of December 31, 2013, Messrs. Harvey and Grech were eligible for early retirement under the Pension Plan. Messrs. Lyons and Pusateri commenced early retirement under the Pension Plan upon their retirement from the Corporation on February 28, 2013.

Normal Retirement

Employees who terminate employment and have attained age 65 qualify for normal retirement. Payment of the full benefit commences the month following termination. None of the named executives qualify for normal retirement under the Pension Plan as of December 31, 2013.

Form of Payment

The portion of accrued pension benefits earned under the Pension Plan as of December 31, 2005 may be, upon the election of the participant, paid in the form of a lump-sum payment except in the case of an incapacity retirement as discussed above. Pension benefits earned after January 1, 2006 are payable in the form of a single life annuity, 50% joint and survivor annuity, 75% joint and survivor annuity or 100% joint and survivor annuity.

Calculation of Benefits

Pension benefits are based on an employee’s years of service and average monthly pay during the employee’s five highest-paid years. Average monthly pay for this purpose excludes compensation in excess of limits imposed by the Code (up to $255,000). Such covered compensation is reflected in the “Salary” column of the Summary Compensation Table. Prior to January 1, 2006, pension benefits were calculated based on the average monthly pay during the employee’s three highest-paid years and included annual amounts payable under the Corporation’s Short-Term Plan, again excluding compensation in excess of limits imposed by the Code.

Retirement Restoration Plan (the “Restoration Plan”)

The Restoration Plan is an unfunded deferred compensation plan maintained by the Corporation for the benefit of employees whose eligible compensation under the Pension Plan exceeded limits imposed by the federal income tax laws. The Corporation established this plan in order to attract and retain persons that the Corporation considered to be important to its success by providing retirement benefits that are not restricted by the statutory limitations imposed by the Code.

In December 2006, the Board authorized amendments to the Restoration Plan which froze the plan effective December 31, 2006 for CONSOL employees and December 31, 2005 for CNX Gas employees. After the applicable date, no existing participant accrues benefits and no compensation or service is counted for purposes of the Restoration Plan. A participant’s benefit is calculated as of the applicable date with reference to the participant’s benefits under the Pension Plan as of that date.

To comply with Section 409A of the federal income tax laws, the Restoration Plan was further amended to provide that all distributions of benefits accrued and vested under the plan as of December 31, 2006, and through December 31, 2005 for CNX Gas employees, will be paid in a lump sum, which will be paid no later than 30 days following the later to occur of the end of the month following the month in which the participant turns age 50 or the end of the month following the month in which the participant incurs a separation of service. The benefit will be calculated and actuarially reduced, as necessary (using assumptions specified in the Pension Plan), based on a participant’s benefit being initially expressed as a single life annuity payable commencing on such participant’s normal retirement date.

Payment under the plan may not commence prior to age 50, except in the event of an incapacity retirement or under a termination due to a change in control. Payments commencing prior to age 65 are reduced based on various early reduction schedules depending upon age at the payment commencement date and years of service at the time of termination. Benefits under the Restoration Plan are paid in the form of a lump sum. As of December 31, 2013, Messrs. Harvey and Grech were eligible for early retirement under the Restoration Plan. Messrs. Lyons and Pusateri commenced early retirement under the Restoration Plan upon their retirement from the Corporation on February 28, 2013. Mr. Richey commenced separation retirement under the Restoration Plan upon his retirement from the Corporation on February 28, 2013. In addition, CNX Gas employee participants were also eligible to elect to receive in 2007 lump sum payments of accrued benefits. Mr. DeIuliis made this election and is no longer entitled to any other benefits under the Restoration Plan.

Supplemental Retirement Plan

On December 5, 2006, the Board approved and adopted the Supplemental Retirement Plan, effective January 1, 2007. Certain modifications were made to the Supplemental Retirement Plan which became effective December 4, 2007. The CONSOL Supplemental Retirement Plan is designed primarily for the purpose of providing benefits for a select group of management and highly compensated employees of the Corporation and its subsidiaries and is intended to qualify as a “top hat” plan under the Employee Retirement Income Security Act of 1974, as amended. The CONSOL Supplemental Retirement Plan is an unfunded, unsecured obligation of the Corporation, the benefits of which will be paid from its general assets. CNX Gas’ employees did not participate in the Supplemental Retirement Plan.

The named executives and other eligible individuals are participants in the Supplemental Retirement Plan. On September 9, 2009, the Board adopted amendments to the Supplemental Retirement Plan to include certain employees of CNX Gas and to give service credit under the plan for service with CNX Gas to all participants in the plan who are or were employees of CNX Gas, including Messrs. DeIuliis and Johnson. The amendments to the plan are consistent with the Corporation’s assumption of CNX Gas’ compensatory arrangements as part of the management reorganization which occurred in January 2009.

In September 2011, the Board also authorized amendments to the Supplemental Retirement Plan which froze the plan effective December 31, 2011 for current and future CONSOL employees except for certain officers referred to hereafter as the excepted employees. After the applicable date, no existing participant or future CONSOL employee, other than the excepted employees, accrues benefits and no compensation or service is counted for purposes of calculating benefits under the Supplemental Retirement Plan. Frozen participants years of service will continue to accrue solely for vesting purposes only. Messrs. Harvey, DeIuliis and Johnson are excepted employees and continue to accrue benefits under the Supplemental Retirement Plan. Messrs. Khani and Grech are frozen participants under the Supplemental Retirement Plan. We established the Supplemental Retirement Plan in order to attract and maintain persons that we considered to be important to our success by providing benefits that are not restricted by the statutory limitations imposed by the federal income tax laws.

The Compensation Committee has reserved the right to terminate a participant’s participation in the Supplemental Retirement Plan at any time. Additionally, if a participant’s employment is terminated or if a participant no longer meets the Supplemental Retirement Plan’s basic eligibility standards, the participant’s participation in the Supplemental Retirement Plan (and such person’s right to accrue any benefits thereunder) will terminate automatically with no further action required. Final average compensation and years of service will be determined at such time.

The amount of each participant’s benefit under the plan as of age 65 (expressed as an annual amount) will be equal to 50% of “final average compensation” multiplied by the “service fraction” as calculated on the participant’s date of employment termination with the Corporation. “Final average compensation” means the average of a participant’s five highest consecutive annual compensation amounts (annual base salary plus amounts received under the Short-Term Plan) while employed by the Corporation or its subsidiaries. The “service fraction” means a fraction with a numerator equal to a participant’s number of years of service and with a denominator of 20. The service fraction can never exceed one.

The benefit described above will be reduced by a participant’s age 65 vested benefits (including benefits which have been paid or are payable in the future (converted to an annual amount)) under: (i) the Pension Plan; (ii) the Restoration Plan; and (iii) any other plan or arrangement providing retirement-type benefits, including arrangements with prior employers, to the extent service with such other employer or under such arrangement is credited under the Supplemental Retirement Plan.

No benefit will be vested under the Supplemental Retirement Plan until a participant has five years of service with the Corporation or its participating subsidiaries while the participant meets the eligibility standards in the plan. For a description of the effect of employment termination or change in control upon a participant’s right to benefits under the Supplemental Retirement Plan, see “Understanding Our Change in Control and Employment Termination Tables” on page 72.

Benefits under the Supplemental Retirement Plan will be paid in the form of a life annuity with a guaranteed term of 20 years (which will be the actuarial equivalent of a single life annuity) commencing in the month following the later to occur of: (a) the end of the month following the month in which the participant turns age 50 or (b) the end of the month following the month in which the employment termination of a participant occurs. In the event the benefits commence prior to the participant’s normal retirement age, the benefit will be actuarially reduced as necessary (using assumptions specified in the Pension Plan).

New Restoration Plan

In September 2011, the Board approved and adopted the New Restoration Plan, effective January 1, 2012. The New Restoration Plan is designed primarily for the purpose of providing benefits for a select group of management and highly compensated employees of the Corporation and its subsidiaries and is intended to qualify as a “top hat” plan under the Employee Retirement Income Security Act of 1974, as amended. The New Restoration Plan is an unfunded, unsecured obligation of the Corporation, the benefits of which will be paid from its general assets. CONSOL employees who are eligible to participate and accrue benefits in the Supplemental Retirement Plan are ineligible to participate in the New Restoration Plan.

We established the New Restoration Plan upon the freezing of the Supplemental Retirement Plan as to certain employees in order to attract and retain persons that we considered to be important to our success by providing benefits that are not restricted by the statutory limitations imposed by the federal income tax laws. Messrs. Khani and Grech and other eligible individuals are participants in the New Restoration Plan.

The Compensation Committee has reserved the right to terminate a participant’s participation in the New Restoration Plan at any time. Additionally, if a participant’s employment is terminated or if a participant no longer meets the New Restoration Plan’s basic eligibility standards, the participant’s participation in New Restoration Plan (and such person’s right to accrue any benefits thereunder) will terminate automatically with no further action required.

Eligibility for benefits under the New Restoration Plan is determined each calendar year (the “Award Period”). Participants whose sum of annual base pay as of December 31 and amounts received under the Short-Term Plan or other annual incentive program earned for services rendered by the participant during the Award Period exceed the compensation limits imposed by the Code (up to $255,000 for 2013) are eligible for benefits under the New Restoration Plan for the Award Period. The amount of each eligible participant’s benefit under the plan is equal to 9% times annual base pay as of December 31 including amounts received under the CONSOL Energy Inc. Short-Term Plan or other annual incentive program earned for services rendered by the participant during the Award Period less 6% times the lesser of annual base salary as of December 31 or the compensation limit imposed by the Code for the Award Period ($255,000 for 2013).

Benefits under the New Restoration Plan will be paid in the form of two hundred forty (240) equal monthly installments which each installment equal to the value of the participant’s account at commencement divided by two hundred forty (240). Benefits shall commence in the month immediately following the later to occur of: (i) the month in which the participant turns age 60 or (ii)  the month containing the six-month anniversary date of the participant’s separation from service.

NONQUALIFIED DEFERRED COMPENSATION TABLE - 2013

The following table sets forth information concerning each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY(1) ($) (d)	Aggregate Withdrawals/Distributions ($) (e)	Aggregate Balance at Last FYE(1) ($) (f)
J.Brett Harvey(2)	-	-	$(129,794)	-	$877,474
David M. Khani	-	-	-	-	-
Nicholas J. DeIuliis	-	-	-	-	-
Stephen W. Johnson	-	-	-	-	-
James C. Grech	-	-	-	-	-
Williams J. Lyons(3)	-	-	$(300,975)	$834,101	-
P. Jerome Richey(4)	-	-	$(133,596)	$288,258	-
Robert F. Pusateri	-	-	-	-	-

(1)	Under our Plan, in the event the Corporation declares a cash dividend, the number of deferred restricted stock units is automatically increased in connection with the associated dividend equivalent rights. The amounts shown reflect the expense calculated on the dividend equivalent rights based on our closing stock price on the dividend payment date. The dividend amounts for each of the named executives were as follows: $8,562 (Mr. Harvey), $6,421 (Mr. Lyons) and $8,404 (Mr. Richey). The remaining amount consists of stock price appreciation (or depreciation).

(2)	Mr. Harvey elected to defer until retirement 50% (or 21,372 restricted stock units) of a restricted stock unit award granted to him on May 2, 2006.

(3)	Mr. Lyons elected to defer until retirement 100% (or 10,500 restricted stock units) of a restricted stock unit award granted to him on May 2, 2006 and 50% (or 13,603 restricted stock units) of a restricted stock unit award granted to him on April 27, 2004.

(4)	Mr. Richey elected to defer until retirement 100% (or 3,562 restricted stock units) of a restricted stock unit award granted to him on May 2, 2006, 100% (or 3,185 restricted stock units) of a restricted stock unit award granted to him on February 20, 2007 and 100% (or 1,695 restricted stock units) of a restricted stock unit award granted to him on February 19, 2008.

UNDERSTANDING OUR DEFERRED COMPENSATION TABLE

Our Plan permits the granting of restricted stock units with associated dividend equivalent rights. A person may, prior to December 31 of the calendar year that precedes the beginning of the service period, file a deferral election with us pursuant to which the recipient may elect to defer the annual payout of shares under his or her award. The deferral may be 100% or 50% of each annual installment (i) until 5 years from the grant date, (ii) termination of employment, or (iii) upon a “change in control.” The dividend equivalent rights associated with our restricted stock unit awards automatically increase the number of shares underlying a restricted stock unit award when we declare and pay a regular cash dividend on our common stock.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLES

Except as otherwise provided, the following narrative and tables set forth the potential payments and the value of other benefits that would vest or otherwise accelerate vesting at, following, or in connection with any termination, including without limitation resignation, incapacity retirement or a constructive termination of a named executive, or a “change in control” of CONSOL and/or CNX Gas, in the case of Mr. DeIuliis, or a change in the named executive’s responsibilities, as such scenarios are contemplated in the contracts, agreements, plans or arrangements described below.

For each currently employed named executive, the payments and benefits detailed in the tables below are in addition to any payments and benefits under our plans and arrangements that are offered or provided generally to all salaried employees on a non-discriminatory basis and any accumulated vested benefits for each named executive, including those set forth in the Pension Benefits Table – 2013 and Nonqualified Deferred Compensation Table – 2013, and any stock options vested as of December 31, 2013 (which are set forth in the Outstanding Equity Awards at Fiscal Year-End Table – 2013). The tables assume that employment termination and/or the change in control occurred on December 31, 2013 and a valuation of our common stock based on its closing market price on December 31, 2013 of $38.04 per share.

A description of some elements of the plans, arrangements and agreements covered by the following tables and which provide for payments or benefits in connection with a termination of employment or change in control are also described under “Compensation Discussion and Analysis” on page 31 and “Understanding Our Summary Compensation and Grants of Plan-Based Awards Tables” on page 55. The footnotes to the tables describe the assumptions that were used in calculating the amounts described below.

J. Brett Harvey*

Executive Benefits and Payments Upon Termination	Incapacity Retirement (with a social security disability)	Termination for Good Reason or Not for Cause (reduction in force)	Termination For Cause	Death	Disability (without a social security disability)	Change in Control Termination(1)
Compensation:
Base Salary	-	$2,000,000	-	-	-	$3,000,000
Short-Term Incentive(2)	-	$1,750,000	-	-	-	$7,890,884
Severance Pay Plan(3)	-	-	-	-	-	-
Long-Term Incentive Compensation:(4)
Options: Unvested	-	-	-	-	-	-
Restricted Stock Units: Unvested	-	-	-	-	-	-
Performance Share Units: Unvested	-	-	-	-	-	-
CONSOL Stock Units: Unvested
Benefits and Perquisites:
Outplacement service	-	$25,000	-	-	-	$25,000
Continuation of medical/drug/dental benefits(5)	-	$30,740	$30,740	$14,778	$30,740	$46,110
401(k) payment	-	-	-	-	-	$46,500
Restoration Plan	-	-	-	-	-	$200,273
Supplemental Retirement Plan(6)	-	-	-	-	-	$9,545,135
280G Tax Gross-up(7)	-	-	-	-	-	$17,591,482
Total:	-	$3,805,740	$30,740	$14,778	$30,740	$38,345,384

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

David M. Khani*

Executive Benefits and Payments Upon Termination	Incapacity Retirement (with a social security disability)	Termination Not for Cause (reduction in force)	Termination for Cause	Death	Disability (without a social security disability)	Change in Control Termination(1)
Compensation:
Base Salary	-	-	-	-	-	$960,000
Short-Term Incentive(2)	-	-	-	$336,000	-	$545,237
Severance Pay Plan(3)	-	$18,461	-	-	-	-
Long-Term Incentive Compensation:(4)
Options: Unvested	$16,621	$16,621	-	$16,621	-	$16,621
Restricted Stock Units: Unvested	$195,487	$195,487	-	$195,487	-	$195,487
Performance Share Units: Unvested	$114,044	$114,044	-	$114,044	$76,067	$114,044
CONSOL Stock Units: Unvested	$606,890	$606,890		$606,890	$202,094	$606,890
Benefits and Perquisites:
Outplacement service	-	-	-	-	-	$25,000
Continuation of life/medical/dental benefits(5)	-	-	-	-	-	$22,295
401(k) payment	-	-	-	-	-	$31,000
Supplemental Retirement Plan(6)	$40,080	-	-	$32,071	$40,080	$38,929
New Restoration Plan	-	-	-	-	-	$74,648
280G Tax Gross-up	-	-	-	-	-	-
Total:	$973,122	$951,503	-	$1,301,113	$318,241	$2,630,151

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

Nicholas DeIuliis*

Executive Benefits and Payments Upon Termination	Incapacity Retirement (with a social security disability)	Termination Not for Cause (reduction in force)	Termination for Cause	Death	Disability (without a social security disability)	Change in Control Termination(1)
Compensation:
Base Salary	-	-	-	-	-	$1,812,500
Short-Term Incentive(2)	-	-	-	$797,500	-	$2,951,039
Severance Pay Plan(3)	-	$320,673	-	-	-	-
Long-Term Incentive Compensation:(4)
Options: Unvested	-	-	-	-	-	-
Restricted Stock Units: Unvested	$719,907	$719,907	-	$719,907	-	$719,907
Performance Share Units: Unvested	$1,612,059	$1,612,059	-	$1,612,059	$1,075,243	$1,612,059
CONSOL Stock Units: Unvested	$3,986,934	$3,986,934		$3,986,934	$2,657,304	$3,986,934
Benefits and Perquisites:
Outplacement service	-	-	-	-	-	$25,000
Continuation of medical/drug/dental benefits(5)	-	-	-	-	-	$29,958
401(k) payment	-	-	-	-	-	$38,750
Restoration Plan	-	-	-	-	-	-
Supplemental Retirement Plan(6)	-	-	-	-	-	$10,850,907
280G Tax Gross-up(7)	-	-	-	-	-	$9,783,182
Total:	$6,318,900	$6,639,573	-	$7,116,400	$3,732,547	$31,810,236

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

Stephen W. Johnson*

Executive Benefits and Payments Upon Termination	Incapacity Retirement (with a social security disability)	Termination Not for Cause (reduction in force)	Termination For Cause	Death	Disability (without a social security disability)	Change in Control Termination(1)
Compensation:
Base Salary	-	-	-	-	-	$900,000
Short-Term Incentive(2)	-	-	-	$292,500	-	$810,266
Severance Pay Plan(3)	-	$69,231	-	-	-	-
Long-Term Incentive Compensation:(4)
Options: Unvested	-	-	-	-	-	-
Restricted Stock Units: Unvested	$278,604	$278,604	-	$278,604	-	$278,604
Performance Share Units: Unvested	$308,124	$308,124	-	$308,124	$205,519	$308,124
CONSOL Stock Units: Unvested	$1,043,665	$1,043,665		$1,043,665	$347,541	$1,043,665
Benefits and Perquisites:
Outplacement service	-	-	-	-	-	$25,000
Continuation of medical/drug/dental benefits(5)	-	-	-	-	-	$32,832
401(k) payment	-	-	-	-	-	$31,000
Restoration Plan	-	-	-	-	-	-
Supplemental Retirement Plan(6)	-	-	-	-	-	$1,809,332
280G Tax Gross-up	-	-	-	-	-	-
Total:	$1,630,393	$1,699,624	-	$1,922,893	$553,060	$5,238,823

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

James C. Grech*

Executive Benefits and Payments Upon Termination	Incapacity Retirement (with a social security disability)	Termination Not for Cause (reduction in force)	Termination For Cause	Death	Disability (without a social security disability)	Change in Control Termination(1)
Compensation:
Base Salary	-	-	-	-	-	$740,000
Short-Term Incentive(2)	-	-	-	$222,000	-	$411,838
Severance Pay Plan(3)	-	$85,385	-	-	-	-
Long-Term Incentive Compensation:(4)
Options: Unvested	$19,734	$19,734	-	$19,734	-	$19,734
Restricted Stock Units: Unvested	$62,043	$62,043	-	$62,043	-	$62,043
Performance Share Units: Unvested	-	-	-	-	-	-
CONSOL Stock Units: Unvested	$404,746	$404,746		$404,746	$134,780	$404,746
Benefits and Perquisites:
Outplacement service	-	-	-	-	-	$25,000
Continuation of medical/drug/dental benefits(5)	-	-	-	-	-	$19,486
401(k) payment	-	-	-	-	-	$31,000
Restoration Plan	-	-	-	-	-	$6,680
Supplemental Retirement Plan(6)	-	-	-	-	-	$638,979
New Restoration Plan	-	-	-	-	-	$48,909
280G Tax Gross-up	-	-	-	-	-	-
Total:	$486,523	$571,908	-	$708,523	$134,780	$2,408,415

*	Applicable footnotes follow this table.

(1)	If a change in control occurred and the named executive’s employment did not terminate, the named executive would be entitled only to the payments and benefits shown under Long-Term Incentive Compensation. The narrative following these tables contains a description of events that constitute a “change in control.”

(2)	Using the assumption that a termination occurred at year-end, Mr. Harvey, would have already earned or forfeited the short-term incentive award due to age and service at December 31, 2013, and we have not, therefore, reflected these amounts in the table. In the event of death, Messrs. Khani, DeIuliis, Johnson and Grech would earn the short-term incentive award. In the event of a qualifying termination in connection with a change in control, each named executive, pursuant to his change in control agreement, would be entitled to a pro-rated payment of his “short-term incentive” compensation based upon the length of service during the year in which the termination occurred. Assuming a target payout for 2013 and a change in control at year-end, each individual would receive, in addition to the amount shown in the table, the amounts set forth in the Grants of Plan-Based Awards Table under the target amounts for non-equity incentive plan awards. In the event of a termination not for cause or a termination for good reason, Mr. Harvey would also be entitled to the pro-rated payment of his short-term incentive compensation for the year in which the termination occurred pursuant to his Employment Agreement, and assuming a target payout for 2013, he would receive the amount set forth in the Grants of Plan-Based Awards Table under the target amount for non-equity incentive plan awards.

(3)	The Severance Pay Plan for Salaried Employees provides one week of severance for every year of service up to a maximum of 25 weeks in the event that employment is involuntarily terminated because of a reduction in workforce. As of December 31, 2013, Messrs. Harvey, Khani, DeIuliis, Johnson and Grech were entitled to 16 weeks, 2 weeks, 23 weeks, 8 weeks and 12 weeks, respectively, of severance.

(4)	If a currently employed named executive is eligible for Early Retirement or Normal Retirement, each as defined by the applicable equity award agreements, that named executive would be entitled to the following amounts for unvested options (including Performance Options), restricted stock units, performance share units and CONSOL Stock Units, respectively, under any termination scenario except termination for cause (in which case, the equity is forfeited): Mr. Harvey (Normal Retirement eligible): $0; $0; 7,496,467; $11,194,449. Messrs. DeIuliis, Johnson, Khani and Grech are not eligible for Early Retirement or Normal Retirement, and as such, they would not receive the value of such equity awards in the event of a Separation Retirement. The values for long-term incentive compensation represent the value of the unvested CONSOL stock options, restricted stock units, performance share units, CONSOL Stock Units and/or Performance Options (as applicable), which would accelerate and vest or would continue to vest according to the vesting schedule, depending on the termination event. The value of the CONSOL unvested options (including Performance Options), restricted stock units and performance share units was calculated using a closing market price of $38.04 for CONSOL (noting that no value is listed for the options when the strike price exceeds $38.04 and assumes target payout for the performance share units. For the performance share units granted in 2011 and unvested Performance Options, which both had a performance period ending December 31, 2013, we have not included these amounts since the vesting periods had ended on December 31, 2013.

(5)	In the event of a qualifying termination in connection with a change in control, as of December 31, 2013, Messrs. Harvey and DeIuliis , pursuant to their change in control agreement, would be entitled to the continuation of medical, drug, vision and dental coverage for a period of 36 months and 30 months, respectively and Messrs. Khani, Johnson and Grech would each be entitled to 24 months.

(6)	In the event of a termination for cause, no benefit is payable. Benefits vest immediately in the event of termination due to disability, death or change in control.

(7)	This calculation is an estimate for proxy disclosure purposes only. Payments on an actual change of control may differ based on factors such as transaction price, timing of employment termination and payments, methodology for valuing stock options, changes in compensation, reasonable compensation analyses and the value of the covenant not to compete. Assumptions used in the Proxy Statement include:

•	Marginal federal, Pennsylvania state and FICA tax rates of 35%, 3.07% and 1.45%, respectively;

•	Any payments with respect to the 2013 bonus were not contingent on the change in control (and thus, not required to be included in the calculation);

•	Stock options are assumed to become fully vested and/or exercisable and are valued in accordance with Rev. Proc. 98-34 and Q&A 24(c) of Code Section 280G based on expected life of the option; and

•

We did not attribute any value to non-competition covenants or take the position that any part of the value of the performance-based equity and long-term incentive plans provided to the applicable named executive was reasonable compensation for services prior to the change of control, which would have reduced the estimated excise tax gross-up payment, if any.

Mr. Lyons’ and Mr. Pusateri’s Retirement

On March 1, 2013, we entered into Consulting Agreements with Messrs. Lyons and Pusateri. They agreed to provide consulting services to CONSOL to help ensure the transition of their duties and responsibilities to Messrs. Khani and Grech, respectively, which expired on December 31, 2013. In return, CONSOL made monthly payments to Messrs. Lyons and Pusateri totaling $474,783 and $403,950, in the aggregate, respectively. Please refer to the footnotes to the “All Other Compensation” column of the Summary Compensation Table for the value of the equity awards that accelerated upon retirement for Messrs. Lyons and Pusateri.

Mr. Richey’s Retirement

On March 1, 2013, Mr. Richey retired from his position with CONSOL. CONSOL entered into a retirement letter with Mr. Richey in which CONSOL agreed to pay Mr. Richey $772,000 and his outstanding equity awards continue to vest in accordance with their terms. Mr. Richey agreed to release any claims he has against CONSOL, including any claims under his Offer Letter, dated February 11, 2005, which was terminated in connection with his retirement. Please refer to the footnote to the “All Other Compensation” column of the Summary Compensation Table for the value of the equity awards that accelerated upon retirement for Mr. Richey.

UNDERSTANDING OUR CHANGE IN CONTROL AND EMPLOYMENT TERMINATION TABLES AND INFORMATION

Executive Summary Regarding Agreements and/or Programs with Change of Control Termination Provisions

This section provides information regarding the following Corporation agreements and/or programs which provide for benefits to be paid to named executives in connection with employment termination and/or a change in control of the Corporation or, with respect to Mr. DeIuliis, CNX Gas:

•	Employment Agreement with our Chief Executive Officer;

•	Change in Control Agreements;

•	Stock Option Agreements;

•	Restricted Stock Unit Agreements;

•	Performance Share Unit and CONSOL Stock Unit Awards;

•	Supplemental Retirement Plan; and

•	Severance Pay Plan for Salaried Employees.

The consulting agreements and severance arrangements with Messrs. Lyons, Pusateri and Richey are described in this Proxy Statement in “Compensation Discussion and Analysis” on page 31.

Current Employment Agreement with our Chief Executive Officer

As previously discussed in the “Compensation Discussion and Analysis” on page 31 and “Understanding our Summary Compensation and Grants of Plan-Based Awards Tables” on page 55, Mr. Harvey has an employment agreement with CONSOL.

The terms of the Employment Agreement provide that if Mr. Harvey resigns for “good reason” (as defined below) or is terminated without “cause” (as defined below), and in each case he delivers a signed release of claims reasonably satisfactory to the Corporation to the Corporation’s General Counsel within thirty (30) days of the date of his termination and does not revoke such release within the seven-day revocation period provided for in the release, he is entitled to receive severance payments in the form of:

•	his then current base salary through the date of termination and any annual bonus awarded in accordance with the Corporation’s bonus program but not yet paid;

•

an amount equal to two times his then current base salary and two times the target annual bonus amount (provided that Mr. Harvey has not breached the confidentiality, non-competition and non-solicitation restrictions set forth in the employment agreement);

•	payment of the pro-rata portion of his target bonus in the year of termination if the relevant performance goals are met;

•	medical benefits or reimbursements for a maximum period of 24 months;

•	payment of all accrued but unused vacation time;

•	payment for reasonable outplacement assistance services actually incurred by him in seeking other employment within 12 months of his termination; and

•	reimbursement for business expenses incurred prior to such termination.

Except for the payments relating to the pro-rata portion of Mr. Harvey’s target bonus and outplacement services, these amounts are to be paid in a single lump sum payment within 10 days after the date of his termination, provided that no amount will be paid until expiration of the seven day statutory revocation period with respect to the release described above. The pro-rata portion of Mr. Harvey’s target bonus is to be paid in accordance with the terms of the applicable plan, subject to the attainment of the performance goals applicable to such bonus award and the payment for outplacement services is to be paid no later than the end of the calendar year following the year in which such expense is incurred by Mr. Harvey. If Mr. Harvey’s employment is terminated for good reason or without cause, he and his dependents will continue to receive his medical insurance benefits from the Corporation, on terms substantially comparable to terms of the Corporation’s medical plan, for up to 24 months following the termination date.

If Mr. Harvey’s employment is terminated due to death or “permanent disability,” which is defined in accordance with the Corporation’s long-term disability plan applicable to Mr. Harvey, he (or his estate, if applicable) will be entitled to receive:

•	his then current base salary through the date of termination;

•	a pro-rata portion of his target bonus for the year of termination;

•	payment for all accrued, but unused vacation time; and

•	reimbursement for business expenses incurred prior to such termination, with such amounts payable in a single lump sum within 10 days following termination.

If Mr. Harvey’s employment is terminated for “cause” or by Mr. Harvey other than for “good reason” and not due to death or permanent disability, he will be entitled to receive solely his base salary through the termination date, payment for all accrued but unused vacation time through the termination date, and reimbursement of reimbursable expenses incurred prior to termination.

The employment agreement defines “cause” as:

•	gross negligence in the performance of Mr. Harvey’s duties which results in material financial harm to the Corporation;

•	Mr. Harvey’s conviction of, or plea of guilty or nolo contendere, to any felony or any misdemeanor involving fraud, embezzlement or theft;

•	Mr. Harvey’s intentional failure or refusal to perform his duties and responsibilities with the Corporation, without the same being corrected within 15 days after being given written notice thereof;

•	the material breach by Mr. Harvey of any of the covenants contained in the employment agreement discussed below;

•	Mr. Harvey’s willful violation of any material provision of the Corporation’s code of conduct for executives and management employees; or

•	Mr. Harvey’s engagement in conduct that is demonstrably and materially injurious to the Corporation, monetarily or otherwise.

Mr. Harvey may be terminated for “cause” only by majority vote of all the members of the Board (other than Mr. Harvey), which vote must be communicated to Mr. Harvey in writing.

The Employment Agreement defines “good reason” as any of the following actions taken by the Corporation without Mr. Harvey’s written consent:

•	the material diminution of Mr. Harvey’s duties or responsibilities including the assignment of any duties and responsibilities materially inconsistent with his position;

•	a material reduction in Mr. Harvey’s base salary;

•	a material reduction in Mr. Harvey’s annual target bonus opportunity (excluding any reduction that is generally applicable to all or substantially all executive officers of the Corporation);

•

a material reduction in the overall level of employee benefits (including long-term incentive opportunities) provided to Mr. Harvey (excluding any reduction that is generally applicable to all or substantially all executive officers of the Corporation);

•

the breach of his Employment Agreement by the Corporation caused by the failure to obtain a written assumption of his Employment Agreement by any person acquiring all or substantially all of the assets of the Corporation prior to such acquisition;

•	the relocation of Mr. Harvey’s principal work location to a location more than 50 miles from Pittsburgh, Pennsylvania; or

•

the Corporation giving Mr. Harvey notice of nonextension of the term of his Employment Agreement at either the end of the initial three year term or the end of the first one year extension of the term;

provided, however, that, notwithstanding the foregoing, Mr. Harvey must give written notice to the Corporation of his intention to terminate his employment for good reason within sixty days after the event or omission which constitutes “good reason;” the event must remain uncorrected by the Corporation for 30 days following the notice; and the termination must occur within 60 days following the expiration of the notice period. Any failure to give such written notice within such period will result in a waiver of his right to terminate for “good reason” as a result of such act or omission.

All stock option and restricted stock unit and performance share unit awards contain non-competition provisions which prohibit Mr. Harvey from taking the following actions during the term of his employment and for a period of two years after termination of such employment:

•

directly or indirectly engaging in any business which is in competition with any line of business conducted by the Corporation or an affiliate of the Corporation and which is in any area where the Corporation or its affiliates do business;

•	performing or soliciting the performance of services for any customer or client of the Corporation or its affiliates;

•

inducing any employee of the Corporation or its affiliate to do either of the actions described in the preceding bullet points or terminating such employee’s employment with the Corporation or its affiliates or offering employment to any person who was employed by the Corporation or its affiliates unless such person has ceased such employment for a period of at least 12 months; or

•	directly or indirectly assisting others in any of the above referenced actions.

•

Further, Mr. Harvey’s Employment Agreement contains restrictive covenants relating to confidential information, the terms of which are identical to those set forth in the CONSOL equity award agreements. See “Change in Control and Restrictive Covenant Provisions — CONSOL Stock Options, Restricted Stock Units and Performance Share Units” below for a description of these restrictive covenants.

Change in Control Agreements

As of December 31, 2013, Messrs. Harvey, Khani, Johnson and Grech each had change in control severance agreements with CONSOL and Mr. DeIuliis has a change in control severance agreement with CONSOL and CNX Gas (which we refer to collectively as the “CIC Agreements”). In connection with Messrs. Lyons’, Pusateri’s and Richey’s voluntary retirements with the Corporation, in the first quarter of 2013, the severance payments and benefits described hereunder will not become payable to them under the CIC Agreements.

The CIC Agreements provide severance benefits to our named executives if they are terminated (i) after, or in connection with, a CONSOL change in control (as described below) (and/or, in the case of Mr. DeIuliis, a CNX Gas change in control (as described below)), by CONSOL (and/or by CNX Gas, in the case of Mr. DeIuliis) for any reason other than cause (as defined below), death or disability (as defined below), that occurs not more than three months prior to or within two years after, a CONSOL change in control (and/or a CNX Gas change in control, in the case of Mr. DeIuliis), or is requested by a third party initiating the CONSOL change in control (and/or the CNX Gas change in control, in the case of Mr. DeIuliis) or (ii) within the two-year period after a CONSOL change in control (and/or a CNX Gas change in control, in the case of Mr. DeIuliis), if he is “constructively terminated” (as defined below).

Under the two circumstances described above, as of December 31, 2013, the named executives would be entitled to receive:

•

a lump sum cash payment equal to a multiple of base pay plus a multiple of incentive pay (the multiple, in each case, for Mr. Harvey, 3.0; for Mr. DeIuliis, 2.5; and for Messrs. Khani, Johnson and Grech, 2.0);

•	a pro-rated payment of his incentive pay for the year in which his termination of employment occurs;

•

for a specified period (for Mr. Harvey, 36 months; for Mr. DeIuliis, 30 months; and for Messrs. Khani, Johnson and Grech, 24 months), the continuation of medical and dental coverage (or monthly reimbursements in lieu of continuation);

•

if he would have been eligible for post-retirement medical benefits had he retired from employment during the applicable period, but is not so eligible due to termination, then at the conclusion of the benefit period, the Corporation (or CNX Gas, in the case of Mr. DeIuliis) will provide him with additional continued group medical coverage comparable to that which would have been available under the Corporation’s (or CNX Gas’s, in the case of Mr. DeIuliis) post-retirement program for so long as such coverage would have been available under such program, or the Corporation (or CNX Gas, in the case of Mr. DeIuliis) will provide monthly reimbursements to him in lieu of such coverage;

•

a lump sum cash payment equal to the total amount that the executive would have received under the 401(k) plan as a match if he was eligible to participate in the 401(k) plan for a specified period after his termination date (for Mr. Harvey, 36 months; for Mr. DeIuliis, 30 months; and for Messrs. Khani, Johnson and Grech, 24 months) and he contributed the maximum amount to the plan for the match;

•

a lump sum cash payment equal to the difference between the present value of his accrued pension benefits at his termination date under the qualified defined benefit plan and (if eligible) any plan or plans providing nonqualified retirement benefits and the present value of the accrued pension benefits to which the executive would have been entitled under the pension plans if he had continued participation in those plans for a specified period after his termination date (for Mr. Harvey, 36 months; for Mr. DeIuliis, 30 months; and for Messrs. Khani, Johnson and Grech, 24 months);

•	a lump sum cash payment of $25,000 in order to cover the cost of outplacement assistance services and other expenses associated with seeking other employment; and

•

any amounts earned, accrued or owing but not yet paid as of his termination date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs.

In addition, upon a CONSOL change in control (and/or a CNX Gas change in control, in the case of Mr. DeIuliis) all equity awards granted to each of the executives will become fully vested and/or exercisable on the date the change in control occurs and all stock options or stock appreciation rights will remain exercisable for the period set forth in the applicable award agreement. If it is determined that any payment or distribution to an executive or for his benefit would constitute an “excess parachute payment” within the meaning of Section 280G of the federal income tax laws, the executives (other than Messrs. Khani and Grech) will be entitled to an additional amount, subject to certain limitations, such that the net amount retained by him after deduction of any excise tax imposed under Section 4999 of the federal income tax laws, and any tax imposed upon the gross-up payment, will be equal to the excise tax on the payment.

The CIC Agreements contain confidentiality, non-competition and non-solicitation obligations. The named executives have each agreed not to compete with the business for one year, or to solicit employees for two years, following a termination of employment, when such executive is receiving severance benefits under a CIC Agreement.

No payments are made or benefits provided under the CIC Agreements unless the executive executes, and does not revoke, a written release of any and all claims (other than for entitlements under the terms of the agreement or which may not be released under the law).

“Cause” is a determination by the Board (or the CNX Gas Board, in the case of Mr. DeIuliis) that the executive has:

•	(a) been convicted of, or has pleaded guilty or nolo contendere to, any felony or any misdemeanor involving fraud, embezzlement or theft; or

•

(b) wrongfully disclosed material confidential information of the Corporation or any subsidiary (including CNX Gas), has intentionally violated any material express provision of the Corporation’s code of conduct for executives and management employees (as then in effect) or has intentionally failed or refused to perform any of his material assigned duties for the Corporation (or CNX Gas, in the case of Mr. DeIuliis), and any such failure or refusal has been demonstrably and materially harmful to the Corporation (or CNX Gas, in the case of Mr. DeIuliis).

Notwithstanding the foregoing, the executive will not be deemed to have been terminated for “cause” under clause (b) above unless the majority of the members of the Board (or the CNX Gas Board, in the case of Mr. DeIuliis) plus one member of such board, find that, in its good faith opinion, the executive has committed an act constituting “cause,” and such resolution is delivered in writing to the executive.

A “change in control” under the CIC Agreements means the occurrence of any of the following events:

•

(i) the acquisition by any individual, entity or group of beneficial ownership of more than 25% of the combined voting power of the then outstanding voting stock of the Corporation (or CNX Gas, in the case of Mr. DeIuliis); provided, however, that the following acquisitions will not constitute a change in control: (A) any issuance of voting stock of the Corporation (or CNX Gas, in the case of Mr. DeIuliis) directly from the Corporation (or CNX Gas, in the case of Mr. DeIuliis) that is approved by the then incumbent Board (or incumbent CNX Gas board, in the case of Mr. DeIuliis), (B) any acquisition by the Corporation (or by CNX Gas or any subsidiary of the Corporation or CNX Gas in the case of Mr. DeIuliis) of voting stock of the Corporation (or CNX Gas, in the case of Mr. DeIuliis), (C) any acquisition of voting stock of the Corporation (or CNX Gas, in the case of Mr. DeIuliis) by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any subsidiary of the Corporation (including CNX Gas), (D) any acquisition of voting stock of the Corporation (or CNX Gas, in the case of Mr. DeIuliis) by an underwriter holding securities of the Corporation (or CNX Gas, in the case of Mr. DeIuliis) in connection with a public offering thereof, or (E) any acquisition of voting stock of the Corporation (or CNX Gas, in the case of Mr. DeIuliis) by any person pursuant to a transaction that complies with clauses (A), (B) and (C) of (iii) below; or

•

(ii) individuals who constitute the Board as of the agreement date (or in the case of Mr. DeIuliis, individuals who constitute the CNX Gas board other than at a time when the Corporation and/or its subsidiaries beneficially own more than 50% of the total voting stock of CNX Gas) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Corporation’s shareholders (or CNX Gas’ shareholders, in the case of Mr. DeIuliis) was approved by a vote of at least two-thirds of the directors then comprising the incumbent Board (or incumbent CNX Gas Board, in the case of Mr. DeIuliis) are deemed to have then been a member of the incumbent Board (or incumbent

CNX Gas Board, in the case of Mr. DeIuliis), but excluding any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board (or the CNX Gas board, in the case of Mr. DeIuliis);

•

(iii) consummation of a reorganization, merger or consolidation of the Corporation (or CNX Gas, in the case of Mr. DeIuliis) or a direct or indirect wholly owned subsidiary of the Corporation (or a direct or indirect wholly owned subsidiary of CNX Gas, in the case of Mr. DeIuliis), a sale or other disposition of all or substantially all of the assets of the Corporation (or CNX Gas, in the case of Mr. DeIuliis), or other transaction involving the Corporation (or CNX Gas, in the case of Mr. DeIuliis), unless, in each case, immediately following such transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners of voting stock of the Corporation (or CNX Gas, in the case of Mr. DeIuliis) immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such transaction or any direct or indirect parent corporation thereof, (B) no person other than the Corporation (or, in the case of Mr. DeIuliis, the Corporation and/or any of its subsidiaries) beneficially owns 25% or more of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such transaction or any direct or indirect parent corporation thereof and (C) at least a majority of the members of the Board (or the CNX Gas Board, in the case of Mr. DeIuliis, other than at a time when the Corporation and/or its subsidiaries beneficially own more than 50% of the total voting stock of CNX Gas) of the entity resulting from such transaction or any direct or indirect parent corporation thereof were members of the incumbent Board (or the incumbent CNX Gas Board, in the case of Mr. DeIuliis) at the time of the execution of the initial agreement or of the action of the Board providing for such transaction;

•

(iv) approval by the shareholders of the Corporation (or CNX Gas, in the case of Mr. DeIuliis) of a complete liquidation or dissolution of the Corporation (or CNX Gas, in the case of Mr. DeIuliis), except pursuant to a transaction that complies with clauses (A), (B) and (C) of (iii) above; or

•

(v) in the case of Mr. DeIuliis’ CIC Agreement, other than a time when CONSOL and/or its subsidiaries beneficially own less than 50% of the total voting stock of CNX Gas, a CONSOL change in control (as described in clauses (i) through (iv) above).

A “constructive termination” means:

•	a material adverse change in position;

•	a material reduction in annual base salary or target bonus or a material reduction in employee benefits;

•

a material adverse change in circumstances as determined in good faith by the executive, including a material change in the scope of business or other activities for which the executive was responsible for prior to the change in control, which has rendered the executive unable to carry out, has materially hindered his performance of, or has caused him to suffer a material reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position he held immediately prior to the change in control, as determined by him;

•

the liquidation, dissolution, merger, consolidation or reorganization of the Corporation (or CNX Gas, in the case of Mr. DeIuliis) or transfer of substantially all of the Corporation’s (or CNX Gas’, in the case of Mr. DeIuliis) business or assets unless the successor assumes all duties and obligations of the Corporation (or CNX Gas, in the case of Mr. DeIuliis) under the applicable CIC Agreement; or

•	the relocation of the executive’s principal work location to a location that increases his normal commute by 50 miles or more or that requires travel increases by a material amount.

Stock Options

In the event that a named executive’s employment with the Corporation (including any affiliate of the Corporation) is terminated for “cause” (as defined in our Plan) or the named executive breaches non-competition or proprietary information covenants (see description below), then any stock option (whether vested or unvested) that is granted to the named executive will be canceled and forfeited in its entirety on the date of termination of employment or breach of covenant, as applicable. In addition, any stock option exercised during the six month period prior to such termination of employment or breach of covenant, as applicable, will be rescinded, and the named executive will be required to pay to the Corporation within 10 days an amount in cash equal to the gain realized by the exercise of the stock option.

In the event that the named executive’s employment terminates voluntarily, due to “disability” (as defined in our Plan) or by the Corporation without “cause” (as defined in our Plan), the non-vested portion of any stock option will be deemed cancelled on the termination date and the vested portion, if any, of the stock option as of the date of such termination will remain exercisable for the lesser of a period of 90 days following termination or until the expiration date of the stock option. Notwithstanding the previous sentence, if such termination occurs by reason of an “early retirement” or “incapacity retirement” as defined in the Pension Plan (or any successor plan) and as provided in the agreement, then in that event the non-vested portion of the stock option will continue to vest and become exercisable in the ordinary course and will remain exercisable until the stock option’s expiration date. If the named executive’s employment is terminated by reason of a “normal retirement,” as defined in the Pension Plan (or any successor plan), the non-vested portion of the stock option will vest in its entirety on the effective date of the named executive’s retirement and the stock option will remain exercisable until its expiration date.

In the event that employment with the Corporation (including any affiliate) is terminated by reason of a reduction in force as specified and implemented by the Corporation, the non-vested portion of a stock option will continue to vest and become exercisable in accordance with the vesting schedule set forth above, will remain exercisable until the expiration date, and the non-competition and certain non-solicitation provisions in the agreement will not apply. In the event that the named executive’s employment is terminated by reason of death, the non-vested portion of the stock option will vest in its entirety immediately upon the date of death and will remain exercisable for the lesser of a period of three years following death or the expiration date.

Nonqualified Performance Stock Options

In the event that a named executive’s employment with the Corporation (including any affiliate) is terminated for “cause” (as defined in our Plan) or the named executive breaches the confidentiality and/or the non-competition obligations set forth in the Performance Option award agreement, such Performance Option (whether vested or unvested) will be cancelled and forfeited in its entirety on the date the named executive’s employment is terminated or the covenants are breached. In addition, any Performance Option exercised during the six-month period prior to such termination of employment or breach of covenant, as applicable, will be rescinded. Within 10 days after receiving notice of a rescission, the named executive must pay to the Corporation an amount in cash equal to the gain realized by such person upon exercise of the Performance Option.

Unless otherwise specifically provided in a separate agreement between the Corporation and the named executive, if a named executive’s employment with the Corporation (including any affiliate) is terminated by the named executive voluntarily or by the Corporation without cause, the non-vested portion of such named executive’s Performance Option will be cancelled and forfeited on the date the named executive’s employment is terminated and the vested portion, if any, of the Performance Option as of the date of such termination will remain exercisable for the lesser of (i) a period of 90 days following such termination of employment or (ii) until the expiration date.

In the event that a named executive’s employment with the Corporation (including any affiliate) is terminated by reason of an “early retirement” or “normal retirement” (each as defined and provided in the Performance Option award agreement), the non-vested portion of such named executive’s Performance Option will vest to the extent earned as determined at the end of each respective performance period; provided, however, that if a named executive’s employment is terminated by reason of an early retirement or a normal retirement before the one-year anniversary of the date the Performance Option was granted, the non-vested portion of the named executive’s Performance Option will be canceled and forfeited in its entirety on the date of such named executive’s termination of employment.

In the event that a named executive’s employment with the Corporation (including any affiliate) is terminated by reason of death, “incapacity retirement” (as defined in the Pension Plan, or any successor plan thereto applicable to the named executive) or “disability” (as defined in our Plan), the non-vested portion of such named executive’s Performance Option will vest to the extent earned as determined at the end of each respective performance period and the Performance Option will remain exercisable until the expiration date.

In the event of an employment termination by reason of a reduction in force as specified and implemented by the Corporation, the non-vested portion of a stock option will continue to vest to the extent earned as determined at the end of each respective performance period or as otherwise provided in the Performance Option award agreement, and will remain exercisable until the expiration date. In the event of such an employment termination by reason of a reduction in force, the named executive will not be subject to the non-competition and certain non-solicitation provisions contained in the award agreement.

Restricted Stock Units

All shares subject to restricted stock unit awards that are issued under our Plan will vest (i.e., will not be subject to forfeiture as the result of employment termination) upon the occurrence of any of the following events and will be delivered on the termination date, or as soon as administratively practical thereafter (but in no event later than the 15th day of the third month following that date):

•	termination of employment with the Corporation on or after age 65;

•

termination of employment with the Corporation on or after age 55 under circumstances which also satisfy the criteria for either “early retirement” or “incapacity retirement” under the Pension Plan, as in effect at that time; or

•	termination of employment with the Corporation by reason of death or as part of a reduction in force as specified and implemented by the Corporation.

In no event will any shares vest in the event employment with the Corporation is terminated for “cause” as defined in our Plan (see below) or if a named executive leaves the Corporation’s employment for any reason other than in connection with one of the special vesting events specified above.

In addition, if employment is terminated for “cause” or the named executive breaches the non-competition or proprietary information covenants (see below), then, in addition to awards being cancelled with respect to any unvested shares, the named executive will also forfeit all of his right, title and interest in and to any shares which have vested under existing awards and which are held by him at that time or are otherwise subject to deferred issuance. In addition, to the extent a named executive has sold any of his vested shares within the six month period ending with the date of the named executive’s termination for “cause” or breach of the non-competition or proprietary information covenants or at any time thereafter, then the named executive will be required to repay to the Corporation, within 10 days after receipt of written demand from the Corporation, the cash proceeds received upon each such sale, provided the demand is made by the Corporation within one year after the date of that sale.

In the event employment is terminated because of a reduction in force, the named executive will not be subject to the non-competition and certain non-solicitation provisions contained in the award agreement.

Performance Share Unit and CONSOL Stock Unit Awards

If a named executive’s employment with CONSOL or any affiliate is terminated:

•	on or after the date the named executive has reached the age of 55 by reason of an “Early Retirement” or “Incapacity Retirement;”

•	by reason of a “Normal Retirement;”

•	on account of death or Disability (other than an Incapacity Retirement); or

•	by reason of a reduction in force as specified and implemented by the Corporation prior to the payment date or the change in control payment date, as applicable, the named executive shall be entitled to retain his or her units and receive payment therefore to the extent earned and payable under the award.

However, in the case of a Disability, the named executive shall only be entitled to retain a prorated portion of the units determined at the end of the performance period and based on the number of complete months that the named executive worked in the performance period. If a named executive’s employment with CONSOL or any affiliate is terminated for any other reason, including by the named executive voluntarily, or by CONSOL with or without cause (other than in connection with a reduction in force as explained above), prior to the payment date or the change in control payment date, as applicable, the units awarded to the named executive shall be cancelled and forfeited.

In the event employment is terminated because of a reduction in force, the named executive will not be subject to the non-competition and non-solicitation provisions contained in the award agreement.

Equity Incentive Plan Definitions

The following definitions and provisions are set forth in our Plan:

“Cause” is defined, unless otherwise defined in the applicable award agreement, as a determination by the Compensation Committee that a person has committed an act of embezzlement, fraud, dishonesty or breach of fiduciary duty to the Corporation, deliberately and repeatedly violated the rules of the Corporation or the valid instructions of the Board or an authorized officer of the Corporation, made any unauthorized disclosure of any of the material secrets or confidential information of the Corporation, or engaged in any conduct that could reasonably be expected to result in material loss, damage or injury to the Corporation.

“Disability” is defined, unless otherwise defined in the applicable award agreement, as an award recipient’s inability, because of physical or mental incapacity or injury (that has continued for a period of at least 12 consecutive calendar months) to perform for the Corporation or an affiliate of the Corporation substantially the same services as he or she performed prior to incurring the incapacity or injury.

“Change in Control” and Restrictive Covenant Provisions - CONSOL Stock Options, Restricted Stock Units, Performance Share Units and CONSOL Stock Units

All stock options (including the Performance Options), restricted stock unit, performance share unit and CONSOL Stock Unit awards, whether or not vested, vest (and at target in the case of performance share unit and CONSOL Stock Unit awards) upon a “change in control,” which is defined under our Plan as (unless otherwise defined in the applicable award agreement) the earliest to occur of:

•

any one person (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, and any corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of Corporation stock), or more than one person acting as a group, is or becomes the beneficial owner of shares that, together with the shares held by that person or group, possess more than 50% of the total fair market value or total voting power of the Corporation’s shares;

•

a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

•	the sale of all or substantially all of the Corporation’s assets.

However, in the event the accelerated vesting of the awards, either alone or together with any other payments or benefits to which the named executive may otherwise become entitled from the Corporation in connection with the “change in control” would, in the Corporation’s good faith opinion, be deemed to be a parachute payment under Section 280G of the Code (or any successor provision), then, unless any agreement between the named executive and the Corporation provides otherwise, the number of options and restricted stock units which vest on this accelerated basis will be reduced to the extent necessary to assure, in the Corporation’s good faith opinion, that no portion of the accelerated award will be considered such a parachute payment.

All stock option and unit awards contain a covenant regarding confidential information and trade secrets, pursuant to which the recipient must agree, at any time during or after his or her employment with the Corporation, not to disclose or use for his or any other person or entity’s own benefit or purposes, other than the Corporation and its affiliates, any proprietary confidential information or trade secrets, which are unique to the Corporation and not generally known to the industry or the public. In addition, upon termination with the Corporation for any reason, the award recipient must immediately return all materials relating to the business of the Corporation and its affiliates, excluding personal notes, notebooks and diaries, and may not retain or use for such person’s own account at any time any trade names, trademarks or other proprietary business designation used or owned in connection with the business of the Corporation or its affiliates.

Supplemental Retirement Plan

If a participant’s employment with CONSOL or any subsidiary terminates for “cause” (which is defined to include a violation of any nonsolicitation, noncompetition or nondisclosure provision contained in any agreement entered into by and between a participant and CONSOL or any subsidiary), no benefits will be payable under the Supplemental Retirement Plan. Additionally, each participant will agree by participating in the Supplemental Retirement Plan that within ten (10) days after the date we provide the participant with a notice that there has occurred a termination on account of “cause,” the participant will pay to us in cash an amount equal to any and all distributions paid to or on behalf of such participant under the plan within the six (6) months prior to the date of the earliest breach. A forfeiture of Supplemental Retirement Plan benefits will also occur for certain cause events even if the event does not occur or is not discovered until after any termination of employment. Benefits under the Supplemental Retirement Plan will immediately vest upon death or disability of a participant or upon a “change in control” (as described below).

Further, the participant will be entitled to receive the vested benefits in a lump sum payment if the participant’s employment is terminated after, or in connection with, a “change of control” (as defined in the Supplemental Retirement Plan) on account of:

•	an involuntary termination associated with a “change in control” within the two year period after the “change in control,” or

•

a termination by CONSOL other than for “cause” or due to the participant’s death or disability that (A) occurs not more than three months prior to the date on which a “change in control” occurs or (B) is required by a third party who initiates a “change in control.”

The benefit will be calculated as if the participant terminated on the date of the change in control, but the participant will be considered only for purposes of applying the appropriate actuarial reduction to have a minimum age of 55 and a minimum of 20 years of credited service. Additional service credit will also be provided for the term of any payments under a participant’s CIC Agreement, if any, with the Corporation. See “Understanding our Pension Benefits Table” on page 62 for more information regarding the Supplemental Retirement Plan.

New Restoration Plan

In the event a participant in the New Restoration Plan terminates employment with the Corporation and its subsidiaries in connection with a “change in control” (as defined in the New Restoration Plan), the participant is entitled to a contribution to the New Restoration Plan for the year in which the termination occurs. If such termination occurs prior to September 30 of a calendar year, then such contribution will be based upon the participant’s base salary and target bonus for the year and, if such termination occurs on or after September 30 of a calendar year, such contribution will be based upon the participant’s base salary and actual bonus for the year. Notably, the same contribution treatment applies for participants who incur an involuntary termination of employment due to death, disability, incapacity retirement or reduction in force, and the same compensation treatment for terminations that occur on or after September 30 applies to participants who voluntarily resign from employment. If a participant’s employment terminates on account of “cause” (as defined in the New Restoration Plan), no benefits will be payable under the plan.

Severance Pay Plan For Salaried Employees

Eligible employees of CONSOL are entitled to receive benefits under the Severance Pay Plan immediately upon completion of one year of continuous service with CONSOL. Pursuant to the terms of the Severance Pay Plan, upon an involuntary termination that is part of a workforce reduction, the employee is entitled to one week’s compensation for each completed full year of continuous service, up to a maximum of 25 weeks’ compensation, subject to the Severance Pay Plan’s reemployment provisions described below. Benefits under the Severance Pay Plan do not apply where the employee is terminated for “cause” or resigns, or where such employee’s employment ends in connection with the sale of stock or all or part of the CONSOL asset and the employee is offered employment by the purchaser (or its affiliate) of the stock or all or part of the CONSOL asset.

Calculation of the one week’s compensation is made on the basis of straight time pay (excluding any bonus or overtime compensation) for such employee’s permanently assigned position. In addition to severance benefits, employees are granted any vacation pay to which they are entitled. Employees with less than one year of service are paid only up to and including the date of termination.

In the event that the terminated employee is re-employed as a full-time employee before the severance pay period has expired, the employee shall reimburse CONSOL for the amount of severance benefits which relate to the unexpired period. If the employee was granted vacation pay, the employee may, at his or her option, remit the vacation pay to CONSOL and schedule a later vacation at a time mutually agreed upon with CONSOL.

Employees will not be entitled to severance under this plan unless and until such employee executes, and does not revoke, a release, deemed satisfactory by the Corporation, waiving any and all claims against the Corporation, its affiliates and subsidiaries and all related parties.

ACCOUNTANTS AND AUDIT COMMITTEE

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management of CONSOL and Ernst & Young LLP (“E&Y”), the independent registered public accounting firm serving as the independent auditor of the Corporation for the fiscal year ended December 31, 2013, the audited financial statements of the Corporation for the fiscal year ended December 31, 2013 (the “Audited Financial Statements”). In addition, we have discussed with E&Y the matters required to be discussed relating to the conduct of the audit under the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) (Auditing Standard No. 16 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of the registered public accountant’s activities or access to requested information and any significant disagreements with management).

The Audit Committee also has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with that firm its independence from the Corporation and its subsidiaries. The committee also discussed with management of the Corporation and E&Y such other matters and received such assurances from them as we deemed appropriate.

Management is responsible for the Corporation’s internal controls and the financial reporting process. E&Y is responsible for performing an independent audit of CONSOL’s financial statements and of its internal control over financial reporting in accordance with generally accepted auditing standards and issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Based on the foregoing review and discussions with management and a review of the report of E&Y with respect to the Audited Financial Statements and the other matters described above, and relying thereon, the Audit Committee has recommended to the Board the inclusion of the Audited Financial Statements in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

Members of the Audit Committee:

Raj K. Gupta, Chairman
Philip W. Baxter
John T. Mills

The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of CONSOL under the Securities Act of 1933 or the Exchange Act, except to the extent that the Corporation specifically incorporates the Report by reference therein.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

E&Y was the independent registered public accounting firm selected by the Corporation’s Audit Committee as the independent auditor for the fiscal years ended December 31, 2013 and December 31, 2012.

The following table presents fees billed for professional audit services rendered by E&Y in connection with its audits of CONSOL’s annual financial statements for the years ended December 31, 2013 and December 31, 2012 and fees for other services rendered by E&Y during those periods.

	2013 (E&Y Fees)	2012 (E&Y Fees)
Audit Fees	$2,499,388	$2,399,210
Audit-Related Fees	$1,006,275	$39,000
Tax Fees	$213,201	$-
All Other Fees	$1,995	$1,995

Total	$3,720,859	$2,440,205

As used in the table above, the following terms have the meanings set forth below:

Audit Fees

The fees for professional services rendered in connection with the audit of CONSOL’s annual financial statements, for Sarbanes-Oxley attestation procedures, for the review of the financial statements included in CONSOL’s Quarterly Reports on Form 10-Q and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

The fees for assurance and related services that are reasonably related to the performance of the audit or review of CONSOL’s financial statements, and for work performed in 2013 relating to the Murray Transaction.

Tax Fees

The fees for professional services rendered for tax compliance, tax advice and tax planning in 2012, and in 2013, for work performed in connection with the Murray Transaction and a tax basis project.

All Other Fees

The fees for products and services provided, other than for the services reported under the headings “Audit Fees,” “Audit-Related Fees” and “Tax Fees.” These fees were for a subscription to E&Y’s GAAIT service, an electronic accounting and research tool offered by E&Y.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. All of the services performed by E&Y in 2013 and 2012 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. Proposed services may require specific pre-approval by the Audit Committee (e.g., annual financial statement audit services) or alternatively, may be pre-approved without consideration of specific case-by-case services (e.g., audit related and tax services). In either case, the Audit Committee must consider whether such services are consistent with SEC rules on auditor independence.

PROPOSAL NO. 2 - RATIFICATION OF ANTICIPATED APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee anticipates appointing Ernst & Young LLP as the independent registered public accounting firm to serve as the independent auditor for CONSOL in respect of the fiscal year ended December 31, 2014. The Audit Committee recommends that the shareholders of CONSOL ratify this anticipated appointment.

If the shareholders of CONSOL do not ratify the anticipated appointment of Ernst & Young LLP, the appointment of an independent registered public accounting firm to serve as the independent auditor for the fiscal year ending December 31, 2014 will be reconsidered by the Audit Committee.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to address the meeting and respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE

RATIFICATION OF THE ANTICIPATED APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT

AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

PROPOSAL NO. 3 - APPROVAL OF CONSOL’S EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Corporation is required to provide its shareholders with the opportunity to cast a non-binding advisory vote on compensation paid to our named executives. At our 2011 annual meeting of shareholders, our shareholders voted to conduct this advisory vote on an annual basis.

As described in detail in the “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate and retain key executives who drive our success and industry leadership. We achieve these objectives through compensation that:

•	links a significant portion of total compensation to performance which we believe will create long-term shareholder value;

•	consists primarily of stock-based compensation, which encourages our named executives to act as owners of the Corporation;

•	is tied to both overall corporate performance as well as individual performance (annual and long-term);

•	enhances retention in a highly competitive market by subjecting a significant portion of total compensation to multi-year vesting or performance conditions;

•	discourages unnecessary and excessive risk-taking; and

•	provides a competitive total pay opportunity.

The Compensation Committee continually reviews the compensation programs for our executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices. Please read “Compensation Discussion and Analysis” beginning on page 31, which describes the Corporation’s executive compensation program and the decisions made by the Compensation Committee in 2013 in more detail, including information about the fiscal year 2013 compensation paid to our named executives and how we responded to shareholder concerns.

CONSOL has had a consistent record of delivering solid financial results for our shareholders. For a discussion of the Corporation’s significant achievements in 2013, see “Compensation Discussion and Analysis - Executive Summary.” We believe that our executive compensation programs have played a material role in our ability (i) to drive the strong financial results described in “Compensation Discussion and Analysis” and (ii) to attract and retain a highly experienced, successful team to manage the Corporation.

We are asking our shareholders to indicate their support for the compensation paid to our named executives in 2013 as described in this Proxy Statement (including the Compensation Discussion and Analysis, the compensation tables and other related compensation disclosures required by Regulation S-K Item 402 and contained herein). This proposal is intended to give our shareholders the opportunity to express their views on the compensation paid to our named executives in 2013. This vote is not intended to address any specific item of compensation, but rather the overall compensation paid to our named executives, and the philosophy, policies and practices described in this Proxy Statement.

Accordingly, we ask our shareholders to vote “FOR,” on an advisory basis, the compensation paid to our named executives in 2013, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, and to adopt the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Corporation’s named executives, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion, is hereby APPROVED.”

As an advisory vote, your vote will not be binding on the Corporation, the Board or the Compensation Committee. However, our Board and our Compensation Committee, which is responsible for designing and administering the Corporation’s executive compensation program, value the opinions of our shareholders and to the extent there is any significant vote against the compensation paid to our named executives in 2013, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE COMPENSATION PAID TO OUR NAMED EXECUTIVES IN 2013, AS DISCLOSED IN THIS PROXY STATEMENT, PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER CONSOL ENERGY

EQUITY COMPENSATION PLAN

The following table summarizes the Corporation’s equity compensation plan information as of December 31, 2013.

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders as of 12/31/13	9,140,866	(1)	$38.12	(2)	6,072,413

Equity compensation plans not approved by security holders	-		-		-

Total	9,140,866		$38.12		6,072,413

(1)	Of this total, 4,777,266 are outstanding stock options, 802,804 are Performance Options, 881,570 are restricted stock units, 2,444 are deferred stock units, 2,676,782 are performance share units and CONSOL Stock Units (earned at maximum level).

(2)	The weighted-average exercise price does not take into account the restricted stock units, deferred stock units, performance share units or cash-settled phantom stock units.

The Plan was approved prior to CONSOL’s initial public offering by its then shareholders. In May 2005, the shareholders approved an amendment to the Plan, including an increase in the total number of shares of common stock that can be covered by grants, to 9,100,000 shares. In May 2006, there was a 2-for-1 stock split bringing the total number of shares of common stock that can be covered by grants to 18,200,000 shares and in April 2009, the shareholders approved an amendment to the Plan, including an increase in the total number of shares issuable under the Plan to 23,800,000, and in May 2012, the shareholders approved an amendment to the Plan, including an increase in the total number of shares issuable under the Plan to 31,800,000.

PROPOSAL NO. 4 - SHAREHOLDER PROPOSAL REGARDING POLITICAL CONTRIBUTIONS

We have been notified of the intention to present the following resolution, reproduced verbatim, at the Annual Meeting by the Comptroller of the State of New York, Thomas P. DiNapoli, as trustee of the New York State Common Retirement Fund (the “Fund”) and the administrative head of the New York State and Local Employees’ Retirement System and the New York State Police and Fire Retirement System, 633 Third Avenue – 31st Floor, New York, New York 10017. The Fund is the holder of 971,740 shares of our common stock. The Board and CONSOL accept no responsibility for the proposed resolution and supporting statement. A shareholder submitting a proposal must appear personally or by proxy at the meeting to move the proposal for consideration. As required by SEC rules, the resolution and supporting statement are printed below:

Resolved, that the shareholders of Consol Energy, (“Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1. Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2. Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

(a) The identity of the recipient as well as the amount paid to each; and

(b) The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website.

Stockholder Supporting Statement

As long-term shareholders of Consol Energy, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is in the best interest of the company and its shareholders and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Consol Energy contributed at least $2,777,383 in corporate funds since the 2003 election cycle. (CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http://followthemoney.org)

However, relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Qualcomm, Exelon, Merck and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

END OF SHAREHOLDER PROPOSAL

CONSOL’S STATEMENT IN OPPOSITION TO THE SHAREHOLDER PROPOSAL NO. 4

Your Board of Directors carefully considered this proposal and believes that it is not in the best interests of the Corporation or our shareholders at this time to prepare and publish a report containing the information in the form and manner requested by the proposal. The Board recommends a vote AGAINST this proposal for the following reasons:

•

The shareholders wisely defeated this same proposal last year. The proponent made a virtually identical proposal last year and our shareholders, for essentially the reasons we set forth below, overwhelmingly defeated it with only 16.5% of votes cast for the proposal.

•	CONSOL needs to be an effective participant in the legislative and regulatory process.

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CONSOL’s gas and coal businesses are subject to extensive regulation and, as discussed in our Form 10-K at pages 33 and 36-38, the possibility exists that additional regulations could be adopted relating to greenhouse gases, carbon sequestration, emissions from coal-fired power plants, among others, which could adversely affect our business.

¡

We believe it is the best interests of our shareholders to make corporate political contributions to candidates and political organizations when such contributions are consistent with business objectives and are permitted by federal, state and local laws.

¡

We do this by contributing prudently to state and local candidates and by contributing to political organizations and trade associations when we believe such contributions advance CONSOL’s business objectives and the interests of our shareholders, and we disclose these contributions in accordance with applicable law. Federal campaign contributions cannot be made from corporate funds, but rather can only be given from employee funds contributed to CONSOL’s corporate PAC. The PAC’s receipts and disbursements are regularly reported and disclosed on the Federal Election Commission’s website.

•	CONSOL has already adopted a policy regarding the reporting of political expenditures, which includes public disclosure and the involvement of the Board of Directors.

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CONSOL’s Board of Directors has adopted a Code of Employee Business Conduct and Ethics, a copy of which is posted on our website that applies to all employees of CONSOL. Section 9 (Political Contributions) provides that no employee shall make a contribution of CONSOL funds, property or services to any political party or committee or to any candidate except for lawful contributions to support or oppose public referenda or similar ballot issues or lawful political contributions unless they have been reviewed by appropriate officers of CONSOL, who will advise the Board.

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CONSOL’s PAC disbursements are publicly available at www.fec.gov and CONSOL’s corporate political contributions are publicly available and easily accessible on the internet from state campaign finance reporting agencies.

¡	Significant public information about our contributions is already publicly available, as demonstrated by the proponent’s references to publicly available amounts of contributions made by CONSOL.

•	Political contributions are an insignificant portion of CONSOL’s revenues as well as of CONSOL’s expenditures.

¡	In each of the last three fiscal years, both CONSOL’s revenues and its total expenses have been in excess of $3 billion.

¡	The amount of CONSOL’s political contributions represents an insignificant portion of its total annual revenues as well as of its total annual costs.

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In making political contributions, CONSOL is committed to complying with all applicable federal, state and local campaign finance and lobbying laws, including laws requiring public disclosure of political contributions and lobbying expenses to state and federal agencies.

•	CONSOL’s contribution reporting policy includes disclosure of aggregate political expenditures through trade associations.

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We participate in certain industry trade and similar organizations with purposes that include, but are not limited to, enhancement of the public image of the gas and coal industries, education about these industries and issues which affect them and industry best practices and standards. On some occasions, one or more of these organizations may choose to exercise its right to engage in political activity.

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Consistent with CONSOL’s contribution policy, the aggregate amount of dues to major trade associations used to participate or intervene in any political campaign on behalf of or in opposition to any candidate for public office will be published in our annual Corporate Responsibility Report. Thus, we do not believe additional disclosures requested by the Proposal are in the best interests of our shareholders.

IN CONCLUSION, WE AGAIN DO NOT BELIEVE IT TO BE IN THE SHAREHOLDERS’ BEST INTERESTS TO EXPEND CORPORATE FUNDS AND TIME TO COMPILE THE ADDITIONAL REQUESTED DISCLOSURES. IF IT IS PROPERLY PRESENTED AT THE ANNUAL MEETING, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL AND WILL SO VOTE PROXIES RECEIVED THAT DO NOT OTHERWISE SPECIFY.

PROPOSAL NO. 5 - SHAREHOLDER PROPOSAL REGARDING CLIMATE CHANGE REPORT

We have been notified of the intention to present the following resolution, reproduced verbatim, at the Annual Meeting by Mr. Andrew Behar, care of the As You Sow Foundation, 311 California Street, Suite 510, San Francisco, CA 94104. Mr. Behar is the beneficial holder of 85 shares of our common stock. The Board and CONSOL accept no responsibility for the proposed resolution and supporting statement. A shareholder submitting a proposal must appear personally or by proxy at the meeting to move the proposal for consideration. As required by SEC rules, the resolution and supporting statement are printed below:

Carbon Asset Risk

WHEREAS:

In recognition of the need to address climate change and minimize global temperature rise, nearly every national government has agreed that “deep cuts in greenhouse gas emissions (GHG) are required;” and that “the increase in global temperature should be below 2 degrees Celsius.”

The International Energy Agency (IEA) states that “No more than one-third of proven reserves of fossil fuels can be consumed prior to 2050 if the world is to achieve the 2 degrees Celsius goal, unless carbon capture and storage technology is widely deployed.”

To achieve a 66 percent probability of not exceeding a global temperature rise above 2 degrees Celsius, the Intergovernmental Panel on Climate Change estimates that approximately 987 gigatons of carbon dioxide can be emitted through 2100. The IEA states that total proven reserves of coal, oil, and natural gas, represent approximately 2,860 gigatons of potential CO2 emissions.

Goldman Sachs states “most thermal coal growth projects will struggle to earn a positive return for their owners” and finds that even when carbon prices are low, “the downside risks of future regulation can offset the cost advantage of thermal coal relative to alternative energy sources.”

HSBC indicates that declining coal demand after 2020, due in part to efforts to address climate change, could reduce the current discounted cash flow valuation of coal producers by 44%.

The World Bank and European Investment Bank have recently placed restrictions on the financing of coal projects.

Given the growing public concern about climate change, investors are concerned that actions to significantly reduce GHG emissions could reduce the value of CONSOL Energy’s coal and gas reserves and/or related infrastructure before the end of their expected useful life.

Investors require additional information on how CONSOL is preparing for potential scenarios in which demand for coal and gas is greatly reduced due to regulation or other climate-associated drivers. Without additional disclosure, shareholders are unable to determine whether CONSOL is adequately managing these risks or seizing related opportunities.

RESOLVED:

Shareholders request CONSOL to prepare a report by September 2014, omitting proprietary information and prepared at reasonable cost, on the company’s goals and plans to address global concerns regarding fossil fuels and their contribution to climate change, including analysis of long and short term financial and operational risks to the company.

SUPPORTING STATEMENT:

We recommend the report include:

•

Risks and opportunities associated with various low-carbon scenarios, including reducing GHG emissions by 80 percent by 2050, as well as a scenario in which global coal demand declines due to evolving policy, technology, or consumer responses to address climate change;

•	Whether and how the company’s capital allocation plans account for the risks and opportunities in these scenarios;

•	Plans to manage these risks, such as diversifying its business by investing in lower-carbon energy sources, or returning capital to shareholders;

•	Assumptions regarding deployment of CCS;

•	The Board of Directors’ role in overseeing capital allocation and climate risk reduction strategies.

END OF SHAREHOLDER PROPOSAL

CONSOL’S STATEMENT IN OPPOSITION TO THE SHAREHOLDER PROPOSAL NO. 5

Your Board of Directors carefully considered this proposal and believes that it is not in the best interests of the Corporation or our shareholders at this time to prepare and publish a report containing the information in the form and manner requested by the proposal. The Board recommends a vote AGAINST this proposal for the following reasons:

•	Although As You Sow claims it wants a report on the risks of being a fossil fuel producer, it is an advocate for divesting fossil fuel stocks.

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Among other matters, As You Sow has created a Coal Divestment Toolkit: Moving Endowments Beyond Coal for student organizers to use to persuade their universities to divest coal company investments and reinvest.

¡	In addition, As You Sow’s website proclaims “[w]e are proud to be collaborating with the following groups to support fossil fuel divestment and responsible re-investment…”

•

Our shareholders defeated a substantially similar proposal last year. The proponent made a substantially similar proposal last year and our shareholders, for essentially what we believe are the reasons we set forth below, overwhelmingly defeated it with only 16.2% approval of the votes cast for the proposal.

•

We practice responsible use of our land and other natural resources which is reflected in our Environmental Management System (“EMS”), in our research and development (“R&D”) and numerous other environmental projects.

¡	Our EMS addresses our goal to operate in an environmentally sound, reliable and efficient manner. There are three core principles of our EMS – to avoid impacts, minimize impacts, and mitigate impacts.

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CONSOL maintains the largest private research and development facility in the U.S. coal and gas industry that is devoted exclusively to coal and energy utilization and improving energy efficiency and reducing pollution. The activities of the R&D facility include coal-fueled power plant emissions reduction, GHG emissions reduction, and ambient air quality.

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In 2013, CONSOL was a founding member of the Center for Sustainable Shale Development, a collaboration of environmental organizations, philanthropic foundations, and energy companies from across the Appalachian Basin. The aim of this organization is to ensure the safe and environmentally responsible development of abundant shale resources. Through the development of rigorous performance standards, coupled with third-party evaluation to certify companies that achieve and maintain these standards, we aim to further increase stakeholder acceptance of natural gas production. We are committed to achieving certification of all performance standards in 2014. Our participation in this effort builds upon the high expectations we set for ourselves.

•

We already publish a Corporate Responsibility report and provide extensive public disclosures in our Form 10-K regarding our plans to address concerns regarding climate change and related risks and the long- and short-term financial and operational risks to the company of concerns regarding CONSOL’s operations and potential climate change consequences.

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CONSOL has produced the “2012 Corporate Responsibility Report” (the “CRR”) which is publicly available on our website at www.consolenergy.com. The CRR provides detailed information directly responsive to the proposal with regard to CONSOL’s goals and plans to address global concerns regarding fossil fuels (specifically related to our coal and natural gas operations) and their contribution to climate change. In addition to emphasizing that air and GHG emissions are material concerns for CONSOL, the “Environment at CONSOL Energy” section of the CRR outlines specific initiatives undertaken by CONSOL to reduce its own carbon footprint as well as to assist our customers with these issues.

¡	Our Form 10-K contains numerous disclosures on GHG including the following:

➢	“Regulation of greenhouse gas emissions as well as uncertainty concerning such regulation could adversely impact the market for natural gas and coal and the regulation of greenhouse gas emissions may increase our operating costs and reduce the value of our natural gas and coal assets” on page 33 of our Form 10-K.

➢

“The characteristics of coal may make it costly for electric power generators and other coal users to comply with various environmental standards regarding the emissions of impurities released when coal is burned which could cause utilities to replace coal-fired power plants with alternative fuels. In addition, various incentives have been proposed to encourage the generation of electricity from renewable energy sources. A reduction in the use of coal for electric power generation could decrease the volume of our coal sales and adversely affect our results of operation” on page 32 of our Form 10-K.

➢	“For drilling and mining operations, CONSOL Energy must obtain, maintain, and renew governmental permits and approvals which if we cannot obtain in a timely manner would reduce our production, cash flow and results of operations” on page 35 of our Form 10-K.

➢	“Existing and future government laws, regulations and other legal requirements relating to protection of the environment, and others that govern our business may increase our costs of doing business for coal and may restrict our coal operations” on pages 35-36 of our Form 10-K.

•	The proposal has already been implemented through compliance with applicable laws and regulations.

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CONSOL is engaged in a highly regulated business which regulations are described in significant detail on pages 24-28 of the Form 10-K. We are also subject to extensive disclosure requirements pursuant to the rules and regulations of the SEC.

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The proposal requests that CONSOL provide an “analysis of long and short term financial and operational risks to the company” related to “global concerns regarding fossil fuels and their contribution to climate change.” Among other disclosure requirements, SEC Regulation S-K, Items 101 (Description of Business), 103 (Legal Proceedings), 303 (Management’s Discussion and Analysis of Financial Condition and Results of Operations) and 503(c) (Risk Factors) require CONSOL to provide disclosure in its public filings with the SEC that is substantially similar to the information requested in the proposal.

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In Commission Guidance Regarding Disclosure Related to Climate Change, Exchange Act Release No. 61469 (Feb. 2, 2010), the SEC underscored the possible need to include climate change disclosure to the Regulation S-K items referenced above. Accordingly, CONSOL has already addressed and publicly disclosed the matters sought by the proposal regarding financial and operational risks to the Company in its public filings.

•	The proposal is overreaching, unnecessary and unlikely to be prepared at a reasonable cost.

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While the proposal is couched with the words “prepared at reasonable cost,” we believe that it would require the Corporation to engage in pure speculation on a variety of matters outside of its control and would not be prepared at a reasonable cost. Speculative elements include, for example, (i) determining future possible restrictions on carbon emissions, (ii) allocating these future possible restrictions to geographic regions in which our customers reside and (iii) if regulations on carbon emissions were enacted and if such regulations were in geographic areas in which our customers reside, the reaction and conduct of our customers in response to any such regulations on carbon emissions. We do not see any clear path, let alone one involving only “reasonable cost,” for creating “risks and opportunities associated with various low carbon scenarios” based on what political bodies such as the United States Congress, state legislatures or foreign governments are likely to do in the future, nor to predict future administrative actions or the validity of future administrative actions regarding climate change and fossil fuels. For example, European leaders have scrapped per-nation caps on carbon emissions and there are reports that they may be retreating from green energy mandates. See “Europe Starts to Run, Not Walk, Away from Green Economics” in Investors Business Daily Editorial dated February 5, 2014 http://news.investors.com/ibd-editorials/020514-689033-europe-finds-anti-co2-policies-are-destroying-the-economy.htm

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The International Energy Agency issued a special report in June 2013 entitled Redrawing the Energy-Climate Map. It identified four pragmatic measures – improving efficiency, limiting the construction of and use of the least-efficient coal-fired power plants, minimizing methane emissions in upstream oil and gas, and reforming the fossil fuel subsidies – that could halt the increase of emissions by 2020 without harming economic growth. Energy efficiency was identified as the largest, untapped potential for minimizing climate emissions – some two-thirds of the potential.

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Thus, it is not a certainty that there will be a long-term substantial diminution in the demand for coal and natural gas and the future may hold more promise for coal and natural gas than risk. The requested report would require considerable guessing and speculation about the future of not just coal, but all fossil fuels and not just their use in the U.S., but globally. Thus we believe that such a speculative study would not be a good use of CONSOL’s resources nor of benefit to our shareholders.

IN CONCLUSION, WE AGAIN DO NOT BELIEVE IT TO BE IN THE SHAREHOLDERS’ BEST INTERESTS TO EXPEND CORPORATE FUNDS AND TIME ENGAGING IN SUCH VARIED SPECULATIVE SCENARIOS. IF IT IS PROPERLY PRESENTED AT THE ANNUAL MEETING, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL AND WILL SO VOTE PROXIES RECEIVED THAT DO NOT OTHERWISE SPECIFY.

PROPOSAL NO. 6 - SHAREHOLDER PROPOSAL REGARDING AN INDEPENDENT BOARD CHAIR

We have been notified of the intention to present the following resolution, reproduced verbatim, at the Annual Meeting by the Comptroller of New York City, John C. Liu, 1 Centre Street, New York, New York, as trustee of the New York City Employees’ Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers’ Retirement System, and the New York City Police Pension Fund, and as custodian of the New York City Board of Education Retirement System (collectively, the “Funds”). The Funds are the holders of an aggregate 530,726 shares of our common stock. The Board and CONSOL accept no responsibility for the proposed resolution and supporting statement. A shareholder submitting a proposal must appear personally or by proxy at the meeting to move the proposal for consideration. As required by SEC rules, the resolution and supporting statement are printed below:

Independent Board Chair

Submitted by John C. Liu, Comptroller, New York City, on behalf of the New York City Pension Funds

RESOLVED:

Shareholders of Consol Energy, Inc. request that the Board of Directors adopt a policy that the Chair of the Board of Directors shall be an independent director who is not a current or former employee of the company, and whose only nontrivial professional, familial or financial connection to the corporation or its CEO is the directorship. The policy should be implemented so as not to violate existing agreements and should allow for departure under extraordinary circumstances such as the unexpected resignation of the chair.

SUPPORTING STATEMENT

The role of the CEO is to run the company. The role of the board of directors is to provide independent oversight of management and the CEO.

At present, the Company’s CEO also serves as chairman of the board, a conflict of interest that we believe can result in excessive management influence on the board and weaken the board’s independent oversight of management. The consequences can include higher executive compensation, lower shareholder returns, more aggressive risk-taking, and ultimately less sustainable companies for the long-term.

According to a June 2012 study of 180 North American companies with market capitalization over $20 billion (“The Costs of a Combined Chair/CEO,” GMI Ratings), shareholders pay out more when there is a non-independent chair at the helm. The median total compensation paid to a combined chair/CEO was $16.1 million, 73% more than the $9.3 million paid in total to the positions of CEO and an independent chair.

Companies with a separate chair (independent or non-independent) and CEO also appear to perform better and to be more sustainable over the longer term, according to the GMI study. The 5-year total shareholder return was found to be 28% higher, and the GMI risk ratings lower, at these companies.

Board leadership structure in the U.S. is trending towards an independent chair. Twenty-one percent of S&P 500 companies now have an independent chair compared to 9% in 2003 (Spencer Stuart Board Index). Approximately 73% of directors on boards with an independent chair believe that their companies benefited from the split (Survey, 2008 Public US National Association of Corporate Directors) and more than 88% of senior financial executives believe the positions should be separated (Grant Thornton, 2009 Survey).

Despite these strides, the U.S. lags the rest of the world in adopting this best practice. Companies with independent board chairs comprise 76% of FTSE 100 index in the United Kingdom, 55% of the Toronto Stock Exchange 60, and 50% for German DAX 30 index, according to findings by Deloitte (Board Leadership: A Global Perspective, 2011).

We urge shareholders to support this proposal for an independent board chairman.

END OF STOCKHOLDER PROPOSAL

CONSOL’S STATEMENT IN OPPOSITION TO THE SHAREHOLDER PROPOSAL NO. 6

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

•	One size does not fit all companies.

¡	CONSOL’s Board believes that it is in the best position to continue to make the decision on whether or not to have a non-executive chairman based on then existing circumstances and experience.

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We believe that inflexibly mandating these future determinations, as advocated by the proponent, would inadvisably limit Board discretion and permanently disqualify current or former executives from serving as Chairman, potentially depriving the Board of the most qualified and appropriate person to lead the Board as Chairman.

•	CONSOL’s Board leadership structure already provides the independent oversight over management that is sought by the proposal.

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The central tenet of this shareholder proposal is to require oversight of management and the CEO by an independent director. Our Board is structured such that 75% of our current Directors are independent under the listing standards of the New York Stock Exchange, including our Lead Independent Director.

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All members of our Audit Committee, Compensation Committee and Nominating and Governance Committee are independent. This means that oversight of critical matters such as the integrity of CONSOL’s financial statements, capital structure, executive compensation, the nomination of Directors, and evaluation of the Board and key Committees is entrusted to independent Directors. Additionally, each Committee has unfettered access to management, as well as the authority to retain independent legal, accounting and other experts to advise the Board. The Committee Chairs, all of whom are independent, approve agendas and materials for their Committee meetings.

•	Our Lead Independent Director provides independent Board leadership. Among other things, he:

¡	Acts as a liaison between the Chairman and CEO and the independent Directors;

¡	Presides at all meetings of the Board at which the Chairman and CEO is not present, including executive sessions of the independent Directors;

¡	Reviews Board meeting agendas and schedules;

¡	Reviews Board meeting materials and considers whether there are any particular risks on which the Board should focus at meetings;

¡	Is authorized to direct the Chairman and CEO or Corporate Secretary to call a special meeting of the independent Directors;

¡	Authorized to consult directly with major stockholders, when requested and appropriate to do so; and

¡	Will perform other duties as directed by the Board.

•

Our Lead Independent Director in accordance with NYSE standards has no professional, familial or financial connection to CONSOL other than in connection with his Directorship and satisfies the proponent’s request for a leader that is “an independent director…whose only nontrivial professional, familial or financial connection to the corporation or its CEO is the directorship” (quoting from the Proponent’s resolution).

•	The proponent’s supporting data does not tell the whole story; instead, the proponent cites broad statistics that are not tailored to CONSOL’s business and operations.

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Proponent’s statistics related to higher shareholder returns include companies with non-independent chairs. The proponent in arguing for a separate, independent chair points to studies on higher shareholder return. However, the proponent admits that the statistics it cites include companies with non-independent chairs. It is unclear how this supports implementing an independent chair.

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CONSOL’s lack of a rigid policy with respect to separating the Chairman and CEO positions is in line with the vast majority of S&P 500 companies. The proponent cites data indicating that 21% of S&P 500 companies now have an independent chair. However, only 4% of S&P 500 companies report having the same type of formal policy being advocated by the proponent (2013 Spencer Stuart Board Index). We also note that at approximately 69% of the 100 largest public companies in America (Shearman & Sterling, 2013 Corporate Governance of the Largest US Public Companies) the same person served as Chief Executive Officer and Chairman. As discussed above, our Board does not believe that implementing a strict policy requiring the separation of the Chairman and CEO roles would be good business judgment.

Our Board has determined that the most effective leadership model for CONSOL currently is that Mr. Harvey should serve as both Chairman and Chief Executive Officer. We respectfully believe that, in fact and theory, the proponent’s inflexible “one-size-fits all” formulaic approach to corporate governance is not in CONSOL’s best interests. Rather, we believe that the better and more reasoned approach to corporate governance and oversight is to exercise prudent business judgment by assessing what is the ideal board and management structure for a company based on the facts and circumstances relevant at any given time – which is exactly what our Board has done.

IN CONCLUSION, WE AGAIN DO NOT BELIEVE IT TO BE IN THE SHAREHOLDERS’ BEST INTERESTS TO IMPLEMENT A “ONE-SIZE-FITS ALL” FORMULAIC APPROACH TO CORPORATE GOVERNANCE THAT REQUIRES AN INDEPENDENT CHAIRMAN. IF IT IS PROPERLY PRESENTED AT THE ANNUAL MEETING, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL AND WILL SO VOTE PROXIES RECEIVED THAT DO NOT OTHERWISE SPECIFY.

ADDITIONAL MATTERS

Shareholder Proposals for Inclusion in Next Year’s Proxy Statement or Presentation at Next Year’s Annual Meeting

Any proposal submitted by a shareholder for inclusion in the next Annual Meeting Proxy Statement must (a) conform to the requirements of Rule 14a-8 promulgated under the Exchange Act and (b) be received by the Corporate Secretary of CONSOL at our principal executive offices no later than November 28, 2014. Any such proposal should be addressed to the Corporate Secretary, CONSOL Energy Inc., 1000 CONSOL Energy Drive, Canonsburg, PA 15317. There is more information below regarding the content of proposals.

CONSOL’s Amended and Restated Bylaws require that all shareholder proposals to be submitted at the Annual Meeting, but not included in the Corporation’s Proxy Statement, be received by the Corporate Secretary of CONSOL as written notice no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting, together with certain information specified in the Amended and Restated Bylaws. If the date of the Annual Meeting is more than 30 days before or more than 60 days after the anniversary date, notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to the Annual Meeting and not later than the close of business on the later of the 90th day prior to the Annual Meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by CONSOL.

General Information Regarding the Requirements for Shareholder Nominations of Directors

Shareholders who intend to nominate a person for election as a Director must submit a notice disclosing certain information regarding the nominee, including the principal occupations or employment of such person during the past five years and evidence of the nominating shareholder’s ownership of CONSOL stock including, among other things:

•	the name and address of the shareholder as it appears on CONSOL’s books, and of such beneficial owner;

•	the class and number of shares of CONSOL and of any derivative instruments thereof which are owned beneficially and of record by the shareholder;

•

any other information relating to the shareholder or beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for, as applicable, the proposal and/or for the election of directors in a contested election;

•	a representation that such owner intends to appear in person or by proxy at the meeting to propose such nomination; and

•

a representation whether the shareholder or beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of CONSOL’s outstanding capital stock required to elect the nominee and/or (b) otherwise solicit proxies from shareholders in support of such nomination.

In addition, the notice must be accompanied by a statement of the nominee indicating his or her willingness to serve if elected, and a questionnaire, representation and agreement as described in the Corporation’s Amended and Restated Bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address and the same last name by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Corporation and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once shareholders have received notice from their broker or the Corporation that materials will be sent in the householding manner to the shareholder’s address, householding will continue until otherwise notified or until the shareholder revokes such consent. If, at any time, shareholders no longer wish to participate in householding and would prefer to receive a separate proxy statement, they should notify their broker if shares are held in a brokerage account or the Corporation if holding registered shares. The Corporation will deliver promptly upon written or oral request a separate copy of the annual report or proxy statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. Any such notice should be addressed to the Investor Relations department of CONSOL Energy Inc., 1000 CONSOL Energy Drive, Canonsburg, PA 15317, or notice may be given by calling CONSOL at (724) 485-8800:

•	to receive a separate copy of an annual report or proxy statement for this meeting;

•	to receive separate copies of those materials for future meetings; or

•	if the shareholder shares an address and wishes to request delivery of a single copy of annual reports or proxy statements if now receiving multiple copies of annual reports or proxy statements.

Other

The Board knows of no other proposals that may properly be presented for consideration at the Annual Meeting but, if other matters do properly come before the Annual Meeting, the persons named in the proxy will vote your shares according to their best judgment.

By the Order of the Board of

Directors of CONSOL Energy Inc.

APPENDIX A

We define EBITDA as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization.

Reconciliations for the 2013 Performance Period of the Short-Term Plan Awards

•

Target EBITDA (2013). Our annual EBITDA goal for the 2013 performance period was 50% of $913,358,000 which was calculated as follows: Net Income ($99,089,000), plus net interest expense ($204,448,000), minus income taxes ($31,555,000), plus DD&A ($641,376,000).

•

EBITDA (2013) – Adjusted per STIC. Pursuant to the STIC program document for the 2013 performance period, certain specified adjustments are permitted to be made to the final EBITDA calculation. An adjustment for expenses associated with reorganizations and/or restructuring programs was made to the EBITDA calculation. Accordingly, the initial adjusted EBITDA for the 2013 performance period of $1,851,074,000 (see below) was increased by $4,731,000 to $1,855,805,000 for purposes of the performance condition.

•	EBITDA (2013). For information on the calculation of our EBITDA for 2013 of $1,851,074,000, please refer to the “EBIT and EBITDA Table” on page A-3.

•

Net Income (2013) – Adjusted per STIC. Pursuant to the STIC program document for the 2013 performance period, certain specified adjustments are permitted to be made to the final Net Income calculation. An adjustment for expenses associated with reorganizations and/or restructuring programs was made to the Net Income calculation. Accordingly, the initial Net Income for the 2013 performance period of $660,442,000 was increased by $2,838,600 (net of tax) to $663,280,600 for purposes of the performance condition.

Reconciliations for the 2012-2013 Performance Period of the 2012-2013 Special Performance Share Unit (“PSU”) Award

•

Target EBITDA (2012-2013). Our three-year EBITDA goal for the 2012-2013 performance period was 50% of $3,238,347,000 which was calculated as follows: Net Income ($1,059,385,000), plus net interest ($435,184,000), plus income taxes ($345,527,000), plus DD&A ($1,398,251,000).

•

EBITDA (2012-2013) – Adjusted Per PSU. Pursuant to the PSU program document for the 2012-2013 performance period, certain specified adjustments are permitted to be made to the final EBITDA calculation. For the 2012-2013 performance period, EBITDA was $3,162,648,000. See “EBIT and EBITDA Table” on page A-3 for reconciliation. The following formulaic adjustments were then made to the EBITDA calculation: (i) fluctuations in natural gas prices and (ii) expenses associated with reorganizations. These adjustments are made on an annual basis and are consistently applied year-to-year. Accordingly, the initial adjusted EBITDA for the 2012-2013 performance period of $3,162,648,000 was increased by $467,430,890 to $3,630,078,890 for purposes of the performance condition.

•

Net Income (2013) – Adjusted per PSU. Pursuant to the PSU program document for the 2012-2013 performance period, certain specified adjustments are permitted to be made to the final Net Income calculation. The following formulaic adjustments were then made to the Net Income calculation: (i) fluctuations in natural gas prices and (ii) expense associated with reorganizations. Accordingly, the initial adjusted Net Income for the 2012-2013 performance period of $1,048,912,000 was increased by $280,458,534 (net of tax) to $1,329,370,534 for purposes of the performance condition.

Reconciliations for the 2011-2013 Performance Period of the 2011-2013 Long-Term Incentive Program (“LTIP”) Awards

•

Target EBITDA (2011-2013). Our three-year EBITDA goal for the 2011-2013 performance period was 50% of $5,409,386,000 which was calculated as follows: Net Income ($1,599,380,000), plus net interest ($884,994,000), plus income taxes ($508,880,000), plus DD&A ($2,416,132,000).

•

EBITDA (2011-2013) – Adjusted Per LTIP. Pursuant to the LTIP program document for the 2011-13 performance period, certain specified adjustments are permitted to be made to the final EBITDA calculation. The first adjustments add back any charges incurred for loss on debt extinguishment and impairment of long-lived assets. For the 2011-2013 performance period, the initially adjusted EBITDA was $4,940,330,000. See “EBIT and EBITDA Table” on page A-3 for reconciliation. The following formulaic adjustments were then made to the EBITDA calculation: (i) fluctuations in natural gas prices and (ii) expenses associated with reorganizations. These adjustments are made on an annual basis and are consistently applied year-to-year. Accordingly, the initial adjusted EBITDA for the 2011-2013 performance period of $4,940,330,000 was increased by $513,313,004 to $5,453,643,004 for purposes of the performance condition.

•

Net Income (2011-2013) – Adjusted Per LTIP. Pursuant to the LTIP program document for the 2011-2013 performance period, certain specified adjustments are permitted to be made to the final Net Income calculation. Accordingly, Net Income for the 2011-2013 performance period was increased from $1,681,409,000 to $1,989,396,802. This increase to Net Income was attributable to the following formulaic adjustments, which are permitted by the terms of the program document: (i) fluctuations in natural gas prices and (ii) expenses associated with reorganizations. These adjustments are made on an annual basis and are consistently applied year-to-year.

•	ROCE (2011-2013). ROCE calculated at 13.86%

	2011	2012	2013
	(000 Omitted, except percentages)
Total Assets	12,298,155	12,598,305	12,032,288
Less: Total Current Liabilities	1,526,591	1,387,748	1,253,535
Add: Current Portion of Debt	264,737	48,548	43,930
Less: Long-Term Liabilities	7,498,115	7,428,242	6,298,734
Add: Long-Term Portion of Debt	3,181,781	3,176,005	3,169,074
Total Capital Employed	6,719,967	7,006,867	7,693,023
Net Income	632,497	388,073	659,056
Income Tax Expense (Benefit)	155,456	109,201	356,704
Marginal Tax Rate	19.73%	21.96%	35.12%
Financing Costs:
Interest on Third-Party Debt	252,378	246,831	251,971
All Other Financing Costs	41,780	21,854	26,201
Total Financing Costs	294,158	268,685	278,172
Total Financing Costs (After-Tax)	236,123	209,682	180,486
Add: Adjustment for Flux in gas prices	36,830	160,934	166,412
Add: Adjustment for reorganizations	—	—	3,070
Add: Adjustment for Unusual, Infrequent, or Non-recurring items	134,513	76,740	82,677
Earnings Excluding Financing Costs	1,039,963	835,429	1,091,701
Average Capital Employed	6,719,967	7,006,867	7,693,023
YTD ROCE	15.48%	11.92%	14.19%

EBIT AND EBITDA TABLE

(000 OMITTED, EXCEPT PER SHARE DATA)

	2011	2012	2013
Net Income Attributable to CONSOL Energy Inc. Shareholders	$632,497	$388,470	$660,442
Less: Income (Loss) from Discontinued Operations	$49,178	($70,114)	($579,792)
Add: Interest Expense	$248,344	$220,042	$219,198
Less: Interest Income	($8,919)	($28,937)	($15,889)
Add: Income Taxes	$191,251	$88,728	($33,189)
Add: Loss on Debt Extinguishment	$16,090
Earnings Before Interest & Taxes (EBIT) from Continuing Operations	$1,128,441	$598,189	$250,770

Income (Loss) from Discontinued Operations	($49,178)	$70,114	$579,792
Add: Interest Expense from Discontinued Operations		$18	$3
Add: Income Taxes from Discontinued Operations	($35,795)	$20,473	$389,893
Add: Abandonment of Long-Lived Assets	$115,817

Earnings Before Interest & Taxes (EBIT) from Discontinued Operations	$30,844	$90,605	$969,688

Earnings Before Interest & Taxes (EBIT)	$1,159,285	$688,794	$1,220,458

Earnings Before Interest & Taxes (EBIT) from Continuing Operations	$1,128,441	$598,189	$250,770
Add: Depreciation, Depletion & Amortization (DD&A)	$430,577	$427,115	$461,122

Earnings Before Interest, Taxes and DD&A (EBITDA) from Continuing Operations	$1,559,018	$1,025,304	$711,892

Earnings Before Interest & Taxes (EBIT) from Discontinued Operations	$30,844	$90,605	$969,688
Add: Depreciation, Depletion & Amortization from Discontinued Operations	$187,820	$195,665	$169,494

Earnings Before Interest, Taxes and DD&A (EBITDA) from Discontinued Operations	$218,664	$286,270	$1,139,182

Earnings Before Interest, Taxes and DD&A (EBITDA)	$1,777,682	$1,311,574	$1,851,074

CONSOL Energy Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 7, 2014.

Vote by Internet
• Go to www.envisionreports.com/CNX
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals —						+
1.	The Board recommends a vote FOR all nominees.
	Election of Directors:	01 - J. Brett Harvey	02 - Nicholas J. Deluliis	03 - Philip W. Baxter	04 - James E. Altmeyer, Sr.	05 - Alvin R. Carpenter
		06 - William E. Davis	07 - Raj K. Gupta	08 - David C. Hardesty, Jr.	09 - Maureen E. Lally-Green	10 - John T. Mills
		11 - William P. Powell	12 - Joseph T. Williams

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05	06	07	08	09	10	11	12
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

2.	The Board recommends a vote FOR Proposal 2.				4.	The Board recommends a vote AGAINST Proposal 4.
		For	Against	Abstain			For	Against	Abstain
	Ratification of Anticipated Selection of Independent Auditor: Ernst &Young LLP.	☐	☐	☐		A Shareholder Proposal Regarding Political Contributions.	☐	☐	☐
3.	The Board recommends a vote FOR Proposal 3.				5.	The Board recommends a vote AGAINST Proposal 5.
		For	Against	Abstain			For	Against	Abstain
	Approval of Compensation Paid in 2013 to CONSOL Energy Inc.’s Named Executives.	☐	☐	☐		A Shareholder Proposal Regarding a Climate Change Report.	☐	☐	☐
					6.	The Board recommends a vote AGAINST Proposal 6.
							For	Against	Abstain
						A Shareholder Proposal Regarding an Independent Board Chairman.	☐	☐	☐

PLEASE DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT

Please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so your shares may be represented at the Annual Meeting. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — CONSOL Energy Inc.	+

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 7, 2014

PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints J. Brett Harvey, Stephen W. Johnson and Stephanie L. Gill, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares, on all matters designated on the reverse side or otherwise properly presented at the Annual Meeting of Shareholders of CONSOL Energy Inc., as the undersigned may be entitled to vote at the Annual Meeting of Shareholders of CONSOL Energy Inc. to be held on May 7, 2014 at 10:00 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, Wright Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231, and any postponement or adjournment thereof, with all powers that the undersigned would possess if personally present.

This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted “FOR” the election of nominees in proposal 1, “FOR” ratification of Ernst & Young LLP in proposal 2, “FOR” the approval of compensation paid in 2013 to CONSOL Energy Inc.’s named executives in proposal 3, “AGAINST” the shareholder proposal regarding political contributions in proposal 4, “AGAINST” the shareholder proposal regarding a climate change report in proposal 5, and “AGAINST” the shareholder proposal regarding an independent board chairman in proposal 6, and the proxies are authorized, in accordance with their judgment, to vote upon such other matters as may properly come before the meeting and any postponement or adjournment thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance	☐
Mark box to the right if
you plan to attend the
Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, trustee, administrator or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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CONSOL Energy Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals —						+
1.	The Board recommends a vote FOR all nominees.
	Election of Directors:	01 - J. Brett Harvey	02 - Nicholas J. Deluliis	03 - Philip W. Baxter	04 - James E. Altmeyer, Sr.	05 - Alvin R. Carpenter
		06 - William E. Davis	07 - Raj K. Gupta	08 - David C. Hardesty, Jr.	09 - Maureen E. Lally-Green	10 - John T. Mills
		11 - William P. Powell	12 - Joseph T. Williams

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05	06	07	08	09	10	11	12
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

2.	The Board recommends a vote FOR Proposal 2.				4.	The Board recommends a vote AGAINST Proposal 4.
		For	Against	Abstain			For	Against	Abstain
	Ratification of Anticipated Selection of Independent Auditor: Ernst &Young LLP.	☐	☐	☐		A Shareholder Proposal Regarding Political Contributions.	☐	☐	☐
3.	The Board recommends a vote FOR Proposal 3.				5.	The Board recommends a vote AGAINST Proposal 5.
		For	Against	Abstain			For	Against	Abstain
	Approval of Compensation Paid in 2013 to CONSOL Energy Inc.’s Named Executives.	☐	☐	☐		A Shareholder Proposal Regarding a Climate Change Report.	☐	☐	☐
					6.	The Board recommends a vote AGAINST Proposal 6.
							For	Against	Abstain
						A Shareholder Proposal Regarding an Independent Board Chairman.	☐	☐	☐

PLEASE DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT

Please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so your shares may be represented at the Annual Meeting.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — CONSOL Energy Inc.	+

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 7, 2014

PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints J. Brett Harvey, Stephen W. Johnson and Stephanie L. Gill, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares, on all matters designated on the reverse side or otherwise properly presented at the Annual Meeting of Shareholders of CONSOL Energy Inc., as the undersigned may be entitled to vote at the Annual Meeting of Shareholders of CONSOL Energy Inc. to be held on May 7, 2014 at 10:00 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, Wright Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231, and any postponement or adjournment thereof, with all powers that the undersigned would possess if personally present.

This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted “FOR” the election of nominees in proposal 1, “FOR” ratification of Ernst & Young LLP in proposal 2, “FOR” the approval of compensation paid in 2013 to CONSOL Energy Inc.’s named executives in proposal 3, “AGAINST” the shareholder proposal regarding political contributions in proposal 4, “AGAINST” the shareholder proposal regarding a climate change report in proposal 5, and “AGAINST” the shareholder proposal regarding an independent board chairman in proposal 6, and the proxies are authorized, in accordance with their judgment, to vote upon such other matters as may properly come before the meeting and any postponement or adjournment thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, trustee, administrator or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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